Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AMPLIFY ENERGY CORP.,

AMPLIFY DJ OPERATING LLC,

AMPLIFY PRB OPERATING LLC,

NORTH PEAK OIL & GAS, LLC,

CENTURY OIL AND GAS SUB-HOLDINGS, LLC

AND,

SOLELY FOR THE LIMITED PURPOSES SET FORTH HEREIN,

JUNIPER CAPITAL ADVISORS, L.P.

AND

THE SPECIFIED COMPANY ENTITIES SET FORTH ON SCHEDULE A HEREIN

DATED AS OF JANUARY 14, 2025

TABLE OF CONTENTS

Page

Article I CERTAIN DEFINITIONS		2

1.1	Certain Definitions	2
1.2	Interpretation	22

Article II THE MERGERS; EFFECTS OF THE MERGERS		24

2.1	The Mergers	24
2.2	Closing	24
2.3	Effect of the Mergers	24
2.4	Organizational Documents	25
2.5	Directors and Officers of the Surviving Entities	25
2.6	Governance	26

Article III AGGREGATE MERGER CONSIDERATION; EXCHANGE PROCEDURES		26

3.1	Effect of the Mergers on Equity	26
3.2	Distribution Cooperation	28
3.3	Appraisal Rights	29

Article IV REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES		29

4.1	Organization, General Authority and Standing	29
4.2	Capital Structure	30
4.3	Acquired Company Subsidiaries; Equity Interests	31
4.4	Authority; Execution and Delivery; Enforceability	31
4.5	No Conflicts; Consents	32
4.6	Financial Statements; Undisclosed Liabilities	33
4.7	Information Supplied	34
4.8	Absence of Certain Changes or Events	34
4.9	Taxes	34
4.10	Labor Relations	36
4.11	Employee Benefits	38
4.12	Title to Properties; Oil and Gas Property Matters	40
4.13	Certain Payment Matters	42
4.14	Wells and Equipment	43
4.15	Company Rights-of-Way	44
4.16	Reserve Report	44
4.17	Material Contracts	45
4.18	Litigation	47
4.19	Compliance with Laws; Permits	48
4.20	Environmental Matters	49

- i -

4.21	Indebtedness	50
4.22	Material Customers and Material Suppliers	50
4.23	Intellectual Property	50
4.24	Insurance	51
4.25	Regulatory Matters	51
4.26	Brokers and Other Advisors	52
4.27	Related Party Transactions	52

Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS		52

5.1	Organization, General Authority and Standing	52
5.2	Capital Structure	53
5.3	Parent Subsidiaries; Equity Interests	54
5.4	Capitalization of Merger Subs; Business Conduct	54
5.5	Authority; Execution and Delivery; Enforceability	54
5.6	No Conflicts; Consents	55
5.7	SEC Documents; Undisclosed Liabilities	56
5.8	Information Supplied	57
5.9	Absence of Certain Changes or Events	58
5.10	Taxes	58
5.11	Labor Relations	60
5.12	Employee Benefits	61
5.13	Title to Properties; Oil and Gas Properties	62
5.14	Certain Payment Matters	64
5.15	Wells and Equipment	65
5.16	Parent Rights-of-Way	66
5.17	Reserve Report	66
5.18	Material Contracts	67
5.19	Litigation	68
5.20	Compliance with Laws; Permits	68
5.21	Environmental Matters	69
5.22	Indebtedness	70
5.23	Material Customers and Material Suppliers	70
5.24	Intellectual Property	70
5.25	Insurance	71
5.26	Regulatory Matters	71
5.27	Brokers and Other Advisors	71
5.28	Opinion of Financial Advisor	71
5.29	Related Party Transactions	72
5.30	Stockholder Rights Plan; Takeover Laws	72
5.31	Form S-3	72
5.32	Valid Issuance	72

Article VI COVENANTS		72

6.1	Conduct of Business by the Acquired Companies	72

- ii -

6.2	Conduct of Business by Parent	76
6.3	Consummation of the Mergers	80
6.4	No Solicitation by the Acquired Companies	81
6.5	No Solicitation by Parent and Parent Change in Recommendation	82
6.6	Access to Information; Confidentiality	86
6.7	Public Statements	88
6.8	Takeover Laws	89
6.9	Obligations of Merger Subs	89
6.10	Indebtedness	89
6.11	Indemnification; Directors’ and Officers’ Insurance	90
6.12	Employee Matters	92
6.13	Transaction Litigation	94
6.14	Preparation of Proxy Statement	94
6.15	Parent Stockholders Meeting; Other Approvals	96
6.16	Tax Matters	97
6.17	Termination of Certain Related Party Contracts	99
6.18	Notice of Changes	99
6.19	Form S-3	100
6.20	Parent Charter Amendment	100
6.21	Cash Contribution	100
6.22	Insurance	100

Article VII CONDITIONS TO CONSUMMATION OF THE MERGERS		101

7.1	Mutual Closing Conditions	101
7.2	Conditions to Parent’s and Merger Subs’ Obligations to Effect the Mergers	101
7.3	Conditions to the Acquired Companies’ Obligations to Effect the Mergers	102
7.4	Frustration of Closing Conditions	103

Article VIII TERMINATION		103

8.1	Termination of Agreement	103
8.2	Procedure Upon Termination	104
8.3	Effect of Termination	104
8.4	Fees and Expense Reimbursement	105

Article IX MISCELLANEOUS		107

9.1	No Survival	107
9.2	Amendment, Supplement or Waiver	107
9.3	Counterparts	107
9.4	Notices	107
9.5	Assignment	108
9.6	Entire Understanding: No Third-Party Beneficiaries	108
9.7	Severability	109
9.8	Governing Law; Venue; Waiver of Jury Trial	109
9.9	No Recourse	110

- iii -

9.10	Affiliate Liability	110
9.11	Specific Performance	111
9.12	No Other Representations or Warranties	111
9.13	Conflicts and Privilege	112
9.14	Release	113

- iv -

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 14, 2025 (this “Agreement”), is entered into by and among (a) Amplify Energy Corp., a Delaware corporation (“Parent”), (b) Amplify DJ Operating LLC, a Delaware limited liability company and indirect wholly owned Subsidiary of Parent (“First Merger Sub”), (c) Amplify PRB Operating LLC, a Delaware limited liability company and indirect wholly owned Subsidiary of Parent (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”), (d) North Peak Oil & Gas, LLC, a Delaware limited liability company (“NPOG”), (e) Century Oil and Gas Sub-Holdings, LLC, a Delaware limited liability company (“COG” and, together with NPOG, each, an “Acquired Company” and, collectively, the “Acquired Companies”), (f) Juniper Capital Advisors, L.P., a Delaware limited partnership, solely for purposes of Section 3.2, Section 6.4, Section 6.7, Section 6.16, Section 6.21, Section 6.22, Section 9.6, Section 9.13 and Section 9.14 herein (the “Members’ Representative”), and (g) each of the Persons set forth on Annex A attached hereto, solely for purposes of Section 8.4 (the “Specified Company Entities”). Each of Parent, First Merger Sub, Second Merger Sub, the Acquired Companies and, solely for the limited purposes set forth herein, Members’ Representative and the Specified Company Entities, are referred to herein, collectively, as the “Parties” and each, a “Party”.

RECITALS

WHEREAS, (a) Parent owns all of the issued and outstanding limited liability company interests of Amplify Energy Holdings LLC, a Delaware limited liability company (“Amplify Holdings”), (b) Amplify Holdings owns all of the issued and outstanding limited liability company interests of Amplify Acquisitionco LLC, a Delaware limited liability company (“Amplify Acquisitionco”), (c) Amplify Acquisitionco owns all of the issued and outstanding limited liability company interests of Amplify Energy Operating LLC, a Delaware limited liability company (“Amplify Opco”), and (d) Amplify Opco owns all of the issued and outstanding limited liability company interests of the Merger Subs;

WHEREAS, the Parties wish to effect at the Effective Time: (a) the merger (the “NPOG Merger”) of First Merger Sub with and into NPOG in accordance with the Delaware Limited Liability Company Act (as amended, the “DLLCA”), with NPOG being the surviving entity and an indirect, wholly owned subsidiary of Parent and (b) the merger (the “COG Merger” and, together with the NPOG Merger, the “Mergers”) of Second Merger Sub with and into COG in accordance with the DLLCA with COG being the surviving entity and an indirect, wholly owned subsidiary of Parent;

WHEREAS, in connection with the Mergers, at the Effective Time, the Company Units issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive the Aggregate Merger Consideration upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, (a) North Peak Oil & Gas Holdings, LLC, a Delaware limited liability company (“NPOG Parent”), as the sole member of NPOG, and (b) Century Oil and Gas Holdings, LLC, a Delaware limited liability company (“COG Parent”), as the sole member of COG, in each case, has approved and adopted this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions contained herein, concurrently with the execution of this Agreement (such approvals set forth in the foregoing clauses (a) and (b), collectively, the “Acquired Companies Equityholder Approval”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Mergers and the issuance of Parent Common Stock pursuant to this Agreement (the “Parent Stock Issuance”), are advisable, fair to, and in the best interests of Parent and its stockholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Mergers and the Parent Stock Issuance, (c) approved the execution, delivery and performance by Parent of this Agreement, including the Mergers and the Parent Stock Issuance, upon the terms and subject to the conditions contained herein, (d) directed that this Agreement be submitted to the holders of Parent Common Stock at the Parent Stockholders Meeting to approve the Parent Stock Issuance, and (e) resolved to recommend that the holders of Parent Common Stock approve the Parent Stock Issuance (the “Parent Board Recommendation”), subject to the terms and conditions in this Agreement; and

WHEREAS, Parent, as the sole member of Amplify Holdings, as the sole member of Amplify Acquisitionco, as the sole member of Amplify Opco and as the sole member of the Merger Subs has (a) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are advisable, fair to, and in the best interests of the Merger Subs and Amplify Opco, as the sole member of the Merger Subs, and (b) approved, and has caused Amplify Opco to approve, the execution and delivery by the Merger Subs of this Agreement, the performance by the Merger Subs of their covenants and agreements contained herein and the consummation of the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
CERTAIN DEFINITIONS

1.1           Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Acquired Companies Equityholder Approval” has the meaning set forth in the Recitals.

“Acquired Companies Credit Agreement” means, collectively, (a) the Senior Secured First Lien Revolving Credit Agreement, dated as of October 18, 2022, as amended by (i) that certain First Amendment to Senior Secured First Lien Revolving Credit Agreement, dated as of July 19, 2023, (ii) that certain Second Amendment to Senior Secured First Lien Revolving Credit Agreement, dated as of December 11, 2023, (iii) that certain Third Amendment to Senior Secured First Lien Revolving Credit Agreement, dated as of April 24, 2024, and (iv) that certain Fourth Amendment to Senior Secured First Lien Revolving Credit Agreement, dated as of January 13, 2025 by and among North Peak Oil & Gas Holdings, LLC, North Peak Oil & Gas, LLC, Zions Bancorporation, N.A. dba Amegy Bank, as administrative agent, and the lenders party thereto, (b) the Senior Secured First Lien Term Loan Credit Agreement, dated as of August 29, 2022, as amended by (i) that certain First Amendment to Senior Secured First Lien Term Loan Credit Agreement, dated as of July 19, 2023, (ii) that certain Second Amendment to Senior Secured First Lien Term Loan Credit Agreement, dated as of December 11, 2023, (iii) that certain Third Amendment to Senior Secured First Lien Term Loan Credit Agreement, dated as of April 24, 2024, and (iv) that certain Fourth Amendment to Senior Secured First Lien Term Loan Credit Agreement and Limited Waiver, dated as of January 13, 2025 by and among North Peak Oil & Gas Holdings, LLC, North Peak Oil & Gas, LLC, Alter Domus (US) LLC, as administrative agent and as collateral agent, and the lenders party thereto, (c) the Note Purchase Agreement, dated as of October 7, 2021, as amended by that certain (i) Limited Waiver to Note Purchase Agreement dated as of June 27, 2024, (ii) Limited Waiver and Amendment No. 1 to the Note Purchase Agreement, dated as of October 22, 2024, and (iii) Amendment No. 2 to the Note Purchase Agreement, dated as of January 11, 2025 by and between Navigation Powder River, LLC and the purchasers party thereto, pursuant to which, among other things, Navigation Powder River, LLC issued its Senior Secured Revolving Notes due October 7, 2024, and (d) the Note Purchase Agreement, dated as of October 7, 2021, as amended or otherwise modified by that certain (i) Limited Waiver to Note Purchase Agreement dated as of June 27, 2024, (ii) Limited Waiver and Amendment No. 1 to the Note Purchase Agreement, dated as of October 22, 2024, and (iii) Amendment No. 2 to Note Purchase Agreement, dated as of January 11, 2025 by and between Navigation Powder River, LLC and the purchasers party thereto, pursuant to which, among other things, Navigation Powder River, LLC issued its Senior Subordinated Term Notes due October 7, 2025.

“Acquired Company” or “Acquired Companies” has the meaning set forth in the Preamble.

“Acquired Company Group” means, collectively, the Acquired Companies and their respective Subsidiaries.

“Acquired Company LLC Agreements” means, collectively, the NPOG LLCA and the COG LLCA.

“Acquired Company Subsidiary” means each Subsidiary of the Acquired Companies.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including, but not limited to, voting securities, by contract or agency or otherwise; provided, however¸ that notwithstanding anything to the contrary contained herein, other than for purposes of the definition of Company Expenses, Section 4.26 (Broker and Other Advisors), Section 6.4 (No Solicitation by the Acquired Companies), Section 6.6(c) (Confidentiality), Section 6.10(b) (Indebtedness), Section 6.17 (Termination of Certain Related Party Contracts), Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), Section 6.21 (Cash Contribution), Section 6.22 (Insurance), Section 8.4 (Fees and Expense Reimbursement), Section 9.9 (No Recourse), Section 9.10(a) (Affiliate Liability) and Section 9.14 (Release), no member of the Juniper Group will be deemed to be an Affiliate of any member of the Acquired Company Group or the Members’ Representative for any purpose of this Agreement. For purposes of this Agreement: (i) Parent and the Parent Subsidiaries shall not be considered Affiliates of the Acquired Company Group and (ii) the Acquired Company Group shall not be considered Affiliates of Parent and the Parent Subsidiaries.

“Aggregate Merger Consideration” has the meaning set forth in Section 3.1(b)(i).

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 6.16(h).

“Amplify Acquisitionco” has the meaning set forth in the Recitals.

“Amplify Holdings” has the meaning set forth in the Recitals.

“Amplify Opco” has the meaning set forth in the Recitals.

“Anti-Corruption Laws” has the meaning set forth in Section 4.19(b).

“APDs” has the meaning set forth in Section 4.19(e).

“Benefit Plan” means (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), (b) any bonus, incentive, deferred compensation, termination, hospitalization or other medical, dental, vision, accident, disability, life insurance, vacation, paid time off or other fringe benefit plan, program, policy, agreement or arrangement, or any employment, change in control, retention or severance, profit sharing, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit or other equity or equity-based compensation plan, program, policy, agreement or arrangement and (c) any other compensation or benefit plan, policy, program, Contract, agreement or arrangement.

“Business Day” means any day other than Saturday, Sunday or a day on which the SEC or commercial banks in New York, New York are authorized or required by Law to close.

“Business Employees” has the meaning set forth in Section 4.10(b).

“Certificates of Merger” has the meaning set forth in Section 2.2(b).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“CO2” means carbon dioxide.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“COG” has the meaning set forth in the Preamble.

“COG Certificate of Merger” has the meaning set forth in Section 2.2(b).

“COG LLCA” means that certain Limited Liability Company Agreement of COG, effective as of January 6, 2025.

“COG Merger” has the meaning set forth in the Recitals.

“COG Parent” has the meaning set forth in the Recitals.

“COG Surviving Entity” has the meaning set forth in Section 2.1(b).

“COG Units” means all of the issued and outstanding limited liability company interests of COG, as defined in the COG LLCA.

“Company Alternative Proposal” means any bona fide Contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of the Parent Subsidiaries) involving: (A) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of the Acquired Companies or any Acquired Company Subsidiary (including capital stock of or ownership interest in any Subsidiary) that generated 15% or more of Acquired Company Group’s net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect, (B) any direct or indirect acquisition of beneficial ownership by any Person or group of 15% or more of the total voting power or of any class of equity interests of the Acquired Companies or any of the Acquired Company Subsidiaries or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the total voting power or of any class of equity interests of the Acquired Companies or any of the Acquired Company Subsidiaries or (C) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Acquired Companies that is structured to permit any Person or group to acquire beneficial ownership of 15% or more of the Acquired Companies’ and the Acquired Company Subsidiaries’ assets or equity interests.

“Company Balance Sheet” has the meaning set forth in Section 4.6(a).

“Company Benefit Plan” means a Benefit Plan that is (i) maintained, sponsored, or contributed to (or required to be contributed to) for the benefit of the Business Employees, (ii) maintained, sponsored or contributed to (or required to be contributed to) by the Acquired Companies or any Acquired Company Subsidiary, or (iii) under or with respect to which the Acquired Companies or any Acquired Company Subsidiary has any current or contingent liability.

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Expenses” means all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of the Acquired Companies and their Affiliates) incurred by the Acquired Companies or on their behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions and ancillary documents related thereto, any litigation with respect thereto, the filing of any required notices under any antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Mergers and the other transactions contemplated by this Agreement; provided that Company Expenses shall not exceed an aggregate amount equal to $800,000.

“Company Financial Statements” has the meaning set forth in Section 4.6(a).

“Company Intellectual Property” has the meaning set forth in Section 4.23.

“Company Leased Real Property” has the meaning set forth in Section 4.12(b).

“Company Marketing Contract” has the meaning set forth in Section 4.17(a)(xiii).

“Company Material Adverse Effect” means any change, event, effect or occurrence that (a) has a material adverse effect on the business, assets, financial condition or results of operations of the Acquired Company Group, taken as a whole, or (b) prevents the consummation of the Mergers, provided that in the case of clause (a), none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: any change, event, effect or occurrence that results from or arises in connection with (A) (I) the oil and gas exploration and production industry generally; (II) the natural gas gathering, compressing, treating, processing and transportation industry generally; (III) the natural gas liquids fractionating and transportation industry generally; (IV) the crude oil and condensate logistics and marketing industry generally; and (V) the natural gas marketing and trading industry generally (including in each case changes in the Laws affecting such industries), (B) general U.S. or global economic or regulatory, legislative or political conditions (or changes therein) or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, commodity prices, credit markets and price levels or trading volumes), (C) any change or prospective change in applicable Law or GAAP (or interpretation or enforcement thereof), (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or any epidemics, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism or any epidemics, (E) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster or any other national or international calamity or crises, (F) the failure, in and of itself, of any member of the Acquired Company Group to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of any securities or indebtedness of the Acquired Companies or any Acquired Company Subsidiaries or the credit rating of the Acquired Companies (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency and consummation of any of the transactions contemplated hereby, including the Mergers, or any Proceeding in respect of this Agreement or any of the transactions contemplated hereby, (H) the compliance with the covenants contained in this Agreement and any loss of or change in relationship with any customer, supplier, vendor or other business partner, or departure of any employee or officer, of the Acquired Companies or of any Acquired Company Subsidiary, (I) (1) any action taken by the Acquired Companies or any Acquired Company Subsidiary at Parent’s written request or with Parent’s written consent or (2) the failure to take any action by the Acquired Companies or any Acquired Company Subsidiary if that action is prohibited by this Agreement to the extent that Parent fails to give its written consent after receipt of a request therefor and (J) the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, provided that the exceptions set forth in clauses (A), (B), (C), (D) and (E) shall not be excluded to the extent such effect has disproportionately affected the Acquired Companies or any Acquired Company Subsidiary when compared to other Persons operating in the same industries.

“Company Material Customers” has the meaning set forth in Section 4.22(a).

“Company Material Suppliers” has the meaning set forth in Section 4.22(b).

“Company Owned Real Property” has the meaning set forth in Section 4.12(b).

“Company Permits” has the meaning set forth in Section 4.19(d).

“Company Permitted Liens” means, collectively:

(a)            to the extent waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any Contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

(b)            contractual or statutory mechanic’s, materialman’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising in the ordinary course of business for amounts not yet delinquent and Liens for Taxes or assessments that are not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the consolidated financial statements of the Acquired Companies in accordance with GAAP;

(c)            lease burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

(d)            (A) contractual or statutory Liens securing obligations for labor, services, materials and supplies furnished to mineral interests, or (B) Liens on pipeline or pipeline facilities that arise out of operation of Law, or (C) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, Contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business;

(e)            Liens incurred in the ordinary course of business on cash or securities pledged in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and Contracts entered into in the ordinary course of business (including lessee and operator obligations under statute, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters) or to secure obligations on surety or appeal bonds;

(f)             pre-judgment Liens and judgment Liens in existence less than 15 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance;

(g)            rights reserved to or vested in any Governmental Entity to control or regulate any member of the Acquired Company Group’s properties or assets in any manner;

(h)            Liens existing on the date of this Agreement securing any Indebtedness;

(i)             all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Acquired Companies or of any Acquired Company Subsidiary that are customarily granted in the oil and gas industry and do not (i) materially interfere with the operation, value or use of the property or asset affected or (ii) increase the burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

(j)             such title defects as Parent (in the case of title defects with respect to properties or assets of any member of the Acquired Company Group) has expressly waived in writing; and

(k)            all other Liens, defects and irregularities not arising in connection with Indebtedness, and any encroachments, overlapping improvements, and other state of facts as would be shown on an accurate survey of any real property, that are not such as to materially interfere with the operation, value or use of the property or asset affected.

“Company Real Property Lease” has the meaning set forth in Section 4.12(b).

“Company Released Parties” has the meaning set forth in Section 9.14(b).

“Company Releasing Parties” has the meaning set forth in Section 9.14(a).

“Company Reserve Auditor” has the meaning set forth in Section 4.16(a).

“Company Reserve Report” has the meaning set forth in Section 4.16(a).

“Company Rights-of-Way” has the meaning set forth in Section 4.15.

“Company Specified Contract” has the meaning set forth in Section 4.17(a).

“Company Termination Fee” has the meaning set forth in Section 8.4(i).

“Company Units” means, collectively, the NPOG Units and the COG Units.

“Confidentiality Agreement” has the meaning set forth in Section 6.6(c).

“Consent” has the meaning set forth in Section 4.5(b).

“Continuation Period” has the meaning set forth in Section 6.12(b).

“Continuing Employee” has the meaning set forth in Section 6.12(b).

“Contract” has the meaning set forth in Section 4.5(a).

“Creditors’ Rights” has the meaning set forth in Section 4.4(a).

“Debt Refinancing” means any debt financing to be provided by the Debt Refinancing Sources which is sufficient to fully satisfy all outstanding indebtedness (including, without limitation, all principal, interest, fees (including prepayment fees), costs, and expenses) under and terminate all commitments and other extensions of credit under the Parent Credit Agreement and the Acquired Companies Credit Agreement (in each case other than contingent obligations not then due and payable, and obligations in respect of letters of credit and hedging arrangements with respect to which arrangements will be made to the satisfaction of the applicable issuing banks and hedge counterparties, respectively, and Parent) on or prior to the Closing Date.

“Debt Refinancing Sources” means Persons unaffiliated with Parent, the Subsidiaries of Parent and/or any member of the Acquired Company Group engaged for any and all purposes of the Debt Refinancing, together with their and their affiliates’ respective affiliates, officers, directors, employees, controlling persons, agents and representatives and their successors and permitted assigns, including any successors or permitted assigns of each of the foregoing.

“Derivative Transaction” means any forward, future, hedge, swap, collar, put, call, floor, cap, option or other Contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons and produced Hydrocarbons, that binds a Person or any of its assets.

“Designated Equityholders” means Century Oil and Gas Holdings, LLC, a Delaware limited liability company, and North Peak Oil & Gas Holdings, LLC, a Delaware limited liability company.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“DLLCA” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 2.2(b).

“Environmental Law” means any Law enacted and in effect on or prior to the Closing Date that relates to pollution, protection of human health and safety (with respect to exposure to Hazardous Materials) or protection of the environment or natural resources.

“Environmental Permit” means any permit, license, consent, certification, registration, variance, exemption, approval or other authorization issued or required under any Environmental Law.

“Equityholders” has the meaning set forth in Section 3.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., as amended.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a et seq., as amended, and the rules and regulations promulgated thereunder.

“FERC” means the Federal Energy Regulatory Commission or any successor thereto.

“Filed Parent SEC Documents” has the meaning set forth in Article V.

“First Merger Sub” has the meaning set forth in the Preamble.

“FPA” means the Federal Power Act of 1920, 16 U.S.C. §§ 791a, et seq., as amended, and its implementing regulations.

“Fraud” means actual fraud by a Party, which involves an actual and intentional misrepresentation or omission of a material fact with respect to the making of any representation or warranty set forth in (a) Article IV or confirmed in the certificate delivered by the Acquired Companies at Closing pursuant to Section 7.2(c), or (b) Article V or confirmed in the certificate delivered by Parent, First Merger Sub and Second Merger Sub at Closing pursuant to Section 7.3(c) as applicable; provided, that such actual and intentional misrepresentation or omission of such Party shall only be deemed to exist if such Party had actual knowledge (as opposed to imputed or constructive knowledge) that such representation was false when made, with the specific intent to induce the other Parties to enter into or consummate the transactions contemplated by this Agreement, including the Mergers, and such other Parties actually relied on such representation or warranty to their detriment; provided, further, that fraud does not include any claim based on negligent misrepresentation, recklessness or any equitable fraud or promissory fraud.

“GAAP” has the meaning set forth in Section 4.6(a).

“Gibson Dunn” has the meaning set forth in Section 9.13.

“Governmental Entity” has the meaning set forth in Section 4.5(b).

“Hazardous Material” means any substance, material or waste that is listed, defined, designated, classified or otherwise regulated as “hazardous,” “toxic,” a “pollutant” or a “contaminant,” or words of similar meaning and regulatory effect, or for which standards of conduct or liability may be imposed, pursuant to any Environmental Law, including Hydrocarbons and any other petroleum and petroleum byproducts, naturally occurring radioactive minerals, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and asbestos.

“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, casinghead gas, condensate, drip gas and natural gas liquids (including coalbed gas), ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“ICA” means the Interstate Commerce Act, 49 U.S.C. § 1, et seq., as amended, and its implementing regulations.

“Immaterial Inaccuracies” means any inaccuracies in the representations and warranties of the Acquired Companies in Section 4.2(a) or of Parent in Section 5.2(a) that individually or in the aggregate are immaterial relative to the total fully diluted equity capitalization of the Acquired Companies or Parent, as applicable.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; provided, however, that Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnification Expenses” has the meaning set forth in Section 6.11(a).

“Indemnified Parties” has the meaning set forth in Section 6.11(a).

“Intellectual Property” means all intellectual property rights in the following: (a) trademarks, service marks, trade dress, logos, slogans, domain names, trade names and corporate names, all applications and registrations for the foregoing, including all renewals of the same, and together with the goodwill associated therewith; (b) patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (c) confidential information, trade secrets and know-how; and (d) copyrightable works of authorship, copyrights, industrial designs and other design rights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Issuing Authority” has the meaning set forth in Section 4.12(g).

“Judgment” means any judgment, order, award, ruling, injunction, writ or decree of a Governmental Entity.

“Juniper Group” means (a) Juniper Capital Investments, LLC, (b) any of Juniper Capital Investments, LLC’s Affiliates, (c) any fund, investment account or other investment vehicle managed, advised or sponsored by Juniper Capital Advisors, L.P. or Juniper Capital Investment Management, L.P. (other than the Acquired Company Group), and (d) each investor in any of the foregoing.

“Knowledge” means the actual knowledge, after reasonable inquiry, of, in the case of the Acquired Company Group or any member thereof, the individuals listed in Section 1.1 of the Company Disclosure Letter and, in the case of Parent and the Merger Subs, the individuals listed on Section 1.1 of the Parent Disclosure Letter.

“Labor Agreement” has the meaning set forth in Section 4.10(c).

“Law” means any law, rule, regulation, ordinance, act, statute, code, Judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance, provided that “Lien” shall not include any license or any option or other covenant with respect to any Intellectual Property.

“Management Companies” means Century Natural Resources, LLC and Boomtown Oil, LLC.

“Material Company Insurance Policies” has the meaning set forth in Section 4.24.

“Measurement Date” has the meaning set forth in Section 5.2(a).

“Members” means the members of the Acquired Companies.

“Members’ Representative” has the meaning set forth in the Recitals.

“Members’ Returns” has the meaning set forth in Section 6.16(b).

“Merger Subs” has the meaning set forth in the Preamble.

“Mergers” has the meaning set forth in the Recitals.

“MLA” has the meaning set forth in Section 4.12(g).

“MMcf” means million cubic feet.

“NGA” means the Natural Gas Act of 1938, 15 U.S.C. § 717 et seq., as amended, and its implementing regulations.

“NGPA” means the Natural Gas Policy Act of 1978, 15 U.S.C. §§ 3302-3432, as amended, and FERC’s implementing regulations thereunder.

“Non-PEO Plan” means each Company Benefit Plan other than a PEO Plan.

“NPOG” has the meaning set forth in the Preamble.

“NPOG Certificates of Merger” has the meaning set forth in Section 2.2(b).

“NPOG LLCA” means that certain Amended and Restated Limited Liability Company Agreement of NPOG, effective as of August 29, 2022.

“NPOG Merger” has the meaning set forth in the Recitals.

“NPOG Parent” has the meaning set forth in the Recitals.

“NPOG Surviving Entity” has the meaning set forth in Section 2.1(a).

“NPOG Units” means all of the issued and outstanding limited liability company interests of NPOG, as defined in the NPOG LLCA.

“NYSE” means the New York Stock Exchange.

“Occurrence-Based Policies” has the meaning set forth in Section 6.22.

“Oil and Gas Leases” means all Hydrocarbon and mineral leases and subleases, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests and other rights to Hydrocarbons in place, and mineral servitudes, and all leases, subleases, licenses or other occupancy or similar agreements under which a Person acquires or obtains operating rights in and to Hydrocarbons or any other real property which is material to the operation of such Person’s business.

“Oil and Gas Properties” means (a) all direct and indirect interests in and rights with respect to Hydrocarbons and similar properties of any kind and nature, including Oil and Gas Leases, mineral interests and operating rights, and the interests in lands covered thereby or pooled, communitized or unitized therewith and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests and the interests in lands covered thereby or pooled, communitized or unitized therewith (including all Oil and Gas Leases, operating agreements, pooling, communitization or unitization agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, back-in interests, reservations, and concessions, (b) easements, rights-of-way, licenses, permits, surface use agreements and other surface interests used in connection with the ownership or operation of any other Oil and Gas Properties or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons therefrom and (c) Wells, (d) interests in machinery, equipment (including Well equipment and machinery), facilities, rigs, pumps, plants and other personal property used in connection with the ownership or operation of any other Oil and Gas Properties or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons therefrom and (e) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership (general, limited or limited liability), the certificate of formation or partnership and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Other Party” means, (a) with respect to Parent and the Parent Subsidiaries, the Acquired Companies, and (b) with respect to the Acquired Companies, Parent and Merger Sub.

“Outside Date” has the meaning set forth in Section 8.1(f).

“Parent” has the meaning set forth in the Preamble.

“Parent Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.5(e)(ii).

“Parent Alternative Proposal” means any bona fide Contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with the Acquired Companies or any of the Acquired Company Subsidiaries) involving: (A) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of Parent or any Parent Subsidiary (including capital stock of or ownership interest in any Subsidiary) that generated 15% or more of Parent’s and the Parent Subsidiaries’ net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect, (B) any direct or indirect acquisition of beneficial ownership by any Person or group of 15% or more of the total voting power or of any class of equity interests of Parent or any of the Parent Subsidiaries or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the total voting power or of any class of equity interests of Parent or of any of the Parent Subsidiaries or (C) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent that is structured to permit any Person or group to acquire beneficial ownership of 15% or more of Parent’s and the Parent Subsidiaries’ assets or equity interests.

“Parent Audit Report” has the meaning set forth in Section 5.17(a).

“Parent Balance Sheet” has the meaning set forth in Section 5.7(c).

“Parent Benefit Plan” means a Benefit Plan maintained, sponsored or contributed to (or required to be contributed to) by Parent or any Parent Subsidiary, or otherwise with respect to which Parent or any Parent Subsidiary has any current or contingent liability.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in the Recitals.

“Parent Bylaw Amendments” has the meaning set forth in Section 2.4(a).

“Parent Change in Recommendation” has the meaning set forth in Section 6.5(c).

“Parent Charter Amendment” means the second amendment to the second amended and restated certificate of incorporation of Parent in the form set forth in Exhibit C.

“Parent Common Stock” has the meaning set forth in Section 5.2(a).

“Parent Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of July 31, 2023, by and among Amplify Energy Operating LLC, Amplify Acquisitionco, LLC, Keybank National Association, as administrative agent and L/C issuer and the other lenders party thereto, as amended by that certain Borrowing Base Redetermination, Commitment Increase and First Amendment to Amended and Restated Credit Agreement, dated as of October 25, 2024, as further amended, restated, supplemented or otherwise modified from time to time.

“Parent Disclosure Letter” has the meaning set forth in Article V.

“Parent Equity Award” means a Parent Stock Option, Parent PRSU or Parent TRSU granted under one of the Parent Stock Plans or otherwise, as the case may be.

“Parent Expenses” means all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of Parent and its Affiliates) incurred by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions and ancillary documents related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Proxy Statement, the filing of any required notices under any antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Mergers and the other transactions contemplated by this Agreement; provided that Parent Expenses shall not exceed an aggregate amount equal to $1,250,000.

“Parent Intellectual Property” has the meaning set forth in Section 5.24.

“Parent Intervening Event” means any event, fact, circumstance, development or occurrence that is not known by the Parent Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known by the Parent Board as of the date of this Agreement), which event, fact, circumstance, development or occurrence is material to Parent and the Parent Subsidiaries (taken as a whole) and becomes known (or the magnitude or material consequences thereof become known) to or by the Parent Board prior to the time Parent receives Parent Stockholder Approval; provided, however, that in no event shall the following events, facts, circumstances, developments or occurrences constitute an Parent Intervening Event: (A) any event, fact, circumstance, development or occurrence resulting from any action taken or omitted by Parent or any Parent Subsidiary that is required to be taken or omitted by Parent or any Parent Subsidiary pursuant to this Agreement, (B) the receipt, existence or terms of a Parent Alternative Proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in, a Parent Alternative Proposal, or any matter relating thereto or consequence thereof, (C) any event, fact, circumstance, development or occurrence relating to the Acquired Companies or any Acquired Company Subsidiary, (D) changes in the market price or trading volume of Parent Common Stock or any other securities of Parent or its Subsidiaries, or any change in the credit rating thereof or the fact that Parent meets or exceeds (or that the Acquired Companies fail to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause thereof or the underlying facts giving rise or contributing to such event, fact, circumstance, development or occurrence may be taken into account for purposes of determining whether a Parent Intervening Event has occurred if such cause or facts are not otherwise excluded under this definition), (E) changes after the date hereof in general economic or business conditions (including, without limitation, the price of oil, natural gas or other commodities) in the United States or elsewhere in the world or (F) changes after the date hereof in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world.

“Parent Leased Real Property” has the meaning set forth in Section 5.13(b).

“Parent Material Adverse Effect” means any change, event, effect or occurrence that (a) has a material adverse effect on the business, assets, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, or (b) prevents the consummation of the Mergers, provided that in the case of clause (a), none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: any change, event, effect or occurrence that results from or arises in connection with (A) (I) the oil and gas exploration and production industry generally; (II) the natural gas gathering, compressing, treating, processing and transportation industry generally; (III) the natural gas liquids fractionating and transportation industry generally; (IV) the crude oil and condensate logistics and marketing industry generally; and (V) the natural gas marketing and trading industry generally (including in each case changes in the Laws affecting such industries), (B) general U.S. or global economic or regulatory, legislative or political conditions (or changes therein) or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, commodity prices, credit markets and price levels or trading volumes), (C) any change or prospective change in applicable Law or GAAP (or interpretation or enforcement thereof), (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or any epidemics, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism or any epidemics, (E) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster or any other national or international calamity or crises, (F) the failure, in and of itself, of Parent or the Parent Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of any securities or indebtedness of Parent or any Parent Subsidiaries or the credit rating of Parent (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Parent Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency and consummation of any of the transactions contemplated hereby, including the Mergers, or any Proceeding in respect of this Agreement or any of the transactions contemplated hereby, (H) the compliance with the covenants contained in this Agreement and any loss of or change in relationship with any customer, supplier, vendor or other business partner, or departure of any employee or officer, of Parent or of any Parent Subsidiary, (I) (1) any action taken by Parent or any Acquired Company Subsidiary at the Acquired Company’s written request or with the Acquired Company’s written consent or (2) the failure to take any action by Parent or any Parent Subsidiary if that action is prohibited by this Agreement to the extent that the Acquired Companies fail to give their written consent after receipt of a request therefor and (J) the identity of, or any facts or circumstances relating to, the Acquired Companies or their Affiliates, provided that the exceptions set forth in clauses (A), (B), (C), (D) and (E) shall not be excluded to the extent such effect has disproportionately affected Parent or any Parent Subsidiary when compared to other Persons operating in the same industries.

“Parent Material Customers” has the meaning set forth in Section 5.23(a).

“Parent Material Suppliers” has the meaning set forth in Section 5.23(b).

“Parent Owned Real Property” has the meaning set forth in Section 5.13(b).

“Parent Permits” has the meaning set forth in Section 5.20(d).

“Parent Permitted Liens” means, collectively:

(a)            to the extent waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any Contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

(b)            contractual or statutory mechanic’s, materialman’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising in the ordinary course of business for amounts not yet delinquent and Liens for Taxes or assessments that are not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the consolidated financial statements of Parent in accordance with GAAP;

(c)            lease burdens payable to third parties that are deducted in the calculation of discounted present value in the Parent Audit Report, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

(d)            (A) contractual or statutory Liens securing obligations for labor, services, materials and supplies furnished to mineral interests, or (B) Liens on pipeline or pipeline facilities that arise out of operation of Law, or (C) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, Contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business;

(e)            Liens incurred in the ordinary course of business on cash or securities pledged in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and Contracts entered into in the ordinary course of business (including lessee and operator obligations under statute, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters) or to secure obligations on surety or appeal bonds;

(f)             pre-judgment Liens and judgment Liens in existence less than 15 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance;

(g)            rights reserved to or vested in any Governmental Entity to control or regulate any of Parent’s or the Parent Subsidiaries’ properties or assets in any manner;

(h)            Liens existing on the date of this Agreement securing any Indebtedness;

(i)             all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of Parent or of any Parent Subsidiary that are customarily granted in the oil and gas industry and do not (i) materially interfere with the operation, value or use of the property or asset affected or (ii) increase the burdens payable to third parties that are deducted in the calculation of discounted present value in the Parent Audit Report, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

(j)             such title defects as the Acquired Companies (in the case of title defects with respect to properties or assets of Parent or the Parent Subsidiaries) has expressly waived in writing; and

(k)            all other Liens, defects and irregularities not arising in connection with Indebtedness, and any encroachments, overlapping improvements, and other state of facts as would be shown on an accurate survey of any real property, that are not such as to materially interfere with the operation, value or use of the property or asset affected.

“Parent Preferred Stock” has the meaning set forth in Section 5.2(a).

“Parent PRSU” means a restricted stock unit of Parent that is subject to the achievement of any performance- or market-based vesting conditions, whether granted pursuant to the Parent Stock Plans or otherwise.

“Parent Real Property Lease” has the meaning set forth in Section 5.13(b).

“Parent Released Parties” has the meaning set forth in Section 9.14(a).

“Parent Releasing Parties” has the meaning set forth in Section 9.14(b).

“Parent Reserve Auditor” has the meaning set forth in Section 5.17(a).

“Parent Specified Contract” has the meaning set forth in Section 5.18(a).

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stock Option” means each stock option to acquire shares of Parent Common Stock from Parent, whether granted pursuant to the Parent Stock Plans or otherwise, that is outstanding immediately prior to the Effective Time.

“Parent Stock Plans” means the Amplify Management Incentive Plan, the Amplify Equity Incentive Plan and the Amplify 2024 Equity Incentive Plan.

“Parent Stockholder Approval” has the meaning set forth in Section 5.5(c).

“Parent Stockholders Meeting” means the duly convened special meeting of the holders of Parent Common Stock to be held for the purposes of obtaining the Parent Stockholder Approval (including any postponement, adjournment or recess thereof).

“Parent Subsidiary” means each Subsidiary of Parent.

“Parent Superior Proposal” means a written Parent Alternative Proposal (with references in the definition thereof to “15%” being deemed to be replaced with references to “50%”) that in the good faith business judgment of the Parent Board or any committee thereof, after consultation with its financial advisors and its legal counsel (i) would, if consummated in accordance with its terms, result in a transaction more favorable, in the opinion of the Parent Board or any committee thereof in the exercise of its good faith business judgment, from a financial point of view to the Parent’s stockholders than the transactions contemplated by this Agreement and (ii) is reasonably likely to be consummated on the terms proposed, taking into account the terms and conditions of such proposal and this Agreement, in the case of each of the foregoing clauses (i) and (ii), taking into account the terms and conditions of such proposal and this Agreement, including all financial, regulatory, financing, conditionality, legal and other terms and conditions, of such proposal and any adjustments or revisions to the terms and conditions of the Mergers and/or this Agreement offered by the Acquired Companies in response to such proposal or otherwise.

“Parent Termination Fee” has the meaning set forth in Section 8.4(i).

“Parent TRSU” means each restricted stock unit or similar right of Parent (other than a Parent PRSU) payable in shares of Parent Common Stock or whose value is determined with reference to the value of shares of Parent Common Stock, whether granted pursuant to the Parent Stock Plans or otherwise.

“Parent’s Returns” has the meaning set forth in Section 6.16(c).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Pass-Through Tax Return” means any Tax Return of an Acquired Company or an Acquired Company Subsidiary with respect to any Taxes based on, measured by or determined with reference to (in whole or in part) gross or net income, profits, or receipts (however denominated), including any capital gains or alternative minimum Tax, any franchise Taxes, and any Taxes required to be withheld or deducted from or with respect to any payment, allocation, or distribution if (a) such Acquired Company or Acquired Company Subsidiary is treated as a partnership or disregarded entity for purposes of such Tax Return, and (b) the results of operations reflected on such Tax Return are also reflected on a Tax Return of any Member (or its direct or indirect owners).

“PEO Plan” means each Company Benefit Plan sponsored by a professional employer organization or co-employer organization.

“Person” means any individual, corporation, limited liability company, limited or general partnership, limited liability partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Entity, or any group composed of two or more of the foregoing.

“Pre-Closing Claims” has the meaning set forth in Section 6.22.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Proceeding” has the meaning set forth in Section 4.18.

“Production Burdens” means any and all royalties (including lessors’ royalties and nonparticipating royalties), overriding royalties, production payments, reversionary interests, excess royalties, minimum royalties, shut-in royalties, net profits interests and other similar burdens upon, measured by, or payable out of production of Hydrocarbons from, or allocated to, any Oil and Gas Properties or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts, but excluding Taxes and assessments of Governmental Entities).

“Proxy Statement” has the meaning set forth in Section 6.14(a).

“Release” means any depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, abandoning, injecting, escaping, leaching, dumping, or disposing into or migrating through the environment.

“Replacement Plans” has the meaning set forth in Section 6.12(c).

“Representatives” means with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person to issue, transfer or sell any equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such equity interests, or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of Sanctions or restrictions under Trade Controls, including: (a) any Person listed on any applicable U.S., Canadian, or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List; (b) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes and restrictive measures (in each case having the force of Law) administered, enacted or enforced from time to time by (a) the United States (including, without limitation, the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury.

“SEC” means the Securities and Exchange Commission.

“Second Merger Sub” has the meaning set forth in the Preamble.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. § 77a et seq., as amended, and the rules and regulations promulgated thereunder.

“Specified Company Entities” has the meaning set forth in the Recitals.

“Stockholder Agreement” means the Stockholder Agreement, to be entered into at the Closing, substantially in the form attached hereto as Exhibit B.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Surviving Entities” has the meaning set forth in Section 2.1(b).

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “supermajority”, “affiliate transactions” or “business combination statute or regulation” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Tax Action” has the meaning set forth in Section 6.16(e).

“Tax Return” means any return, declaration, report, claim for refund, information return or other document, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Entity with respect to Taxes.

“Taxes” means (i) any income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, production, withholding, payroll, employment, social security, registration, royalty, value added, alternative or add-on minimum, employer health, excise, estimated, severance, stamp or documentary, business, occupation, property or other taxes, escheat or unclaimed property obligations, tariff, impost, custom duties, or other similar assessments, fees, levies or charges in the nature of a tax, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with any of the foregoing and (ii) any liabilities in respect of an item described in clause (i) payable by reason of contract, assumption, transferee or successor liability, operation of Law, Section 6225 of the Code, Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of Law) or otherwise.

“Termination Fee” has the meaning set forth in Section 8.4(i).

“Trade Controls” has the meaning set forth in Section 4.19(b).

“Treasury Regulations” means the regulations promulgated under the Code, as amended and as hereafter amended from time to time.

“Voting Acquired Company Debt” has the meaning set forth in Section 4.2(c).

“Voting Parent Debt” has the meaning set forth in Section 5.2(c).

“Wells” means all Hydrocarbon wells, CO2 wells, saltwater disposal wells, injection wells and storage wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all Hydrocarbon and mineral production from such well.

“Willful Breach” has the meaning set forth in Section 8.3.

1.2           Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a)            the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)            examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)            the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d)            all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e)            a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(f)             all references to prices, values or monetary amounts refer to United States dollars;

(g)            wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(h)            this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(i)             the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(j)             any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

(k)            the Annexes and Schedules attached to this Agreement are incorporated herein by reference and will be considered part of this Agreement;

(l)             unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP as of the execution date of this Agreement, applied on a consistent basis;

(m)           all references to days mean calendar days unless otherwise provided;

(n)            if any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day; and

(o)            all references to time mean Houston, Texas time.

Article II
THE MERGERS; EFFECTS OF THE MERGERS

2.1           The Mergers.

(a)            Upon the terms and subject to the conditions of this Agreement, at the Effective Time, First Merger Sub will be merged with and into NPOG in accordance with the provisions of the DLLCA. As a result of the NPOG Merger, the separate existence of First Merger Sub shall cease and NPOG shall continue its existence under the laws of the State of Delaware as the surviving entity and a direct, wholly owned Subsidiary of Amplify Opco (in such capacity, NPOG is sometimes referred to herein as the “NPOG Surviving Entity”).

(b)            Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Second Merger Sub will be merged with and into COG in accordance with the provisions of the DLLCA. As a result of the COG Merger, the separate existence of Second Merger Sub shall cease and COG shall continue its existence under the laws of the State of Delaware as the surviving entity and a direct, wholly owned Subsidiary of Amplify Opco (in such capacity, COG is sometimes referred to herein as the “COG Surviving Entity” and, together with the NPOG Surviving Entity, the “Surviving Entities”).

2.2           Closing.

(a)            The closing of the Mergers (the “Closing”), shall take place by the exchange of documents by facsimile, PDF or other electronic means at 8:00 a.m., Houston, Texas time, on a date that is no later than the third Business Day after the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of the last of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date), unless another date and/or place is agreed to in writing by the authorized officers of the Acquired Companies and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”

(b)            As soon as practicable on the Closing Date after the Closing, (i) a certificate of merger in respect of the NPOG Merger that is prepared and executed in accordance with the relevant provisions of the DLLCA (the “NPOG Certificate of Merger”) and (ii) a certificate of merger in respect of the COG Merger that is prepared and executed in accordance with the relevant provisions of the DLLCA (the “COG Certificate of Merger” and, collectively with the NPOG Certificate of Merger, the “Certificates of Merger”), in each case, shall be filed with the Office of the Secretary of State of the State of Delaware. The Mergers shall become effective upon the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Parent and the Acquired Companies and specified in the Certificates of Merger in accordance with the DLLCA (such date and time being hereinafter referred to as the “Effective Time”).

2.3           Effect of the Mergers. At the Effective Time, the Mergers shall have the effects set forth in this Agreement, the Certificates of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of each of (a) NPOG and First Merger Sub shall vest in the NPOG Surviving Entity and (b) COG and Second Merger Sub shall vest in the COG Surviving Entity, and all claims, debts, liabilities, obligations, restrictions, disabilities and duties of each of (i) NPOG and First Merger Sub shall become the claims, debts, liabilities, obligations, restrictions, disabilities and duties of the NPOG Surviving Entity and (ii) COG and Second Merger Sub shall become the claims, debts, liabilities, obligations, restrictions, disabilities and duties of the COG Surviving Entity, in each case, as provided under the DLLCA and other applicable Law.

2.4           Organizational Documents.

(a)            Subject to Section 6.5 and Section 6.15 and to the receipt of the Parent Stockholder Approval, Parent shall take all actions reasonably necessary such that at the Effective Time, the third amended and restated bylaws of Parent shall be amended in the form set forth in Exhibit A (the “Parent Bylaw Amendments”).

(b)            At the Effective Time, pursuant to the DLLCA, (i) the certificate of formation of NPOG as in effect immediately prior to the Effective Time shall be the certificate of formation of the NPOG Surviving Entity, until thereafter amended in accordance with its terms, the terms of this Agreement and applicable Law, and (ii) the NPOG LLCA shall be amended and restated in the form of limited liability company agreement reasonably approved by Parent and NPOG prior to the Effective Time and, as so amended and restated, shall be the limited liability company agreement of the NPOG Surviving Entity, until thereafter amended in accordance with the terms thereof and applicable Law.

(c)            At the Effective Time, pursuant to the DLLCA, (i) the certificate of formation of COG as in effect immediately prior to the Effective Time shall be the certificate of formation of the COG Surviving Entity, until thereafter amended in accordance with its terms, the terms of this Agreement and applicable Law and (ii) the COG LLCA shall be amended and restated in the form of limited liability company agreement reasonably approved by Parent and COG prior to the Effective Time and, as so amended and restated, shall be the limited liability company agreement of the COG Surviving Entity, until thereafter amended in accordance with the terms thereof and applicable Law.

2.5           Directors and Officers of the Surviving Entities.

(a)            The Parties shall take all necessary action such that from and after the Effective Time, the officers of First Merger Sub as of immediately prior to the Effective Time shall become the officers of the NPOG Surviving Entity, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the NPOG Surviving Entity. All current directors and officers of NPOG shall be removed and/or terminated, as applicable, from their respective positions effective immediately upon the Closing, and NPOG shall request that each director and officer of NPOG deliver to Parent written resignation letters, effective as of the Effective Time.

(b)            The Parties shall take all necessary action such that from and after the Effective Time, the officers of Second Merger Sub as of immediately prior to the Effective Time shall become the officers of the COG Surviving Entity, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the COG Surviving Entity. All current directors and officers of COG shall be removed and/or terminated, as applicable, from their respective positions effective immediately upon the Closing, and COG shall request that each director and officer of COG deliver to Parent written resignation letters, effective as of the Effective Time.

2.6           Governance.

(a)            Unless otherwise agreed to by Parent and the Acquired Companies prior to the Closing, Parent shall take all requisite action so that immediately upon the Effective Time, the Parent Board shall consist of (i) five members comprised of the persons set forth on Section 2.6(a) of the Parent Disclosure Letter and (ii) two members comprised of the persons set forth on Section 2.6(a) of the Company Disclosure Letter. If, prior to the Effective Time, any Person set forth on Section 2.6(a) of the Company Disclosure Letter is unwilling or unable to serve (or to continue to serve) as a director on the Parent Board following the Effective Time as a result of illness, death, resignation or any other reason, then any replacement for such individual shall be selected by the Acquired Companies or their applicable Affiliate. Parent shall request that each Person who is a member of the Parent Board prior to the Effective Time and is not listed on Section 2.6(a) of the Parent Disclosure Letter execute and deliver a letter effectuating his or her resignation as a member of the Parent Board to be effective as of the Effective Time.

(b)            Parent shall take all actions necessary, effective as of the Effective Time, to (i) cause the Nominating and Governance Committee of the Parent Board to include the person that is set forth on Section 2.6(b)(i) of the Company Disclosure Letter and (ii) cause the Compensation Committee of the Parent Board to include the person that is set forth on Section 2.6(b)(ii) of the Company Disclosure Letter, which person shall be designated as the Chairman of the Compensation Committee of the Parent Board.

Article III
AGGREGATE MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.1           Effect of the Mergers on Equity. At the Effective Time, by virtue of the Mergers and without any action on the part of Parent, First Merger Sub, Second Merger Sub, the Acquired Companies or any holder of any securities of Parent, First Merger Sub, Second Merger Sub, or the Acquired Companies:

(a)            Units of Merger Subs.

(i)            All of the limited liability company interests of First Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent all of the limited liability company interests of the NPOG Surviving Entity and Amplify Opco shall be admitted as the sole member of the NPOG Surviving Entity, so that, after the Effective Time, Amplify Opco shall be the holder of all of the issued and outstanding limited liability company interests of the NPOG Surviving Entity and shall be the sole member of the NPOG Surviving Entity, all as reflected in the Organizational Documents of the NPOG Surviving Entity.

(ii)            All of the limited liability company interests of Second Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent all of the limited liability company interests of the COG Surviving Entity and Amplify Opco shall be admitted as the sole member of the COG Surviving Entity, so that, after the Effective Time, Amplify Opco shall be the holder of all of the issued and outstanding limited liability company interests of the COG Surviving Entity and shall be the sole member of the COG Surviving Entity, all as reflected in the Organizational Documents of the COG Surviving Entity.

(b)            Units of the Acquired Companies.

(i)	Subject to the other provisions of this Article III, the Company Units issued and outstanding immediately prior to the Effective Time shall be converted automatically at the Effective Time into the right to receive, in the aggregate, 26,729,315 validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Aggregate Merger Consideration”), subject to the provisions of this Article III, which Aggregate Merger Consideration shall be paid to the holders of Company Units in accordance with the allocation set forth on Section 3.1(b) of the Company Disclosure Letter.

(ii)	All such Company Units, when so converted, shall cease to be outstanding and shall automatically be cancelled and cease to exist and no longer represent limited liability company interests in the applicable Acquired Company. Each holder of any such Company Unit that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto (including any rights as a member or otherwise under the applicable Acquired Company LLC Agreement), except the right to receive a portion of the Aggregate Merger Consideration in accordance with this Section 3.1(b) and the right to receive any dividends or other distributions.

(iii)	At the Closing, Parent shall direct Parent’s transfer agent to create a book-entry account for each holder of Company Units and to credit each such account with a number of shares of Parent Common Stock, in the aggregate equal to the Aggregate Merger Consideration, allocated in accordance with the allocation set forth on Section 3.1(b) of the Company Disclosure Letter.

(c)            Impact of Stock Splits, Etc. In the event of any change in the number of shares of Parent Common Stock, or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock (including options to purchase shares of Parent Common Stock or any dividend or distribution of securities convertible into shares of Parent Common Stock), issued and outstanding after the date of this Agreement and prior the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the number of shares of Parent Common Stock to be issued as the Aggregate Merger Consideration pursuant to this Agreement shall be equitably adjusted to provide to the holders of Company Units the same economic effect as contemplated by this Agreement prior to such event and, as so adjusted, shall from and after the date of such event, be determined to be the Aggregate Merger Consideration, subject to further adjustment in accordance with this Section 3.1(c). Nothing in this Section 3.1(c) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(d)            Withholding. Notwithstanding anything in this Agreement to the contrary, Parent, First Merger Sub, Second Merger Sub, the Acquired Companies, the Surviving Entities and the Parent’s transfer agent and each of their respective Affiliates shall be entitled to deduct or withhold (or cause to be deducted or withheld) from any amounts or securities otherwise payable pursuant to this Agreement such amounts or securities as are required to be deducted or withheld with respect to the making of such payments under applicable Law; provided, that except for any deduction or withholding (i) with respect to any compensatory payment made to a service provider or (ii) as a result of the failure by any Member to provide the forms described in Section 7.2(d), Parent, First Merger Sub, Second Merger Sub, the Acquired Companies, the Surviving Entities and the Parent’s transfer agent and each of their respective Affiliates, as applicable, shall use commercially reasonable efforts to notify the Person prior to deducting and withholding from any amounts or securities otherwise payable to such Person pursuant to this Agreement and shall reasonably cooperate with the Person in seeking to reduce or eliminate any such deduction or withholding. To the extent that any such amounts or securities are so deducted or withheld and timely paid over to the appropriate Governmental Entity, such deducted or withheld amounts or securities shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(e)            Fractional Shares. No certificate or scrip or shares representing fractional Parent Common Stock shall be issued to a holder of Company Units pursuant to Section 3.1(b), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Notwithstanding any other provision of this Agreement, all fractional shares of Parent Common Stock that a holder of Company Units converted pursuant to the Mergers would otherwise be entitled to receive as a portion of the Aggregate Merger Consideration will be aggregated and then, if a fractional share of Parent Common Stock results from that aggregation, be rounded up to the nearest share of Parent Common Stock, as applicable.

3.2           Distribution Cooperation. In connection with the Closing, if (a) any Acquired Company effectuates or seeks to effectuate a distribution of all or part of the Aggregate Merger Consideration to (i) any controlled Affiliate of such Acquired Company, (ii) the Persons set forth on Schedule 1.1(b) of the Stockholder Agreement or (iii) any Management Transferee (as defined in the Stockholder Agreement) (clauses (i)-(iii), the “Equityholders”), and (b) such distribution would be permitted under Section 2.1 of the Stockholder Agreement if the Stockholder Agreement were in effect between the Designated Equityholders and Parent prior to the Closing, Parent will use its commercially reasonable efforts to assist such Acquired Company (or the Members’ Representative) and the applicable Equityholders to facilitate such distribution in the manner and to the Persons requested by such Acquired Company (or the Members’ Representative) which for avoidance of doubt may include one or more distributions to be effected substantially concurrently with the Closing or as soon as feasible thereafter (but in any event no later than the Closing Date), including the delivery of instruction letters, legal opinions, indemnity letters (which shall in any event, subject to Parent’s transfer agent’s approval, which Parent shall use commercially reasonable efforts to obtain, be provided in lieu of any requirement for such Acquired Company or the applicable Equityholders to obtain and deliver stock powers and/or medallion guarantees to Parent’s transfer agent) and other documentation by Parent or its counsel to Parent’s transfer agent or otherwise as may be required or requested to effect such distribution of the Aggregate Merger Consideration, it being understood that Parent’s commercially reasonable efforts in this regard shall include, without limitation, the placing of all such documents required to effect any such distribution(s) into escrow with Parent’s transfer agent at least three Business Days prior to the Closing such that (a) such distribution(s) can reasonably be expected to be effected substantially concurrently with the Closing and (b) Parent’s transfer agent is able, and does, confirm to such Acquired Company and Parent that it has received all necessary documentation from Parent to effectuate the Acquired Companies’ transfers referred to herein on the contemplated Closing Date, including any such indemnification by Parent in lieu of any medallion guaranteed stock powers and any required opinions of counsel regarding such transfers; provided, that, Parent has received all information and documentation from such Acquired Company (or the Members’ Representative) that is reasonably necessary to effectuate such distribution a reasonable period of time prior to placing such documentation into escrow (and, in any event, at least 10 Business Days prior to the Closing); provided, that if Parent is required or requested to provide an indemnity letter in connection with any such distribution, the Equityholder(s) shall provide an indemnity letter to Parent indemnifying Parent to the same extent Parent is required or requested to indemnify Parent’s transfer agent.

3.3           Appraisal Rights. No appraisal rights, dissenter rights or similar rights will be available with respect to the Mergers or the other transactions contemplated by this Agreement. The Acquired Companies will enforce any contractual waivers that holders of Company Units have granted regarding appraisal rights that would apply to the Mergers.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES

Except as set forth in the disclosure letter delivered by the Acquired Companies to Parent (the “Company Disclosure Letter”), the Acquired Companies represent and warrant to Parent and Merger Sub as follows:

4.1           Organization, General Authority and Standing. Each member of the Acquired Company Group is duly organized, incorporated or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction in which it is organized, incorporated or formed, as applicable (in the case of good standing, to the extent the concept is recognized by such jurisdiction), except in the case of any Acquired Company Subsidiary where any such failure would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement. Each member of the Acquired Company Group (a) has full power and authority necessary to own, lease and operate its assets and properties and to enable it to conduct its business as presently conducted and (b) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets or properties makes such qualification or licensing necessary, except where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement. No Acquired Company is in violation of its Organizational Documents in any material respect. True and complete copies of the Organizational Documents of each Acquired Company, as amended to the date of this Agreement, have been made available to Parent.

4.2           Capital Structure.

(a)            (i) Section 4.2(a)(i) of the Company Disclosure Letter sets forth a true and complete statement as of the date of this Agreement of (A) the number and class or series (as applicable) of all of the NPOG Units issued and outstanding, and (B) the names of the persons that hold the NPOG Units, (ii) Section 4.2(a)(ii) of the Company Disclosure Letter sets forth a true and complete statement as of the date of this Agreement of (A) the number and class or series (as applicable) of all of the COG Units issued and outstanding, and (B) the names of the persons that hold the COG Units and (iii) Section 4.2(a)(iii) of the Company Disclosure Letter set forth a true and complete statement as of the date of this Agreement of the aggregate number of Company Units. Except as set forth in Section 4.2(a) of the Company Disclosure Letter, as of the date hereof, no equity interests of any Acquired Company were issued, reserved for issuance or outstanding.

(b)            All Company Units are, and all such equity interests that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued, and not subject to preemptive rights.

(c)            As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of any Acquired Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Units may vote (“Voting Acquired Company Debt”).

(d)            Except as set forth above, as of the date of this Agreement, there are no options, warrants, convertible or exchangeable securities, equity-based performance units or other rights or Contracts to which any Acquired Company is a party or by which any Acquired Company is bound (i) obligating any Acquired Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests of, or any security convertible or exchangeable for any equity interests of, any Acquired Company or any Voting Acquired Company Debt, (ii) obligating any Acquired Company to issue, grant or enter into any such option, warrant, security, unit, right or Contract or (iii) that give any Person the right to receive any economic interest of any nature accruing to the holders of Company Units. As of the date of this Agreement, there are no outstanding contractual obligations of any Acquired Company to repurchase, redeem or otherwise acquire any equity interests of any Acquired Company or options, warrants, convertible or exchangeable securities, equity-based performance units or other rights to acquire equity interests of any Acquired Company.

4.3           Acquired Company Subsidiaries; Equity Interests.

(a)            Section 4.3(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of each (i) Acquired Company Subsidiary and (ii) entity (other than the Acquired Company Subsidiaries) in which any Acquired Company or any Acquired Company Subsidiary owns any interest. All of the outstanding interests of each Acquired Company Subsidiary have been duly authorized, validly issued, fully paid and nonassessable and, except as set forth on Section 4.3(a) of the Company Disclosure Letter, are owned by an Acquired Company, free and clear of all Liens, other than Company Permitted Liens. As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which any Acquired Company Subsidiary is a party or by which any Acquired Company Subsidiary is bound obligating any Acquired Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, any Acquired Company Subsidiary.

(b)            Except as set forth on Section 4.3(a) of the Company Disclosure Letter, no Acquired Company nor any Acquired Company Subsidiary (i) owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person or (ii) has any obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than their respective Subsidiaries listed on Section 4.3(a) of the Company Disclosure Letter.

(c)            The Acquired Company Subsidiaries are not in violation of their respective Organizational Documents. True and complete copies of the Organizational Documents of each of the Acquired Company Subsidiaries, as amended as of the date of this Agreement, have been made available to Parent.

4.4           Authority; Execution and Delivery; Enforceability.

(a)            The execution, delivery and performance by the Acquired Companies of this Agreement and the consummation by the Acquired Companies of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of the Acquired Companies in accordance with such Acquired Company’s Organizational Documents and applicable Law. Each of the Acquired Companies has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity (collectively, “Creditors’ Rights”)).

(b)            (i) NPOG Parent, as the sole member of NPOG, and (ii) COG Parent, as the sole member of COG, in each case, has approved and adopted this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions contained herein, concurrently with its execution. None of the foregoing actions by NPOG Parent, as the sole member of NPOG, or COG Parent, as the sole member of COG, have been rescinded or modified in any way. The only vote of holders of any class or series of equity interests of NPOG or COG necessary to approve this Agreement and to consummate the transactions contemplated hereby, including the Mergers, is the Acquired Companies Equityholder Approval.

4.5           No Conflicts; Consents.

(a)            Except as set forth on Section 4.5(a) of the Company Disclosure Letter, the execution, delivery and performance by the Acquired Companies of this Agreement do not, and the consummation of the Mergers and the other transactions contemplated hereby and compliance with the terms hereof will not, contravene, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of any member of the Acquired Company Group under, any provision of (i) any Acquired Company’s Organizational Documents or the comparable Organizational Documents of the any Acquired Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument (other than Oil and Gas Leases) (a “Contract”) to which any member of the Acquired Company Group is a party or by which any of their respective properties or assets is bound or (iii) assuming the Consents referred to in Section 4.5(b) are duly and timely obtained or made (as applicable), any Law applicable to a member of the Acquired Company Group or their respective properties or assets, other than, in the case of clause (ii) and (iii) above, any such items that would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement.

(b)            No consent, approval, clearance, waiting period expiration or termination, license, permit, order or authorization of (“Consent”), or registration, declaration, notice, notification, submission or filing with, any national, Federal, state, supranational, provincial, local or other government, domestic or foreign, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to any member of the Acquired Company Group in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) (A) the filing with the SEC of such registration statements, reports, schedules and statements, or the taking of other actions, under the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Mergers and the other transactions contemplated hereby and (B) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Acquired Companies are qualified to do business, and (iii) such other items (A) required solely by reason of the participation of Parent (as opposed to any third Person) in the transactions contemplated hereby or (B) that the failure of which to obtain or make would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement.

4.6           Financial Statements; Undisclosed Liabilities.

(a)            Set forth on Section 4.6(a) of the Company Disclosure Letter are true, correct and complete copies of: (i) the audited consolidated balance sheets of the Acquired Company Group as of December 31, 2023 and December 31, 2022 and the related audited consolidated statements of income, shareholder’s equity and cash flows for the fiscal years then ended and (ii) the unaudited consolidated balance sheet of the Acquired Company Group as of September 30, 2024 (such balance sheet and the notes thereto, the “Company Balance Sheet”), and the related unaudited statements of income, shareholder’s equity and cash flows for the nine-month period then ended (collectively, the “Company Financial Statements”). Except as set forth on Section 4.6(a) of the Company Disclosure Letter or as otherwise noted therein, the Company Financial Statements (i) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved and (ii) fairly present in all material respects the consolidated financial position of the Acquired Companies and their consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to the absence of footnote disclosures and normal year-end adjustments).

(b)            Except as reflected or reserved against in the Company Balance Sheet, or the notes thereto, no member of the Acquired Company Group has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the date of the Company Balance Sheet (other than any liability for breaches of Contract or relating to any Proceeding), (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of any Acquired Company or in the notes thereto prepared in accordance with GAAP, (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby and (iv) liabilities or obligations that would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole.

(c)            The Acquired Companies have established and maintain internal accounting controls and systems of internal control over financial reporting that are sufficient to provide reasonable assurance, in all material respects, regarding the reliability of the Acquired Companies’ financial reporting and the preparation of the Company Financial Statements in accordance with GAAP. There are no, nor have the Acquired Companies’ auditors or the Acquired Companies been advised of, any (i) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect any member of the Acquired Company Group’s ability to record, process, summarize and report financial information (including compliance with GAAP) or (ii) since December 31, 2022, illegal acts or instances of fraud, whether or not material, that involve management or other employees who have a significant role in any member of the Acquired Company Group’s internal control over financial reporting.

(d)            The Company Financial Statements accurately summarize, in all material respects, the outstanding Derivative Transaction positions of the Acquired Companies and the Acquired Company Subsidiaries, including Hydrocarbon and financial Derivative Transaction positions attributable to the production and marketing activities of the Acquired Companies and the Acquired Company Subsidiaries, as of the dates reflected therein.

4.7           Information Supplied. None of the information supplied or to be supplied by or on behalf of the Acquired Companies for inclusion or incorporation by reference in the Proxy Statement (and any amendment or supplement thereto) will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to Parent’s stockholders, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

4.8            Absence of Certain Changes or Events.

(a)            Since the date of the Company Balance Sheet, there has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b)            Except as set forth on Section 4.8(b) of the Company Disclosure Letter, from the date of the Company Balance Sheet to the date of this Agreement, the Acquired Companies and the Acquired Company Subsidiaries have conducted their businesses in the ordinary course of business in substantially the same manner as previously conducted, and during such period have not taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken after the date of this Agreement, would have required the consent of Parent under Section 6.1(c), Section 6.1(e), Section 6.1(j), Section 6.1(l) or Section 6.1(m).

4.9           Taxes.

(a)            Except as set forth on Section 4.9(a) of the Company Disclosure Letter, each member of the Acquired Company Group has (i) duly and timely filed, or caused to be duly and timely filed on its behalf, taking into account any extensions of time within which to file, all income and other material Tax Returns required to have been filed by or with respect to it, and all such Tax Returns are true and complete in all material respects, and (ii) duly and timely paid, or caused to be paid, all income and other material Taxes required to have been paid by it (whether or not shown as due on any Tax Return).

(b)            Each member of the Acquired Company Group has complied, in all material respects, with all applicable Laws relating to the payment, reporting and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Entity all Taxes required to be withheld and paid with respect to its employees, independent contractors, creditors, partners, equityholders and other third parties.

(c)            Except as set forth on Section 4.9(c) of the Company Disclosure Letter, no outstanding agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any material Taxes relating to the Acquired Company Group has been entered into with any Governmental Entity.

(d)            The Acquired Company Group has established adequate accruals and reserves, in accordance with GAAP, on the Company Financial Statements for all Taxes payable by all members of the Acquired Company Group for all taxable periods and portions thereof through the date of such Company Financial Statements.

(e)            Except as set forth on Section 4.9(e) of the Company Disclosure Letter, no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity in writing against any member of the Acquired Company Group that has not been paid, settled or withdrawn.

(f)            Except as set forth on Section 4.9(f) of the Company Disclosure Letter, there are no material pending adjustments that have been proposed or asserted with respect to any Tax Return of any member of the Acquired Company Group, and no Proceeding or controversy in respect of Taxes of any member of the Acquired Company Group is presently in progress or has been threatened in writing, in each case, with respect to any material amount of Taxes due from or with respect to any member of the Acquired Company Group.

(g)            No member of the Acquired Company Group is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (i) exclusively between members of the Acquired Company Group or (ii) the primary subject matter of which is not Tax).

(h)            Since December 31, 2022, no member of the Acquired Company Group has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any analogous or similar provision of Law) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i)            No member of the Acquired Company Group is or has been a party to any “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulations Section 1.6011-4(b).

(j)            No member of the Acquired Company Group has entered into or requested a private letter ruling, technical advice memoranda or similar ruling from a Governmental Entity with respect to the Acquired Company Group that would have continuing effect after the Closing Date.

(k)            No member of the Acquired Company Group (i) is or has been a member of any affiliated, consolidated, unitary, combined or similar group (other than any such group the common parent of which is an Acquired Company) or (ii) has any material liability for the Taxes of any Person (other than a member of the Acquired Company Group) by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of Law) or otherwise.

(l)            No claim or assertion has ever been made or, to the Knowledge of the Acquired Company Group, has been threatened in writing by a Governmental Entity against any member of the Acquired Company Group in a jurisdiction where a member of the Acquired Company Group does not file a Tax Return that such entity is or may be required to file such Tax Return or pay Taxes in such jurisdiction.

(m)            No member of the Acquired Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Law or Laws related to Taxes) or any other written agreement with any Governmental Entity executed on or prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; or (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any analogous or similar provision of Law) that existed prior to the Closing.

(n)            No member of the Acquired Company Group has had a permanent establishment (within the meaning of an applicable Tax treaty) or has become subject to Tax outside of the United States.

(o)            No member of the Acquired Company Group owns, or has ever owned, an interest in a “controlled foreign corporation” or “passive foreign investment company” within the meaning of the Code.

(p)            Each member of the Acquired Company Group that has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act or other similar Law has claimed such credits in accordance with applicable Law and no member of the Acquired Company Group shall be required to repay any such credit.

(q)            There are no Liens for Taxes upon any property of any member of the Acquired Company Group except for statutory Liens for current Taxes not yet due and payable.

(r)            For U.S. federal (and applicable state and local) income tax purposes, (i) each of NPR Intermediate, LLC; PHR Intermediate, LLC; COG Intermediate, LLC and LPR Intermediate, LLC is and has, at all times since formation, been classified as a corporation, and (ii) each other member of the Acquired Company Group is and has, at all times since formation, been classified as a partnership or disregarded entity.

(s)            No member of the Acquired Company Group (i) has elected the nonapplication of subchapter K under Section 761(a) of the Code or (ii) is classified as a publicly traded partnership within the meaning of Section 7704(b) of the Code or any similar provision of state or local Law.

(t)            Section 4.9(t) of the Company Disclosure Letter sets forth the U.S. federal (and applicable state and local) income tax classification of each of the Acquired Company Subsidiaries the classification of which differs from its default classification.

4.10         Labor Relations.

(a)            No member of the Acquired Company Group employs, or since December 31, 2022 has employed, any individual (either directly or under any theory of joint employment).

(b)            Prior to the date hereof, the Acquired Company Group has provided to Parent a complete and accurate list that sets forth each individual employed or engaged by (x) any member of the Acquired Company Group or (y) the Management Companies and whose work duties involve providing services primarily with respect to the Acquired Company Group (each such individual, a “Business Employee”) and, with respect to each such Business Employee, to the extent applicable and permitted by applicable Law, his or her: (i) employing or engaging entity; (ii) job title; (iii) base annualized salary or hourly rate of pay (as applicable); (iv) hire date and service date (if different); (v) leave status (including nature and expected duration of any leave); (vi) primary work location; (vii) exempt or non-exempt status; and (viii) details of any visa. The Business Employees include all of the individuals reasonably required to operate the businesses of the Acquired Company Group as presently operated. Except pursuant to any agreement with the Management Companies or any member of the Acquired Company Group providing for the services of Business Employees, no member of the Acquired Company Group has any liabilities with respect to any current or former Business Employee or any other individual (including any independent contractor, consultant, leased employee and temporary employees) who has provided services with respect to any member of the Acquired Company Group.

(c)            There are no collective bargaining agreements or other labor-related Contracts with a union, works council, labor organization or other employee representative body (each a “Labor Agreement”) to which a member of the Acquired Company Group is a party or by which a member of the Acquired Company Group is bound. There are no Labor Agreements covering or that otherwise pertain to any Business Employees, and none are currently being negotiated. No Business Employee is represented by any labor union, works council, labor organization or other employee representative body. Since December 31, 2022, no member of the Acquired Company Group has experienced (a) any pending, or, to the Knowledge of the Acquired Company Group, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, work stoppages, slowdowns, lockouts, picketing, hand billing or other material labor disputes or (b) to the Knowledge of the Acquired Company Group, pending or threatened union organizing activities concerning any Business Employees. Since December 31, 2022, there has been no material Proceeding pending or, to the Knowledge of the Acquired Company Group, threatened by or with respect to any Business Employee or any other individual who has provided services with respect to any member of the Acquired Company Group by or before the National Labor Relations Board or any Governmental Entity.

(d)            Each member of the Acquired Company Group and, to the Knowledge of the Acquired Company Group, the Management Companies are, and since December 31, 2022 have been, in compliance in all material respects with all applicable Laws with respect to the employment or engagement of each current or former Business Employee and any other individual who has provided services with respect to a member of the Acquired Company Group, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action, automated employment decision tools and other artificial intelligence and unemployment insurance. To the Knowledge of the Acquired Company Group, each Business Employee and any other individual who is providing or since December 31, 2022 has provided services with respect to a member of the Acquired Company Group and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

4.11         Employee Benefits.

(a)            Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the most recent practicable date prior to the date of this Agreement, of each material Company Benefit Plan, and separately identifies each PEO Plan. With respect to each material Non-PEO Plan, the Acquired Companies have provided to Parent true and complete copies of the following (as applicable): (i) the current plan document(s), (ii) the most recent summary plan description (and any summaries of material modifications thereto), (iii) the most recent IRS determination or opinion letter and (iv) copies of any material, non-routine correspondence with any Governmental Entity in the past one (1) year. With respect to each PEO Plan, the Acquired Companies have provided to Parent a written summary of all of the material terms of such PEO Plan.

(b)            No Company Benefit Plan is sponsored or maintained by any member of the Acquired Company Group, and no member of the Acquired Company Group would reasonably be expected to have any liability or obligation (contingent or otherwise) with respect to any Company Benefit Plan following the Closing.

(c)            To the Knowledge of the Acquired Company Group, each Company Benefit Plan has been established, maintained, funded and administered, in all material respects, in accordance with its terms and all applicable Laws, including ERISA and the Code. With respect to each Company Benefit Plan, to the Knowledge of the Acquired Company Group, all contributions, premiums and other payments that have become due have been timely paid, and any such amounts not yet due have been paid or properly accrued.

(d)            Each Non-PEO Plan and, to the Knowledge of the Acquired Company Group, each PEO Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the Internal Revenue Service, and, to the Knowledge of the Acquired Company Group, no event has occurred, either by reason of any action or failure to act, that could reasonably be expected to adversely affect such Company Benefit Plan’s qualified status.

(e)            No Company Benefit Plan is, and no member of the Acquired Company Group sponsors, maintains, contributes to or is required to contribute to, or has any actual or contingent liability under: (i) any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code; or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). No member of the Acquired Company Group has any current or contingent liability by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(f)            Except as set forth on Section 4.11(f) of the Company Disclosure Letter, no Company Benefit Plan provides, and no member of the Acquired Company Group has any current or contingent liability in respect of post-retirement health or other welfare benefits for retired, former or current employees, officers, directors, or other individual service providers (or any beneficiary thereof) of the Acquired Company Group other than for continuation coverage required under COBRA for which the covered Person pays the full cost of coverage. No member of the Acquired Company Group has incurred, or is reasonably expected to incur or to be subject to, any material Tax, penalty or other liability that may be imposed under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(g)            No Proceeding (other than routine claims for benefits) or hearing is pending or, to the Knowledge of the Acquired Company Group, threatened with respect to any Non-PEO Plan, and to the Knowledge of the Acquired Company Group, no Proceeding or hearing is pending or threatened with respect to any PEO Plan. To the Knowledge of the Acquired Company Group, there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan, except as could not reasonably be expected to result in a material liability to any member of the Acquired Company Group.

(h)            No amount of compensation or benefits, individually or together with any other payment of compensation or benefit, that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, by any current or former employee, officer, director or other individual service provider of any member of the Acquired Company Group who is a “disqualified individual” (as such term is defined in Section 280G of the Code and the regulations thereunder) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and could not be deductible by reason of Section 280G of the Code or could be subject to an excise Tax under Section 4999 of the Code.

(i)            No member of the Acquired Company Group has any current or contingent obligation to “gross-up,” reimburse, indemnify or otherwise make whole any individual for any Taxes, including the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax Law).

(j)            None of the execution and delivery of this Agreement or the consummation of the Mergers or any other transaction contemplated hereby (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) could (i) entitle any current or former director, officer, employee, contractor, consultant or other individual service provider of any member of the Acquired Company Group (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash, property or the vesting of property) or any increase of the amount of compensation or benefits due or payable, (ii) accelerate the time of payment or vesting, or trigger any payment, contribution or funding, of any compensation, equity or equity-based award or other benefits to any current or former director, officer, employee, contractor, consultant or other individual service provider of any member of the Acquired Company Group or trigger any other obligation under any Company Benefit Plan, or (iii) restrict the ability of any Acquired Company to merge, amend or terminate any Non-PEO Plan or, to the Knowledge of the Acquired Company Group, any PEO Plan.

(k)            Each Non-PEO Plan and, to the Knowledge of the Acquired Company Group, each PEO Plan, in either case, that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and all Internal Revenue Service guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

4.12         Title to Properties; Oil and Gas Property Matters.

(a)            The Acquired Company Group collectively has good and defensible title to the Oil and Gas Properties described in the Company Reserve Reports, in each case free and clear of all Liens and defects and imperfections of title except (i) for any property sold or otherwise disposed of in the ordinary course of business since the date of the Company Reserve Report relating to the interests of members of the Acquired Company Group referred to therein, in each case, as and to the extent such sale or other disposition is set forth and described in Section 4.12(a) of the Company Disclosure Letter, (ii) for any property reflected in the Company Reserve Report as having been sold or otherwise disposed of (other than transactions effected after the date hereof in accordance with Section 6.1), (iii) for Company Permitted Liens or (iv) such as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. For purposes of the foregoing sentence, “good and defensible title” means that the members of the Acquired Company Group have title (as of date of this Agreement and as of the Closing Date) to each of the Oil and Gas Properties held or owned such Person (or purported to be held or owned by such Person) beneficially or of record with any applicable Governmental Entity that (A) entitles the Acquired Company Group to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the productive life of such Oil and Gas Properties except, in each case, for (w) any decreases in connection with operations in which any member of the Acquired Company Group has elected to be a non-consenting co-owner since the date of the Company Reserve Report, (x) any decreases resulting from reversion of interest on or after the date of the Company Reserve Report to co-owners with respect to operations in which such co-owners previously elected not to consent, (y) any decrease resulting from the establishment or amendment, after the date hereof, of production sharing agreements, pools or units, and (z) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, in each case, to the extent occurring after the date of the Company Reserve Report; (B) obligates any member of the Acquired Company Group to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than any positive difference between such percentage and the applicable working interest shown on the Company Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties); and (C) is free and clear of all Liens, except for Company Permitted Liens which, individually or in the aggregate, would not reasonably be expected to materially impair the continued use and operation of such Oil and Gas Properties in the conduct of business of the Acquired Company Group as presently conducted.

(b)            Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except with respect to any of the Oil and Gas Properties held or owned by (or purported to be held or owned by) the Acquired Company Group, which are addressed in Section 4.12(a), (i) each member of the Acquired Company Group collectively holds (A) good, valid and marketable title to all real property owned by such member of the Acquired Company Group (collectively, including the improvements thereon, the “Company Owned Real Property”), free and clear of all Liens, except Company Permitted Liens, and (B) valid title to the leasehold estates (whether as tenant or subtenant) and valid interests in all licenses or occupancy agreements to license or otherwise occupy (whether as tenant, subtenant, licensee or occupant) all real property leased, subleased, licensed, or otherwise occupied by the Acquired Company Group (collectively, including the improvements thereon, the “Company Leased Real Property”), free and clear of all Liens, except Company Permitted Liens; and (ii) each agreement under which any member of the Acquired Company Group is the landlord, sublandlord, tenant, subtenant, licensor, licensee, or occupant with respect to the Company Leased Real Property (each, a “Company Real Property Lease”) is in full force and effect and is valid and enforceable against such member of the Acquired Company Group and, to the Knowledge of the Acquired Company Group, the other parties thereto, in accordance with its terms (except insofar as such enforceability may be limited by Creditors’ Rights), and no member of the Acquired Company Group, or to the Knowledge of the Acquired Company Group, any other party thereto, has received written notice of any default by such member of the Acquired Company Group under any Company Real Property Lease which remains uncured as of the date of this Agreement. The Company Owned Real Property and Company Leased Real Property held by any member of the Acquired Company Group are sufficient to conduct the business of the Acquired Company Group as presently conducted, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            As of the date of this Agreement, to the Knowledge of the Acquired Company Group, there does not exist any notice or request from any Governmental Entity delivered to any member of the Acquired Company Group requiring any construction work or alterations to cure any violation of applicable Law by any Acquired Company or any of its Subsidiaries which remains uncured as of the date of this Agreement nor, any pending or, to the Knowledge of the Acquired Company Group, threatened, condemnation or eminent domain Proceedings with respect to any of the Oil and Gas Properties, Company Owned Real Property or Company Leased Real Property, as applicable, held or owned by (or purported to be held or owned by) any members of the Acquired Company Group.

(d)            As of the date of this Agreement, with respect to any Oil and Gas Lease held or owned by (or purported to be held or owned by) any member of the Acquired Company Group, there is no default under any such Oil and Gas Lease by any member of the Acquired Company Group or, to the Knowledge of the Acquired Company Group, any other party thereto, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by any member of the Acquired Company Group or, to the Knowledge of the Acquired Company Group, any other party thereto, in each case, except as would not be expected, individually or in the aggregate, to have a Company Material Adverse Effect. As of the date of this Agreement, no member of the Acquired Company Group has received any written notice (other than de minimis or frivolous claims or demands) that any of its Oil and Gas Lease accounts are not current or that any material payments required thereunder have not been, or by Closing will not be, paid.

(e)            To the Knowledge of the Acquired Company Group, none of the Oil and Gas Properties held or owned by (or purported to be held or owned by) any member of the Acquired Company Group are subject to any material preferential purchase, tag-along, right of first refusal, right of first offer, purchase option, Consent or similar right that would become operative as a result of the entry into (or the consummation of) the transactions contemplated by this Agreement (other than any Consent that, by its terms, cannot be unreasonably withheld (or that contains language to a similar effect)).

(f)            Except to the extent of those obligations previously fulfilled by any member of the Acquired Company Group, or any of their respective predecessors, none of the material Oil and Gas Properties of any member of the Acquired Company Group contain express provisions obligating any member of the Acquired Company Group to drill any Wells (other than provisions requiring optional drilling as a condition of maintaining all or a portion of a presently non-producing Oil and Gas Lease), except as set forth on Section 4.12(f) of the Company Disclosure Letter.

(g)            Section 4.12(g) of the Company Disclosure Letter lists a complete and accurate list of all Oil and Gas Properties held or owned by (or purported to be held or owned by) any member of the Acquired Company Group that are (i) currently subject to any Proceeding challenging the validity of the sale or issuance of an oil and gas lease issued by the Bureau of Land Management or other Governmental Entity (the “Issuing Authority”), or (ii) pursuant to which an Issuing Authority has refused, or could reasonably be expected to refuse, to issue a drilling permit or communitization agreement on the basis of a Proceeding challenging the validity of a sale or issuance of an oil and gas lease. To the Knowledge of the Acquired Company Group, (i) each member of the Acquired Company Group has timely and properly submitted all requests to suspend operations and/or production from any such Oil and Gas Properties as permitted under the applicable provisions of the Mineral Leasing Act of 1920 (30 U.S.C. § 181 et seq.), as amended (the “MLA”) and (ii) none of such requests have been denied.

(h)            Section 4.12(h) of the Company Disclosure Letter sets forth a complete and accurate list of (i) all Oil and Gas Leases of the Acquired Company Group for which any member of the Acquired Company Group has submitted, or is expected to submit within the twelve-month period after the execution date of this Agreement, a request for suspension of operations and/or production pursuant to Section 39 of the MLA, 30 U.S.C. § 209 due to the proximity of the Oil and Gas Lease to unleased federal lands needed to complete lease blocks on a geologic play and (ii) the current status of all such submissions.

(i)            Section 4.12(i) of the Company Disclosure Letter sets forth, to the Knowledge of the Acquired Company Group, all Oil and Gas Leases of the Acquired Company Group with primary terms that expire during the period beginning on the date of this Agreement and ending on December 31, 2025.

4.13         Certain Payment Matters

(a)            To the Knowledge of the Acquired Company Group, (i) all rentals, shut-ins and similar payments owed to any Person under (or otherwise with respect to) any Oil and Gas Leases held or owned by (or purported to be held or owned by) any member of the Acquired Company Group have been properly and timely paid in all material respects, or have been (or are currently being) contested in good faith in the ordinary course of business and through appropriate proceedings, and (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens from Oil and Gas Properties held or owned by (or purported to be held or owned by) the Acquired Company Group and payable by the Acquired Company Group to third parties have been properly and timely paid in all material respects, or have been (or are currently being) contested in good faith in the ordinary course of business and through appropriate proceedings (other than any such Production Burdens which are being held in suspense in accordance with applicable Laws, Contracts or the terms of applicable Oil and Gas Properties).

(b)            Except as set forth on Section 4.13(b) of the Company Disclosure Letter, to the Knowledge of the Acquired Company Group, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties held or owned by (or purported to be held or owned by) any member of the Acquired Company Group are being received by them in a timely manner (other than those being contested in good faith in the ordinary course of business and through appropriate proceedings) and are not being held in suspense (by the Acquired Company Group, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled Wells.

(c)            Except as set forth on Section 4.13(c) of the Company Disclosure Letter, as of the date of this Agreement, there is no outstanding authorization for expenditure, commitment or similar request or invoice for funding or participation under any agreement or Contract which is binding on any member of the Acquired Company Group or any Oil and Gas Property held or owned by (or purported to be held or owned by) any member of the Acquired Company Group and which the Acquired Companies reasonably anticipate will individually require expenditures by any member of the Acquired Company Group in excess of $1,000,000.

4.14         Wells and Equipment.

(a)            Except as would not be material and adverse to the business of the Acquired Company Group taken as a whole, with respect to Oil and Gas Properties held or owned by (or purported to be held or owned by) any member of the Acquired Company Group that are operated by the Acquired Company Group, (i) all currently producing Wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted) and (ii) there are no Wells that constitute a part of the Oil and Gas Properties held or owned by (or purported to be held or owned by) any member of the Acquired Company Group in respect of which the Acquired Company Group have received a notice, claim, demand or order notifying, claiming, demanding or requiring that such Wells be temporarily or permanently plugged or abandoned.

(b)            All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases held or owned by (or purported to be held or owned by) any member of the Acquired Company Group or otherwise associated with an Oil and Gas Property held or owned by (or purported to be held or owned by) any member of the Acquired Company Group that were drilled and completed by the Acquired Company Group, and to the Knowledge of the Acquired Company Group, all such other wells that were not drilled and completed by the Acquired Company Group, have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease(s), the applicable Contracts entered into by the Acquired Company Group related to such Wells and such other wells and in accordance with applicable Law, and all drilling and completion (and plugging and abandonment, if applicable) of such Wells and such other wells that were drilled and completed (and plugged and abandoned, if applicable) by the Acquired Company Group have been conducted in compliance with all such applicable Oil and Gas Lease(s), Contracts and applicable Law except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.15         Company Rights-of-Way. Each member of the Acquired Company Group has such consents, easements, rights-of-way, servitudes, surface rights, permits and licenses (including the Company Permits) from each Person (collectively, the “Company Rights-of-Way”) as are sufficient to conduct the business of such member of the Acquired Company Group as presently conducted, except for such Company Rights-of-Way the absence of which would not be material and adverse to the business of the Acquired Company Group, taken as a whole. Each member of the Acquired Company Group has fulfilled and performed all of its obligations with respect to each Company Rights-of-Way held by such Person and conducted its business in a manner that does not violate any such Company Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Company Rights-of-Way, except as would not be material and adverse to the business of the Acquired Company Group taken as a whole. All pipelines and material facilities operated by the Acquired Company Group are subject to valid Company Rights-of-Way, or are located on real property owned or leased by the Acquired Company Group, and there are no gaps (including any gap arising as a result of any breach by the Acquired Company Group of the terms of any Company Rights-of-Way) in the Company Rights-of-Way except as would not be material and adverse to the business of the Acquired Company Group taken as a whole. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Rights-of-Way contain a requirement that the holder thereof make royalty or other payments based, directly or indirectly, on the throughput of Hydrocarbons on or across such Company Rights-of-Way (other than customary royalties under Oil and Gas Leases based solely on Hydrocarbons produced from such Oil and Gas Lease).

4.16         Reserve Report.

(a)            The Acquired Companies have made available to Parent the report of the proved Hydrocarbon reserves of the Acquired Company Group with respect to the Oil and Gas Properties of the Acquired Company Group prepared by DeGloyer and MacNaughton (the “Company Reserve Auditor”) dated as of June 30, 2024 (the “Company Reserve Report”).

(b)            The factual, non-interpretive data relating to the Oil and Gas Properties held or owned by (or purported to be held or owned by) any member of the Acquired Company Group upon which the Company Reserve Report was based was complete and accurate in all material respects at the time such data was provided by the Acquired Companies to the Company Reserve Auditor for use in the Company Reserve Report. To the Knowledge of the Acquired Company Group, there are no material errors in the assumptions and estimates used by the Company Reserve Auditor in connection with the preparation of the Company Reserve Report. The proved Hydrocarbon reserve estimates of the Acquired Company Group set forth in the Company Reserve Report fairly reflect, in all material respects, the proved Hydrocarbon reserves of the Acquired Company Group at the dates indicated therein, as applied on a consistent basis throughout the periods reflected therein. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected, individually or in the aggregate, to be material and adverse to the business of the Acquired Company Group taken as a whole.

4.17         Material Contracts.

(a)            Except for this Agreement, Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Acquired Companies have made available to Parent true and complete copies, of:

(i)	each Contract to which any member of the Acquired Company Group is a party that (A) restricts the ability of any member of the Acquired Company Group to compete in any business or with any Person in any geographical area, (B) requires any member of the Acquired Company Group to conduct any business on a “most favored nations” basis with any third party or (C) provides for “exclusivity” or any similar requirement in favor of any third party;

(ii)	each Contract under which any member of the Acquired Company Group licenses Intellectual Property from or to any third party (other than (A) generally commercially available, off-the-shelf software programs and (B) non-exclusive licenses in the ordinary course of business), except for such licenses and sublicenses that are not material to the Acquired Company Group, taken as a whole;

(iii)	any Contract pursuant to which any member of the Acquired Company Group will acquire any material ownership interest in any other Person or other business enterprise other than any Acquired Company Subsidiary, in each case, with a value greater than $1,000,000 after the date of this Agreement;

(iv)	each Contract that constitutes a commitment relating to indebtedness for borrowed money or the deferred purchase price of property by any member of the Acquired Company Group (whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000, other than agreements solely between or among the members of the Acquired Company Group;

(v)	each Contract for a Derivative Transaction;

(vi)	each Contract (including any Company Real Property Lease) to which any member of the Acquired Company Group is a party that provides for annual payments, receipts or expenditures in excess of $1,000,000;

(vii)	any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which any member of the Acquired Company Group will, in either case, have any material obligations after the date of this Agreement;

(viii)	each (A) Labor Agreement respecting Business Employees; and (B) Contract with a Management Company providing for the engagement of Business Employees by any member of the Acquired Company Group that would reasonably be expected to result in annual payments by the members of the Acquired Company Group in excess of $1,000,000;

(ix)	any Contract that (A) contains “earn out” or other contingent payment obligations, (B) guarantees any obligations of another Person or (C) contains indemnity or similar obligations, in each case, that would reasonably be expected to result in annual payments by or to any member of the Acquired Company Group in excess of $1,000,000;

(x)	all Contracts relating to the pending acquisition, swap, exchange, sale or other disposition of (or option to purchase, acquire, swap, exchange, sell or dispose of) any of the assets or properties of any member of the Acquired Company Group (including any Oil and Gas Properties but excluding purchases and sales of Hydrocarbons), taken as a whole, for which the aggregate consideration (or the fair market value of such consideration, if non-cash) exceeds $1,000,000;

(xi)	each joint development agreement, exploration agreement, participation, farmout, farm-in or program agreement or similar Contract (excluding joint operating agreements) that would reasonably be expected to require any member of the Acquired Company Group to make expenditures in excess of $1,000,000 in any one calendar year period;

(xii)	any Contract that contains a “take-or-pay” clause or any similar prepayment obligation, minimum volume commitment, capacity reservation fees or forward sale arrangement or obligation that otherwise guarantee or commit volumes of Hydrocarbons from any member of the Acquired Company Group’s Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor; and

(xiii)	any Contract providing for the purchase or sale by any Acquired Company or any Acquired Company Subsidiaries of Hydrocarbons, or related to Hydrocarbons or produced water or freshwater or Contracts for gathering, processing, transportation, treating, storage, blending or similar midstream services (each, a “Company Marketing Contract”) that (A) has a remaining term of greater than 90 days and does not allow any member of the Acquired Company Group to terminate it without penalty to any member of the Acquired Company Group within 90 days, (B) which would reasonably be expected to involve volumes in excess of 500 barrels of liquid Hydrocarbons per day or 1,500 MMcf of gas per day (in each case, calculated on a yearly average basis) or (C) that contains acreage dedications of more than 1,000 acres.

Each such Contract described in clauses (i) through (xiii) above is referred to herein as a “Company Specified Contract.”

(b)            As of the date of this Agreement, each of the Company Specified Contracts is valid, binding and enforceable on the applicable member of the Acquired Company Group, as the case may be, and, to the Knowledge of the Acquired Company Group, each other party thereto, and is in full force and effect except (i) for such failures to be valid, binding or enforceable or to be in full force and effect as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement and (ii) insofar as such enforceability may be limited by Creditors’ Rights. As of the date of this Agreement, to the Knowledge of the Acquired Company Group, there is no default under any Company Specified Contract by any member of the Acquired Company Group or any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by any member of the Acquired Company Group or any other party thereto, in each case except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement.

4.18         Litigation. Except as set forth on Section 4.18 of the Company Disclosure Letter, there is, and since December 31, 2022 has been, no (a) claim, suit, action, charge, complaint, investigation, audit, arbitration, inquiry, appeal or proceeding by or before any Governmental Entity (each, a “Proceeding”) pending or, to the Knowledge of the Acquired Company Group, threatened against or affecting any member of the Acquired Company Group or any of their Oil and Gas Properties or (b) Judgment of any Governmental Entity or arbitrator outstanding against any member of the Acquired Company Group or any of their Oil and Gas Properties, in each case, that would reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement.

4.19         Compliance with Laws; Permits.

(a)            Each member of the Acquired Company Group is and, since December 31, 2022, has been, in compliance with all, and is not in default under or in violation of any, applicable Laws, other than any noncompliance, default or violation that would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement. No member of the Acquired Company Group has received any written communication since December 31, 2022 and prior to the date of this Agreement from a Governmental Entity that alleges that any member of the Acquired Company Group is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement.

(b)            In the last five years, no member of the Acquired Company Group nor, to the Knowledge of the Acquired Company Group, any of their respective directors, officers, employees nor any other Person acting on behalf of any member of the Acquired Company Group has: (i) been a Sanctioned Person or been organized, a resident of or located in a Sanctioned Country; (ii) engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; (iii) made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Person in violation of any applicable Laws related to the prevention of corruption, including the Foreign Corrupt Practices Act of 1977, as amended (“Anti-Corruption Laws”); or (iv) otherwise violated applicable Sanctions, Ex-Im Laws, or anti-boycott requirements (collectively, “Trade Controls”) or Anti-Corruption Laws.

(c)            In the last five years, no member of the Acquired Company Group has (i) received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Entity or (iii) conducted any internal investigation or audit, in each case, concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws.

(d)            Each member of the Acquired Company Group are in possession, and at all times since December 31, 2022 have been in possession, of all franchises, tariffs, grants, authorizations, licenses, permits, easements, rights of way, servitudes, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Company Permits”), except where the failure to be in possession of such Company Permits would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement. To the Knowledge of the Acquired Company Group, there is no outstanding violation in any material respect of any of the Company Permits by any member of the Acquired Company Group (as applicable). No suspension or cancellation of any of the Company Permits is, to the Knowledge of the Acquired Company Group, pending or threatened, except where such suspension or cancellation would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement.

(e)            Section 4.19(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of (i) all pending, but not yet approved, applications for permits to drill (“APDs”), and (ii) APDs that were previously approved, but (A) will expire on or prior to June 30, 2025 or (B) have expired, and for which an APD extension has been submitted to the applicable Governmental Entity.

4.20         Environmental Matters. Except for matters that would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group taken as a whole, or that would materially impair, hinder, or delay the Acquired Company Group’s ability to perform its obligations under this Agreement:

(a)            Each member of the Acquired Company Group is, and since December 31, 2022 has been, in compliance with all Environmental Laws, including obtaining, maintaining and complying with all Environmental Permits required for the operation of their businesses as they are being conducted as of the date of this Agreement;

(b)            No member of the Acquired Company Group has received any written notice since December 31, 2022 (or earlier if pending or unresolved) and prior to the date of this Agreement from any Governmental Entity or other Person alleging the violation by any member of the Acquired Company Group of or liability of any member of the Acquired Company Group under any Environmental Law or any Environmental Permit;

(c)            As of the date of this Agreement, there are no Proceedings or Judgments pending or, to the Knowledge of the Acquired Company Group, threatened against any member of the Acquired Company Group relating to any Environmental Law or any Environmental Permit;

(d)            To the Knowledge of the Acquired Company Group, no member of the Acquired Company Group has treated, stored, disposed of, arranged for the disposal of, transported, handled, Released, or exposed any Person to any Hazardous Material in a manner that has given rise to any current, or that is reasonably expected to give rise to any future, liabilities or obligations of any member of the Acquired Company Group pursuant to Environmental Laws;

(e)            Except for customary indemnities in standard service agreements, no member of the Acquired Company Group has assumed, become subject to or provided an indemnity with respect to any liability of any other Person relating to Environmental Laws or Hazardous Materials; and

(f)            The Acquired Companies have furnished to Parent, First Merger Sub and Second Merger Sub copies of all material environmental reports, audits and assessments in their possession or reasonable control.

4.21         Indebtedness. Section 4.21 of the Company Disclosure Letter contains a true and complete list of all Indebtedness of the Acquired Company Group as of the date hereof and the Acquired Companies have provided Parent with true and complete copies of all agreements (including any attachments thereto and amendments thereof) evidencing such Indebtedness.

4.22         Material Customers and Material Suppliers.

(a)            Section 4.22(a)(i) of the Company Disclosure Letter sets forth the top five customers of the Acquired Company Group collectively (based on the dollar amount of revenue from such customers) for the 12-month period ended September 30, 2024 (the “Company Material Customers”). Except as set forth on Section 4.22(a)(ii) of the Company Disclosure Letter, no such Company Material Customer has, during the last 12 months, cancelled or terminated any of its Contracts or arrangements or materially reduced its business in the aggregate, with any member of the Acquired Company Group or, to the Knowledge of the Acquired Company Group, made any threat to any member of the Acquired Company Group to cancel or otherwise terminate any of its Contracts or arrangements or materially reduce its business in the aggregate with any member of the Acquired Company Group (other than changes to pricing and quantity of products and services which are currently permitted by the arrangements with such Company Material Customer).

(b)            Section 4.22(b)(i) of the Company Disclosure Letter sets forth the top five suppliers of the Acquired Company Group collectively (based on the dollar amount of purchases from such suppliers) for the 12-month period ended September 30, 2024 (the “Company Material Suppliers”). Except as set forth on Section 4.22(b)(ii) of the Company Disclosure Letter, no such Company Material Supplier has, during the last 12 months, cancelled or terminated any of its Contracts or arrangements, or materially reduced its business in the aggregate, with any member of the Acquired Company Group, or, to the Knowledge of the Acquired Company Group, made any threat to any member of the Acquired Company Group to cancel or otherwise terminate any of its Contracts or arrangements with, or materially reduce its supply to, any member of the Acquired Company Group.

4.23         Intellectual Property. Each member of the Acquired Company Group owns or has the right to use all Intellectual Property that is used in and necessary for the operation of the businesses of such member of the Acquired Company Group as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Liens except for Company Permitted Liens, except where the failure to own or have the right to use such Intellectual Property would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement. To the Knowledge of the Acquired Company Group, the use of the Company Intellectual Property by Acquired Company Group in the operation of the business of the Acquired Company Group as presently conducted is not infringing upon or misappropriating any Intellectual Property of any other Person, except for such matters that would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement.

4.24         Insurance. Each member of the Acquired Company Group maintains, or is entitled to the benefits of, insurance in such amounts and against such risks substantially as the Acquired Companies believe to be customary for the industries in which Acquired Company Group operates. Section 4.24 of the Company Disclosure Letter sets forth a true, correct and complete list of all material insurance policies (collectively, the “Material Company Insurance Policies”) held by each member of the Acquired Company Group as of the date of this Agreement, together with the beneficiaries, carriers and liability limits for each such policy. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or that would impair, hinder, or delay any member of the Acquired Company Group’s ability to perform its obligations under this Agreement, (a) all Material Company Insurance Policies maintained by or on behalf of each member of the Acquired Company Group as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid, (b) each member of the Acquired Company Group is in compliance with the terms and provisions of all Material Company Insurance Policies maintained by or on behalf of the Acquired Company Group as of the date of this Agreement, and no member of the Acquired Company Group is in breach or default under, or has taken any action that would permit termination or material modification of, any Material Company Insurance Policies, (c) as of the date of this Agreement, there is no claim outstanding under any such Material Company Insurance Policies and, to the Knowledge of the Acquired Company Group, no event has occurred, and no circumstance or condition exists, that has given rise to or serves as the basis for any such claim under any such Material Company Insurance Policies and (d) no member of the Acquired Company Group has received any written notice from any insurer or reinsurer of any reservation of rights with respect to any material pending or paid claims as of the date of this Agreement.

4.25         Regulatory Matters. No member of the Acquired Company Group is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005. Except as set forth on Section 4.25 of the Company Disclosure Letter, no member of the Acquired Company Group owns or holds any refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid, or other hydrocarbon pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants or other related operations, assets, machinery or equipment that are subject to (x) regulation by FERC under the NGA, NGPA, ICA, or the FPA, or the rules and regulations of FERC promulgated pursuant to the foregoing statutes, or (y) rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction or Governmental Entity.

4.26         Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Wells Fargo Securities, LLC, the fees and expenses of which will be paid by Parent on behalf of the Acquired Companies at the Closing, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the Mergers and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Acquired Companies or any of their respective Affiliates.

4.27         Related Party Transactions. Except as set forth on Section 4.27 of the Company Disclosure Letter, no member of the Acquired Company Group are party to any Contract, transaction or arrangement under which any (a) present or former executive officer or director of any member of the Acquired Company Group, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity securities of any member of the Acquired Company Group or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon any member of the Acquired Company Group or any of their respective properties and assets or owns or has any interest in any of their respective properties or assets, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of the Acquired Company Group (each such agreement, a “Related Party Contract”).

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as disclosed in the reports, schedules, forms, statements and other documents filed by Parent with or furnished by Parent to the SEC on or after December 31, 2022 (excluding any disclosures set forth in any such Filed Parent SEC Documents in any risk factor section, any forward-looking disclosure, any quantitative or qualitative disclosures about market risk or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein) and publicly available one Business Day prior to the date of this Agreement (the “Filed Parent SEC Documents”) or as set forth in the disclosure letter delivered by Parent to the Acquired Companies (the “Parent Disclosure Letter”), Parent, First Merger Sub and Second Merger Sub represent and warrant to the Acquired Companies as follows:

5.1           Organization, General Authority and Standing. Each of Parent and the Parent Subsidiaries is duly organized, incorporated or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction in which it is organized, incorporated or formed, as applicable (in the case of good standing, to the extent the concept is recognized by such jurisdiction), except in the case of any Parent Subsidiary where any such failure would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries (a) has full power and authority necessary to own, lease and operate its assets and properties and to enable it to conduct its business as presently conducted and (b) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets or properties makes such qualification or licensing necessary, except where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Parent is not in violation of its Organizational Documents in any material respect. True and complete copies of the Organizational Documents of the Parent, as amended to the date of this Agreement, are included in the Filed Parent SEC Documents.

5.2           Capital Structure.

(a)            The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock, par value $0.01 per share (the “Parent Common Stock”) and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”). At the close of business on January 13, 2025 (the “Measurement Date”), (i) 39,941,920 shares of Parent Common Stock were issued and outstanding, (ii) zero shares of Parent Common Stock were subject to Parent Stock Options, 1,380,939 shares of Parent Common Stock were subject to Parent TRSUs and 484,531 shares of Parent Common Stock were subject to Parent PRSUs (calculated at target performance in accordance with the terms of the applicable award agreement), (iii) zero shares of Parent Common Stock were held by Parent in its treasury, (iv) 1,990,517 additional shares of Parent Common Stock were reserved for issuance pursuant to the Parent Stock Plans, and (v) zero shares of Parent Preferred Stock were issued and outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of Parent were issued, reserved for issuance or outstanding. From the Measurement Date to the date of this Agreement, there have been no issuances by Parent of shares of capital stock of Parent or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of Parent or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Parent Common Stock, other than the rights under the Parent Stock Plan.

(b)            All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all shares of Parent Common Stock which may be issued pursuant to the settlement of Parent Equity Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c)            As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote (“Voting Parent Debt”).

(d)            Except as set forth above, as of the date of this Agreement, there are no options, warrants, convertible or exchangeable securities, stock-based performance units or other rights or Contracts to which Parent is a party or by which Parent is bound (i) obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, Parent or any Voting Parent Debt, (ii) obligating Parent to issue, grant or enter into any such option, warrant, security, unit, right or Contract or (iii) that give any Person the right to receive any economic interest of any nature accruing to the holders of Parent Common Stock. As of the date of this Agreement, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of Parent, except for (A) the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Parent Stock Plans and (B) the acquisition by Parent of Parent Stock Options, Parent TRSUs and Parent PRSUs in connection with the forfeiture of awards.

5.3           Parent Subsidiaries; Equity Interests.

(a)            Section 5.3(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of each (i) Parent Subsidiary and (ii) entity (other than the Parent Subsidiaries) in which Parent or any Parent Subsidiary owns any interest. All of the outstanding interests of each Parent Subsidiary have been duly authorized, validly issued, fully paid and nonassessable and, except as set forth on Section 5.3(a) of the Parent Disclosure Letter, are owned by Parent, free and clear of all Liens, other than Parent Permitted Liens. As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which any Parent Subsidiary is a party or by which any Parent Subsidiary is bound obligating any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, any Parent Subsidiary.

(b)            Except as set forth on Section 5.3(a) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary (i) owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person or (ii) has any obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than their respective Subsidiaries listed on Section 5.3(a) of the Parent Disclosure Letter.

(c)            The Parent Subsidiaries are not in violation of their respective Organizational Documents in any material respect.

5.4           Capitalization of Merger Subs; Business Conduct. All of the issued and outstanding equity interests of each of First Merger Sub and Second Merger Sub are, and immediately prior to the Effective Time will be, owned indirectly by Parent. Each of First Merger Sub and Second Merger Sub was formed on January 9, 2025. Since their inception, neither First Merger Sub nor Second Merger Sub has engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby. Each of First Merger Sub and Second Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Mergers as provided in this Agreement.

5.5           Authority; Execution and Delivery; Enforceability.

(a)            The execution, delivery and performance by Parent, First Merger Sub and Second Merger Sub of this Agreement and, subject to obtaining Parent Stockholder Approval, the consummation by Parent, First Merger Sub and Second Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company action on the part of Parent, First Merger Sub, Second Merger Sub, as applicable, in accordance with their respective Organizational Documents and applicable Law. Parent, First Merger Sub and Second Merger Sub have duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Acquired Companies, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by Creditors’ Rights).

(b)            The Parent Board, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers and the Parent Stock Issuance, are advisable, fair to, and in the best interests of Parent and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Mergers and the Parent Stock Issuance, (iii) approved the execution, delivery and performance by Parent of this Agreement, including the Mergers and the Parent Stock Issuance, upon the terms and subject to the conditions contained herein, (iv) directed that this Agreement be submitted to the holders of the Parent Common Stock at the Parent Stockholders Meeting to approve the Parent Stock Issuance, and (v) resolved to make the Parent Board Recommendation, subject to the terms and conditions in this Agreement. None of the foregoing actions by the Parent Board have been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 6.5).

(c)            The affirmative vote of at least a majority of the votes cast in person or represented by proxy at the Parent Stockholders Meeting by the holders of Parent Common Stock entitled to vote thereon in accordance with Sections 312.03(c) and 312.07 of the NYSE Listed Company Manual is the only vote of holders of any class or series of capital stock of Parent necessary to approve the Parent Stock Issuance (the “Parent Stockholder Approval”), and no other vote of holders of any securities of Parent is necessary to approve the transactions contemplated by this Agreement, including the Mergers.

(d)            Parent, as the sole member of Amplify Holdings, as the sole member of Amplify Acquisitionco, as the sole member of Amplify Opco, as the sole member of First Merger Sub and as the sole member of Second Merger Sub, has (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are advisable, fair to, and in the best interests of, Merger Sub and Amplify Opco, as the sole member of Merger Sub, and (ii) approved, and has caused Amplify Opco to approve, the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions contained herein. None of the foregoing actions by Amplify Opco, as the sole member of Merger Sub, have been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 6.5).

5.6           No Conflicts; Consents.

(a)            The execution, delivery and performance by Parent, First Merger Sub and Second Merger Sub of this Agreement do not, and the consummation of the Mergers and the other transactions contemplated hereby and compliance with the terms hereof will not, contravene, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or the Parent Subsidiaries under, any provision of (i) Parent’s Organizational Documents (assuming that the Parent Stockholder Approval is obtained) or the comparable Organizational Documents of the Parent Subsidiaries, (ii) any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) assuming the Consents referred to in Section 5.6(b) are duly and timely obtained or made (as applicable) and the Parent Stockholder Approval has been obtained, any Law applicable to Parent or the Parent Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 5.6(a), clause (G) of the definition of the term “Parent Material Adverse Effect” shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur).

(b)            No Consent of, or registration, declaration, notice, notification, submission or filing with, any Governmental Entity, is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) (A) the filing with the SEC of such registration statements, reports, schedules and statements, or the taking of, other actions under the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Mergers and the other transactions contemplated hereby and (B) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent, First Merger Sub and Second Merger Sub are qualified to do business, (iii) such filings as may be required under the rules and regulations of the NYSE and (iv) such other items (A) required solely by reason of the participation of the Acquired Companies (as opposed to any third Person) in the transactions contemplated hereby or (B) that the failure of which to obtain or make would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 5.6(b), clause (G) of the definition of the term “Parent Material Adverse Effect” shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur).

5.7           SEC Documents; Undisclosed Liabilities.

(a)            Since December 31, 2022, Parent has filed or furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished under the Exchange Act and the Securities Act. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently Filed Parent SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Filed Parent SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(b)            The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of Parent included in the Filed Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(c)            Except as reflected or reserved against in the consolidated balance sheet of Parent, as of September 30, 2024, or the notes thereto, included in the Filed Parent SEC Documents (such balance sheet and the notes thereto, the “Parent Balance Sheet”), Parent and the Parent Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the date of the Parent Balance Sheet (other than any liability for breaches of Contract or relating to any Proceeding), (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of Parent or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto, (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby and (iv) liabilities or obligations that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(d)            Parent has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From the date of the filing of Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 to the date of this Agreement, Parent’s auditors and the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s or its Subsidiaries’ ability to record, process, summarize and report financial information (including compliance with GAAP) or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s or its Subsidiaries’ internal control over financial reporting.

(e)            The Filed Parent SEC Documents accurately summarize, in all material respects, the outstanding Derivative Transaction positions of Parent and the Parent Subsidiaries, including Hydrocarbon and financial Derivative Transaction positions attributable to the production and marketing activities of Parent and the Parent Subsidiaries, as of the dates reflected therein.

5.8           Information Supplied. Subject to the accuracy of the representations and warranties of the Acquired Companies set forth in Article IV, none of the information supplied or to be supplied by or on behalf of Parent, First Merger Sub or Second Merger Sub for inclusion or incorporation by reference in the Proxy Statement (and any amendment or supplement thereto) will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to Parent’s stockholders, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Parent, First Merger Sub and Second Merger Sub shall use commercially reasonable efforts to ensure the Proxy Statement (a) will comply as to form in all material respects with the requirements of the Exchange Act and (b) will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that Parent, First Merger Sub and Second Merger Sub will make no representation or warranty with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of any Acquired Company for inclusion or incorporation by reference therein.

5.9            Absence of Certain Changes or Events.

(a)            Since the date of the Parent Balance Sheet, there has not been any Parent Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(b)            From the date of the Parent Balance Sheet to the date of this Agreement, Parent and the Parent Subsidiaries have conducted their businesses in the ordinary course of business in substantially the same manner as previously conducted, and during such period have not taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken after the date of this Agreement, would have required the consent of the Acquired Companies under Section 6.2(c), Section 6.2(e), Section 6.2(j) or Section 6.2(m).

5.10          Taxes. Except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

(a)            Each of Parent and the Parent Subsidiaries has (i) duly and timely filed, or caused to be duly and timely filed on its behalf, taking into account any extensions of time within which to file, all Tax Returns required to have been filed by or with respect to it, and all such Tax Returns are true and complete, and (ii) duly and timely paid, or caused to be paid, all Taxes required to have been paid by it (whether or not shown as due on any Tax Return).

(b)            Each of Parent and the Parent Subsidiaries has complied with all applicable Laws relating to the payment, reporting and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Entity all Taxes required to be withheld and paid with respect to its employees, independent contractors, creditors, partners, stockholders and other third parties.

(c)            No outstanding agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Parent or any of the Parent Subsidiaries has been entered into with any Governmental Entity.

(d)            Parent and the Parent Subsidiaries have established adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Filed Parent SEC Documents for all Taxes payable by Parent and the Parent Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(e)            No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against Parent or any Parent Subsidiary that has not been paid, settled or withdrawn.

(f)            There are no pending adjustments that have been proposed or asserted with respect to any Tax Return of Parent or any Parent Subsidiary, and no Proceeding or controversy in respect of Taxes of Parent or any Parent Subsidiary is presently in progress or has been threatened in writing.

(g)            Neither Parent nor any Parent Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (i) exclusively between Parent and any Parent Subsidiary or (ii) the primary subject matter of which is not Tax).

(h)            Since December 31, 2022, neither Parent nor any Parent Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any analogous or similar provision of Law) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i)            Neither Parent nor any Parent Subsidiary is or has been a party to any “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulations Section 1.6011-4(b).

(j)            Neither Parent nor any Parent Subsidiary has entered into or requested a private letter ruling, technical advice memoranda or similar ruling from a Governmental Entity with respect to Parent or any Parent Subsidiaries that would have continuing effect after the Closing Date.

(k)            Neither Parent nor any Parent Subsidiary (i) is or has been a member of any affiliated, consolidated, unitary, combined or similar group (other than any such group the common parent of which is Parent) or (ii) has any liability for the Taxes of any Person (other than Parent or the Parent Subsidiaries) by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of Law) or otherwise.

(l)            No claim or assertion has ever been made or, to the Knowledge of Parent, has been threatened in writing by a Governmental Entity against Parent or any Parent Subsidiary in a jurisdiction where Parent or any Parent Subsidiary does not file a Tax Return that such entity is or may be required to file such Tax Return or pay Taxes in such jurisdiction.

(m)            Neither Parent nor any Parent Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Law or Laws related to Taxes) or any other written agreement with any Governmental Entity executed on or prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; or (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any analogous or similar provision of Law) that existed prior to the Closing.

(n)            Neither Parent nor any Parent Subsidiary has had a permanent establishment (within the meaning of an applicable Tax treaty) or has become subject to Tax outside of the United States.

(o)            Neither Parent nor any Parent Subsidiary owns, or has ever owned, an interest in a “controlled foreign corporation” or “passive foreign investment company” within the meaning of the Code.

(p)            Each of Parent and the Parent Subsidiaries that has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act or other similar Law has claimed such credits in accordance with applicable Law and neither Parent nor any Parent Subsidiary shall be required to repay any such credit.

(q)            There are no Liens for Taxes upon any property of Parent or any of the Parent Subsidiaries except for statutory Liens for current Taxes not yet due and payable.

5.11          Labor Relations.

(a)            There are no Labor Agreements to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary is bound. There are no Labor Agreements covering or that otherwise pertain to any employees of Parent or any Parent Subsidiary, and none are currently being negotiated. Except as would not reasonably be expected, individually or in the aggregate, to be material to Parent or any Parent Subsidiary, taken as a whole, since December 31, 2022, neither Parent nor any Parent Subsidiary has experienced (a) any pending, or, to the Knowledge of Parent, threatened unfair labor practice charges, labor grievances, labor arbitrations, strikes, work stoppages, slowdowns, lockouts, picketing, hand billing or other material labor disputes or (b) to the Knowledge of Parent, pending or threatened union organization attempts concerning any employees of Parent or any Parent Subsidiary. Since December 31, 2023, there has been no material Proceeding pending or, to the Knowledge of Parent, threatened by or with respect to any employee of Parent or any Parent Subsidiary or any other individual who has provided services with respect to Parent or any Parent Subsidiary, in each case, before the National Labor Relations Board or any similar Governmental Entity.

(b)            Parent and each Parent Subsidiary is, and since December 31, 2022 has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action, automated employment decision tools and other artificial intelligence and unemployment insurance.

5.12          Employee Benefits.

(a)            Each Parent Benefit Plan has been established, maintained, funded and administered, in all material respects, in accordance with its terms and all applicable Laws, including ERISA and the Code, and all contributions, premiums and other payments that have become due with respect to each Parent Benefit Plan have been timely paid, and any such amounts not yet due have been paid or properly accrued in all material respects.

(b)            Each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the Internal Revenue Service, and, to Parent’s Knowledge, no event has occurred, either by reason of any action or failure to act, that could reasonably be expected to adversely affect such Parent Benefit Plan’s qualified status.

(c)            No Parent Benefit Plan is, and neither Parent nor any Parent Subsidiary sponsors, maintains, contributes to or is required to contribute to, or has any actual or contingent liability under: (i) any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither Parent nor any Parent Subsidiary has any material benefits related current or contingent liability by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(d)            Except as set forth on Section 5.12(d) of the Parent Disclosure Letter, no Parent Benefit Plan provides, and neither Parent nor any Parent Subsidiary has any current or contingent liability in respect of post-retirement health or life insurance benefits for retired, former or current employees, officers, directors, or other individual service providers (or any beneficiary thereof) of Parent or the Parent Subsidiaries other than for continuation coverage required under COBRA. Neither Parent nor any Parent Subsidiary has incurred, or is reasonably expected to incur or to be subject to, any material Tax, penalty or other liability that may be imposed under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(e)            No Proceeding (other than routine claims for benefits) or hearing is pending or, to Parent’s Knowledge, threatened with respect to any Parent Benefit Plan, and there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Parent Benefit Plan, in each case, except as could not reasonably be expected to result in a material liability to Parent or a Parent Subsidiary.

(f)            No amount of compensation or benefit, individually or together with any other payment of compensation or benefit, that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, by any current or former employee, officer, director or individual service provider of Parent or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Section 280G of the Code and the regulations thereunder) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and could not be deductible by reason of Section 280G of the Code or could be subject to an excise Tax under Section 4999 of the Code.

(g)            Neither Parent nor any Parent Subsidiary has any current or contingent obligation to “gross-up”, reimburse, indemnify or otherwise make whole any individual for any Taxes, including the imposition of any excise tax under Section 4999 of the Code or under Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax Law).

(h)            Except as would not result in a Parent Material Adverse Effect, none of the execution and delivery of this Agreement or the consummation of the Mergers or any other transaction contemplated hereby (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) could (i) entitle any current or former director, officer, employee, contractor, consultant or other individual service provider of Parent or any Parent Subsidiary (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash, property or the vesting of property) or any increase of the amount of compensation or benefits due or payable, (ii) accelerate the time of payment or vesting, or trigger any payment, contribution or funding, of any compensation, equity award or other benefits to any current or former director, officer, employee, contractor, consultant or other service provider of Parent or any Parent Subsidiary or trigger any other obligation under any Parent Benefit Plan, or (iii) restrict the ability of the Parent to merge, amend or terminate any Parent Benefit Plan.

(i)            Except as would not result in a Parent Material Adverse Effect, each Parent Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and all Internal Revenue Service guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

5.13          Title to Properties; Oil and Gas Properties.

(a)            The Parent and the Parent Subsidiaries collectively have good and defensible title to the Oil and Gas Properties described in the Parent Audit Report, in each case free and clear of all Liens and defects and imperfections of title except (i) for any property sold or otherwise disposed of in the ordinary course of business since the date of the Parent Audit Report relating to the interests of the Parent and the Parent Subsidiaries referred to therein, (ii) for any property reflected in the Parent Audit Report as having been sold or otherwise disposed of (other than transactions effected after the date hereof in accordance with Section 6.2), (iii) for Parent Permitted Liens or (iv) such as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. For purposes of the foregoing sentence, “good and defensible title” means that the Parent or the applicable Parent Subsidiary has title (as of date of this Agreement and as of the Closing Date) to each of the Oil and Gas Properties held or owned by such Person (or purported to be held or owned by such Person) beneficially or of record with any applicable Governmental Entity that (A) entitles the Parent or the applicable Parent Subsidiary to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Audit Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the productive life of such Oil and Gas Properties except, in each case, for (w) any decreases in connection with operations in which the Parent or the applicable Parent Subsidiary has elected to be a non-consenting co-owner since the date of the Parent Audit Report, (x) any decreases resulting from reversion of interest on or after the date of the Parent Audit Report to co-owners with respect to operations in which such co-owners previously elected not to consent, (y) any decrease resulting from the establishment or amendment, after the date hereof, of production sharing agreements, pools or units, and (z) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, in each case, to the extent occurring after the date of the Parent Audit Report; (B) obligates the Parent or the applicable Parent Subsidiary to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Audit Report for such Oil and Gas Properties (other than any positive difference between such percentage and the applicable working interest shown on the Parent Audit Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties); and (C) is free and clear of all Liens, except for Parent Permitted Liens which, individually or in the aggregate, would not reasonably be expected to materially impair the continued use and operation of such Oil and Gas Properties in the conduct of business of the Parent or the applicable Parent Subsidiary as presently conducted.

(b)            Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and except with respect to any of the Oil and Gas Properties held or owned by (or purported to be held or owned by) the Parent or the Parent Subsidiaries, which are addressed in Section 5.13(a), (i) the Parent or the Parent Subsidiaries collectively hold (A) good, valid and marketable title to all real property owned by the Parent or the Parent Subsidiaries (collectively, including the improvements thereon, the “Parent Owned Real Property”), free and clear of all Liens, except Parent Permitted Liens, and (B) valid title to the leasehold estates (whether as tenant or subtenant) and valid interests in all licenses or occupancy agreements to license or otherwise occupy (whether as tenant, subtenant, licensee or occupant) all real property leased, subleased, licensed, or otherwise occupied by the Parent or the Parent Subsidiaries (collectively, including the improvements thereon, the “Parent Leased Real Property”), free and clear of all Liens, except Parent Permitted Liens; and (ii) each agreement under which the Parent or any Parent Subsidiary is the landlord, sublandlord, tenant, subtenant, licensor, licensee, or occupant with respect to the Parent Leased Real Property (each, a “Parent Real Property Lease”) is in full force and effect and is valid and enforceable against the Parent or such Parent Subsidiary and, to the Knowledge of the Parent, the other parties thereto, in accordance with its terms (except insofar as such enforceability may be limited by Creditors’ Rights), and neither the Parent nor any of the Parent Subsidiaries, or to the Knowledge of the Parent, any other party thereto, has received written notice of any default by the Parent or the Parent Subsidiaries under any Parent Real Property Lease which remains uncured as of the date of this Agreement. The Parent Owned Real Property and Parent Leased Real Property held by Parent or the Parent Subsidiaries are sufficient to conduct the business of Parent and the Parent Subsidiaries as presently conducted, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)            As of the date of this Agreement, to the Knowledge of the Parent, there does not exist any notice or request from any Governmental Entity delivered to the Parent or any of the Parent Subsidiaries requiring any construction work or alterations to cure any violation of applicable Law by the Parent or any of its Subsidiaries which remains uncured as of the date of this Agreement nor, any pending or, to the Knowledge of the Parent, threatened, condemnation or eminent domain Proceedings with respect to any of the Oil and Gas Properties, Parent Owned Real Property or Parent Leased Real Property, as applicable, held or owned by (or purported to be held or owned by) Parent or any Parent Subsidiary.

(d)            As of the date of this Agreement, with respect to any material Oil and Gas Lease held or owned by (or purported to be held or owned by) Parent or any Parent Subsidiary, there is no default under any such Oil and Gas Lease by the Parent or the applicable Parent Subsidiary or, to the Knowledge of the Parent, any other party thereto, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Parent or such Parent Subsidiary or, to the Knowledge of the Parent, any other party thereto, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(e)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the Oil and Gas Properties held or owned by (or purported to be held or owned by) Parent or any Parent Subsidiaries is subject to any preferential purchase, tag-along, right of first refusal, right of first offer, purchase option, Consent or similar right that would become operative as a result of the entry into (or the consummation of) the transactions contemplated by this Agreement.

5.14         Certain Payment Matters. .

(a)            Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person under (or otherwise with respect to) any Oil and Gas Leases held or owned by (or purported to be held or owned by) the Parent or the Parent Subsidiaries have been properly and timely paid or contested in good faith in the ordinary course of business and through appropriate proceedings, and (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens from Oil and Gas Properties held or owned by (or purported to be held or owned by) the Parent or the Parent Subsidiaries and payable by the Parent or any Parent Subsidiary to third parties have been properly and timely paid or contested in good faith in the ordinary course of business and through appropriate proceedings (other than any such Production Burdens which are being held in suspense in accordance with applicable Laws, Contracts or the terms of applicable Oil and Gas Properties).

(b)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties held or owned by (or purported to be held or owned by) the Parent and the Parent Subsidiaries are being received by them in a timely manner (other than those being contested in good faith in the ordinary course of business and through appropriate proceedings) and are not being held in suspense (by the Parent, any Parent Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled Wells.

(c)            As of the date of this Agreement, there is no outstanding authorization for expenditure, commitment or similar request or invoice for funding or participation under any agreement or Contract which is binding on the Parent, any Parent Subsidiary or any Oil and Gas Property held or owned by (or purported to be held or owned by) Parent or any Parent Subsidiary and which the Parent reasonably anticipates will individually require expenditures by the Parent or any Parent Subsidiary in excess of $1,000,000.

5.15           Wells and Equipment. .

(a)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, with respect to Oil and Gas Properties held or owed by (or purported to be held or owned by) Parent or any Parent Subsidiary that are operated by the Parent and the Parent Subsidiaries, (i) all currently producing Wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted) and (ii) there are no Wells that constitute a part of the Oil and Gas Properties held or owned by (or purported to be held or owned by) the Parent and the Parent Subsidiaries in respect of which the Parent or any Parent Subsidiaries have received a notice, claim, demand or order notifying, claiming, demanding or requiring that such Wells be temporarily or permanently plugged or abandoned.

(b)            All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases held or owned by (or purported to be held or owned by) the Parent and its Subsidiaries or otherwise associated with an Oil and Gas Property of the Parent or the Parent Subsidiaries that were drilled and completed by the Parent or the Parent Subsidiaries, and to the Knowledge of the Parent, all such other wells that were not drilled and completed by the Parent or the Parent Subsidiaries, have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease(s), the applicable Contracts entered into by the Parent or any Parent Subsidiaries related to such Wells and such other wells and in accordance with applicable Law, and all drilling and completion (and plugging and abandonment, if applicable) of such Wells and such other wells that were drilled and completed (and plugged and abandoned, if applicable) by the Parent or the Parent Subsidiaries have been conducted in compliance with all such applicable Oil and Gas Lease(s), Contracts and applicable Law except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.16          Parent Rights-of-Way(a)      Each of the Parent and the Parent Subsidiaries has such consents, easements, rights-of-way, servitudes, surface rights, permits and licenses (including the Parent Permits) from each Person (collectively, the “Parent Rights-of-Way”) as are sufficient to conduct the business of Parent or such Parent Subsidiary as presently conducted, except for such Parent Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent or the applicable Parent Subsidiary has fulfilled and performed all of its obligations with respect to each Parent Rights-of-Way held by such Person and conducted its business in a manner that does not violate any such Parent Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Parent Rights-of-Way, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All pipelines and material facilities operated by the Parent or the Parent Subsidiaries are subject to valid Parent Rights-of-Way, or are located on real property owned or leased by the Parent or a Parent Subsidiary, and there are no gaps (including any gap arising as a result of any breach by the Parent or any of the Parent Subsidiaries of the terms of any Parent Rights-of-Way) in the Parent Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no Parent Rights-of-Way contain a requirement that the holder thereof make royalty or other payments based, directly or indirectly, on the throughput of Hydrocarbons on or across such Parent Rights-of-Way (other than customary royalties under Oil and Gas Leases based solely on Hydrocarbons produced from such Oil and Gas Lease).

5.17          Reserve Report.

(a)            Parent has made available to the Acquired Companies the audited report of the estimated proved Hydrocarbon reserves of the Parent and the Parent Subsidiaries with respect to the Oil and Gas Properties of the Parent and the Parent Subsidiaries prepared by Cawley, Gillespie & Associates, Inc. (the “Parent Reserve Auditor”) dated as of January 16, 2024 (the “Parent Audit Report”).

(b)            The factual, non-interpretive data relating to the Oil and Gas Properties held or owned by (or purported to be held or owned by) the Parent or the Parent Subsidiaries upon which the Parent Audit Report was based was complete and accurate in all material respects at the time such data was provided to the Parent Reserve Auditor for use in the Parent Audit Report. To the Knowledge of the Parent, there are no material errors in the assumptions and estimates used by the Parent Reserve Auditor in connection with the preparation of the Parent Audit Report. The proved Hydrocarbon reserve estimates of the Parent and the Parent Subsidiaries set forth in the Parent Audit Report fairly reflect, in all material respects, the proved Hydrocarbon reserves of the Parent and the Parent Subsidiaries at the dates indicated therein, as applied on a consistent basis throughout the periods reflected therein. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Audit Report that would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

5.18          Material Contracts.

(a)            Except for this Agreement and the Contracts disclosed in the Filed Parent SEC Documents, Section 5.18(a) of the Parent Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and Parent has made available to the Acquired Companies true and complete copies, of:

(i)	each Contract that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)	each Contract to which Parent or any Parent Subsidiary is a party that (A) restricts the ability of Parent or any Parent Subsidiary to compete in any business or with any Person in any geographical area, (B) requires Parent or any Parent Subsidiary to conduct any business on a “most favored nations” basis with any third party or (C) provides for “exclusivity” or any similar requirement in favor of any third party, except in the case of each of clauses (A), (B) and (C) for such restrictions, requirements and provisions that are not material to Parent and the Parent Subsidiaries, taken as a whole;

(iii)	each Contract under which Parent or any Parent Subsidiary licenses Intellectual Property from or to any third party (other than (A) generally commercially available, off-the-shelf software programs and (B) non-exclusive licenses in the ordinary course of business), except for such licenses and sublicenses that are not material to Parent and the Parent Subsidiaries, taken as a whole;

(iv)	any Contract pursuant to which Parent or any Parent Subsidiary will acquire any material ownership interest in any other Person or other business enterprise other than any Parent Subsidiary, in each case, with a value greater than $1,000,000 after the date of this Agreement;

(v)	each Contract that constitutes a commitment relating to indebtedness for borrowed money or the deferred purchase price of property by Parent or any Parent Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000, other than agreements solely between or among Parent and any Parent Subsidiaries;

(vi)	each Contract for a Derivative Transaction;

(vii)	each Contract (including any Parent Real Property Lease) to which Parent or any Parent Subsidiary is a party that provides for annual payments, receipts or expenditures in excess of $1,000,000;

(viii)	any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which Parent or any Parent Subsidiary will have any material obligations after the date of this Agreement;

(ix)	each Labor Agreement respecting employees of Parent or any Parent Subsidiary; and

(x)	each Contract with or binding upon Parent or any Parent Subsidiary or any of their respective properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Each such Contract described in clauses (i) through (x) above is referred to herein as a “Parent Specified Contract.”

(b)            As of the date of this Agreement, each of the Parent Specified Contracts is valid, binding and enforceable on Parent or a Parent Subsidiary, as the case may be, and, to the Knowledge of Parent, each other party thereto, and is in full force and effect except (i) for such failures to be valid, binding or enforceable or to be in full force and effect as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect and (ii) insofar as such enforceability may be limited by Creditors’ Rights. As of the date of this Agreement, to the Knowledge of Parent, there is no default under any Parent Specified Contract by Parent or any Parent Subsidiary or any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or any Parent Subsidiary or any other party thereto, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

5.19          Litigation. Except as set forth on Section 5.19 of the Parent Disclosure Letter, there is, and since December 31, 2022 has been, no (a) Proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or any Parent Subsidiary or any of their Oil and Gas Properties or (b) Judgment of any Governmental Entity or arbitrator outstanding against Parent or any Parent Subsidiary or any of their Oil and Gas Properties, in each case, that would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

5.20          Compliance with Laws; Permits.

(a)            Each of Parent and the Parent Subsidiaries is, and, since December 31, 2022, has been, in compliance with all, and is not in default under or in violation of any, applicable Laws, other than any noncompliance, default or violation that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written communication since December 31, 2022 and prior to the date of this Agreement from a Governmental Entity that alleges that Parent or any Parent Subsidiary is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)            In the last five years, neither Parent nor any Parent Subsidiary nor, to the Knowledge of Parent, any of their respective directors, officers, employees nor any other Person acting on behalf of the Parent or any Parent Subsidiary has: (i) been a Sanctioned Person or been organized, a resident of or located in a Sanctioned Country; (ii) engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; (iii) made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Person in violation of any Anti-Corruption Laws; or (iv) otherwise violated Trade Controls or Anti-Corruption Laws.

(c)            In the last five years, neither Parent nor any Parent Subsidiary has (i) received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Entity or (iii) conducted any internal investigation or audit, in each case, concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws.

(d)            Parent and the Parent Subsidiaries are in possession, and at all times since December 31, 2022 have been in possession, of all franchises, tariffs, grants, authorizations, licenses, permits, easements, rights of way, servitudes, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Parent Permits”), except where the failure to be in possession of such Parent Permits would not reasonably be expected, individually or in the aggregate, have a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. To the Knowledge of Parent, there is no outstanding violation in any material respect of any of the Parent Permits by Parent or any Parent Subsidiary (as applicable). No suspension or cancellation of any of the Parent Permits is, to the Knowledge of Parent, pending or threatened, except where such suspension or cancellation would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

5.21         Environmental Matters. Except for matters that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

(a)            Parent and the Parent Subsidiaries are in compliance with all Environmental Laws, including obtaining, maintaining and complying with all Environmental Permits required for the operation of their businesses as they are being conducted as of the date of this Agreement;

(b)            Neither Parent nor any Parent Subsidiary has received any written notice since December 31, 2022 (or earlier if pending or unresolved) and prior to the date of this Agreement from any Governmental Entity or other Person alleging the violation by Parent or any Parent Subsidiary of or liability of Parent or any Parent Subsidiary under any Environmental Law or any Environmental Permit;

(c)            As of the date of this Agreement, there are no Proceedings or Judgments pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary relating to any Environmental Law or any Environmental Permit; and

(d)            To the Knowledge of Parent, neither Parent nor any Parent Subsidiary has treated, stored, disposed of, arranged for the disposal of, transported, handled, Released, or exposed any Person to any Hazardous Material in a manner that has given rise to any unresolved current liabilities or obligations of Parent or any Parent Subsidiary pursuant to Environmental Laws.

5.22          Indebtedness. Section 5.22 of the Parent Disclosure Letter contains a true and complete list of all Indebtedness of Parent and the Parent Subsidiaries as of the date hereof and Parent has provided the Acquired Companies with true and complete copies of all material agreements (including any attachments thereto and amendments thereof) evidencing such Indebtedness.

5.23          Material Customers and Material Suppliers.

(a)            Section 5.23(a)(i) of the Parent Disclosure Letter sets forth the top five customers of Parent and the Parent Subsidiaries collectively (based on the dollar amount of revenue from such customers) for the 12-month period ended September 30, 2024 (the “Parent Material Customers”). Except as set forth on Section 5.23(a)(ii) of the Parent Disclosure Letter, no such Parent Material Customer has, during the last 12 months, cancelled or terminated any of its Contracts or arrangements or materially reduced its business in the aggregate, with Parent or any Parent Subsidiary or, to the Knowledge of Parent, made any threat to Parent or any Parent Subsidiary to cancel or otherwise terminate any of its Contracts or arrangements or materially reduce its business in the aggregate with Parent or any Parent Subsidiary (other than changes to pricing and quantity of products and services which are currently permitted by the arrangements with such Parent Material Customer).

(b)            Section 5.23(b)(i) of the Parent Disclosure Letter sets forth the top five suppliers of Parent and the Parent Subsidiaries collectively (based on the dollar amount of purchases from such suppliers) for the 12-month period ended September 30, 2024 (the “Parent Material Suppliers”). Except as set forth on Section 5.23(b)(ii) of the Parent Disclosure Letter, no such Parent Material Supplier has, during the last 12 months, cancelled or terminated any of its Contracts or arrangements, or materially reduced its business in the aggregate, with Parent or any Parent Subsidiary, or, to the Knowledge of Parent, made any threat to Parent or any Parent Subsidiary to cancel or otherwise terminate any of its Contracts or arrangements with, or materially reduce its supply to, Parent and the Parent Subsidiaries.

5.24          Intellectual Property. Parent and the Parent Subsidiaries own or have the right to use all Intellectual Property that is used in and necessary for the operation of the businesses of Parent and the Parent Subsidiaries as presently conducted (collectively, the “Parent Intellectual Property”) free and clear of all Liens except for Parent Permitted Liens, except where the failure to own or have the right to use such Intellectual Property would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. To the Knowledge of Parent and the Parent Subsidiaries, the use of the Parent Intellectual Property by Parent and the Parent Subsidiaries in the operation of the business of Parent and the Parent Subsidiaries as presently conducted is not infringing upon or misappropriating any Intellectual Property of any other Person, except for such matters that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

5.25          Insurance. Parent and the Parent Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as Parent believes to be customary for the industries in which Parent and the Parent Subsidiaries operate. Except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of Parent or the Parent Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid, (b) Parent and the Parent Subsidiaries are in compliance with the terms and provisions of all material insurance policies maintained by or on behalf of Parent or the Parent Subsidiaries as of the date of this Agreement, and neither Parent nor any Parent Subsidiary is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies, (c) as of the date of this Agreement, there is no claim outstanding under any such material insurance policies and, to the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that has given rise to or serves as the basis for any such claim under any such material insurance policies and (d) neither Parent nor the Parent Subsidiaries has received any written notice from any insurer or reinsurer of any reservation of rights with respect to any material pending or paid claims as of the date of this Agreement.

5.26          Regulatory Matters. Neither Parent nor any Parent Subsidiary is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005. Except as set forth on Section 5.26 of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary owns or holds any refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid, or other hydrocarbon pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants or other related operations, assets, machinery or equipment that are subject to (x) regulation by FERC under the NGA, NGPA, ICA, or the FPA, or the rules and regulations of FERC promulgated pursuant to the foregoing statutes, or (y) rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction or Governmental Entity.

5.27          Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Houlihan Lokey Capital, Inc., the fees and expenses of which will be paid by Parent at or prior to the Closing, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the Mergers and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Affiliates.

5.28          Opinion of Financial Advisor. Parent has received the opinion of Houlihan Lokey Capital, Inc. to the effect that, as of the date of such opinion and based upon and subject to the factors, assumptions, qualifications, limitations and other matters set forth therein, the Aggregate Merger Consideration to be issued by Parent in the Mergers pursuant to this Agreement is fair from a financial point of view to Parent, a signed copy of which opinion will be made available to the Acquired Companies for informational purposes only on a non-reliance basis promptly following the date of this Agreement.

5.29          Related Party Transactions. Except as disclosed in the Filed Parent SEC Documents, neither Parent nor any Parent Subsidiary are party to any Contract, transaction or arrangement under which any (a) present or former executive officer or director of Parent or any Parent Subsidiary, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity securities of Parent or any Parent Subsidiary or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon Parent or any Parent Subsidiary or any of their respective properties and assets or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by Parent pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

5.30          Stockholder Rights Plan; Takeover Laws.

(a)            There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which Parent is a party or is otherwise bound.

(b)            The restrictions applicable to business combinations contained in Section 203 of the DGCL are inapplicable to the execution, deliver and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers. No Takeover Law or any similar anti-takeover provision in Parent’s Organizational Documents is, or at the Closing will be, applicable to this Agreement, or any of the transactions contemplated hereby, including the Mergers.

5.31          Form S-3. As of the date of this Agreement, Parent is eligible to register all of the Aggregate Merger Consideration issued to the Acquired Companies (or their respective designees) pursuant to the terms of this Agreement for resale by the Acquired Companies (or their respective designees) under a registration statement on Form S-3 promulgated under the Securities Act.

5.32          Valid Issuance. The shares of Parent Common Stock comprising the Aggregate Merger Consideration, when and if issued and delivered pursuant to the terms of this Agreement, will have been duly authorized, validly issued, fully paid and non-assessable, will have the rights, preferences and privileges specified in Parent’s second amended and restated certificate of incorporation, as amended from time to time, will be free of any Parent Permitted Liens, other than (a) restrictions on transfer under any applicable state and federal securities Laws and (b) those arising under this Agreement and the Stockholder Agreement.

Article VI
COVENANTS

The Acquired Companies hereby covenants to and agrees with Parent, First Merger Sub and Second Merger Sub, and Parent, First Merger Sub and Second Merger Sub hereby covenant to and agree with the Acquired Companies, that:

6.1            Conduct of Business by the Acquired Companies. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, and except (i) as expressly contemplated or permitted by this Agreement, (ii) as may be required by applicable Law, (iii) as set forth in Section 6.1 of the Company Disclosure Letter or (iv) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Acquired Companies (I) will use commercially reasonable efforts to propose and conduct the operations specified as required operations in Section 6.1(n) of the Company Disclosure Letter and (II) will not and will cause each Acquired Company Subsidiary not to, and with respect to Section 6.1(m), will use commercially reasonable efforts to cause the applicable Management Company employing or engaging Business Employees and/or sponsoring or maintaining any Company Benefit Plans, as applicable, not to:

(a)            (i) conduct its business and the business of the Acquired Company Subsidiaries other than in the ordinary course in any material respect, (ii) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or (iii) take any action that adversely affects the ability of any Party to obtain any regulatory approvals for the transactions contemplated hereby; provided, however, that no action or omission by any member of the Acquired Company Group with respect to matters specifically addressed by any provision of Section 6.1(b) through Section 6.1(t) shall be a breach of this Section 6.1(a);

(b)            issue, sell, pledge, dispose of, grant, transfer, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights;

(c)            (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any Acquired Company Subsidiary to purchase, redeem or otherwise acquire any membership, partnership or other equity interests or Rights;

(d)            (i) sell, lease, transfer, farmout, exchange, dispose of, license, convey, encumber or discontinue all or any portion of any member of the Acquired Company Group’s Oil and Gas Properties or other assets, business or properties other than (A) sales of Hydrocarbons in the ordinary course of business, (B) any individual sales, leases or dispositions for consideration not in excess of $500,000 (individually) or $5,000,000 (in the aggregate for all such sales, leases, or dispositions), or (C) sales or dispositions of obsolete or worthless equipment, inventory, materials or consumables, in the ordinary course of business consistent with past practice, or (D) any distributions expressly permitted under Section 6.1(e); (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than (A) acquisitions of Oil and Gas Properties or entry into Oil and Gas Leases in the ordinary course of business for which the aggregate consideration (or fair market value thereof) is not in excess of $500,000 (individually) or $5,000,000 (in the aggregate for all such acquisitions or leases) or (B) acquisitions resulting from a working interest holder’s non-participation election in a well or wells; (iii) merge, consolidate or enter into any other business combination transaction with any Person; or (iv) convert from a limited liability company or corporation, as the case may be, to any other business entity;

(e)            make or declare dividends or distributions to the holders of Company Units or any Acquired Company Subsidiary (other than any dividend or distribution from a wholly owned Acquired Company Subsidiary to an Acquired Company or to any other wholly owned Acquired Company Subsidiary);

(f)            amend any Acquired Company’s or any Acquired Company Subsidiary’s Organizational Documents;

(g)            other than in the ordinary course of business consistent with past practice and other than extensions of six months or less of any Company Marketing Contracts on terms substantially similar to those in effect with respect to such Contract on the date of this Agreement, enter into any Contract that would be a Company Specified Contract if it were in effect on the date of this Agreement;

(h)            (i) modify or amend any material agreement (including any Company Specified Contract), in a manner that would reasonably be expected, individually or in the aggregate, to be material to the Acquired Company Group, taken as a whole, or (ii) terminate (other than upon the expiration of the term of such Company Specified Contract in accordance with its terms without additional action by the Acquired Company Group) or assign, or waive or assign any rights under, any Company Specified Contract other than in the ordinary course of business consistent with past practice;

(i)            waive, release, assign, settle or compromise any material Proceeding or settle or compromise any Proceeding if such settlement or compromise (i) involves a material conduct remedy or material injunctive or similar relief, (ii) involves an admission of criminal wrongdoing by any member of the Acquired Company Group or (iii) has in any material respect a restrictive impact on the business of any member of the Acquired Company Group;

(j)            implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;

(k)            fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present except to the extent that any such failure would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect;

(l)            (i) make, change or rescind any material elections relating to Taxes, (ii) settle or compromise (A) any material Proceeding or controversy relating to Taxes or (B) any material Tax liability or refund, (iii) amend any Tax Return in any material respect, (iv) change in any material respect any of its methods of reporting income or deductions for U.S. federal income tax purposes, (v) agree to any extension or waiver of the statute of limitations with respect to Taxes, (vi) surrender any right to claim a material Tax refund, (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Law or Laws related to Taxes) or other written agreement with any Governmental Entity with respect to Taxes or (viii) enter into any Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (A) exclusively between any Acquired Company and any Acquired Company Subsidiary or (B) the primary subject matter of which is not Tax);

(m)            except as required by the terms of any Company Benefit Plan in effect on the date hereof and set forth on Section 4.11 of the Company Disclosure Letter, (i) establish, adopt, enter into, terminate or materially amend, any Company Benefit Plan or any other benefit or compensation plan, policy, program, Contract, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof, except for any amendment to any Company Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code that is made in the ordinary course of business consistent with past practice in connection with the annual review of any such plan, (ii) increase or accelerate the funding, payment or vesting of the compensation or benefits provided to any Business Employee or former employee, officer, director, or other individual service provider of any member of the Acquired Company Group, except for increases in base compensation, with such increases not to exceed 4% in the aggregate, (iii) grant or announce to any Business Employee or former director, officer, employee or other individual service provider of any member of the Acquired Company Group (or any of their respective dependents or beneficiaries) any cash or equity or equity-based incentive awards, bonus, transaction, change in control, retention, severance, termination pay or similar compensation, other than the payment of annual bonuses earned for any completed performance period prior to the Closing Date in the ordinary course of business consistent with past practice, (iv) (A) modify, extend, terminate or enter into any Labor Agreement or (B) recognize or certify any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative for any Business Employees; (v) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions; or (vi) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former Business Employee;

(n)            (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than (A) borrowings under existing revolving credit facilities in the ordinary course of business consistent with past practices not to exceed $1,000,000 or (B) in the ordinary course of business, (ii) redeem, repurchase, cancel or otherwise acquire any Indebtedness (directly, contingently or otherwise), (iii) other than with respect to the existing revolving credit facilities, create any material Lien that is not a Company Permitted Lien on its property or the property of any Acquired Company Subsidiary in connection with any pre-existing Indebtedness, new Indebtedness or lease, or (iv) make or commit to make any capital expenditures other than such capital expenditures that do not exceed 115% of the Acquired Companies’ capital budget (on a rolling three-month basis) as set forth in Section 6.1(n) of the Company Disclosure Letter;

(o)            make any election to be a non-consenting party (or fail to make any election, the result of which is to be deemed a non-consenting party) with respect to any proposed operation regarding any of the Oil and Gas Properties of any member of the Acquired Company Group that (i) involves capital expenditures (net to the interest of the Acquired Company Group) in excess of $1,000,000, without first reasonably consulting with Parent or (ii) would expressly result in permanent forfeiture, relinquishment or termination of an Oil and Gas Property of any member of the Acquired Company Group (excluding, for avoidance of doubt, forfeiture or relinquishment subject to customary back-in rights after payout of a contractual or statutory non-consent penalty);

(p)            implement or otherwise enter into any derivative security with respect to Hydrocarbon production or marketing or enter into any Derivative Transaction applicable to the Acquired Companies other than in the ordinary course of business;

(q)            enter into any transaction or Contracts with any Affiliate or other Person that would be required to be disclosed by any Acquired Company under Item 404 of Regulation S-K promulgated under the Exchange Act;

(r)            authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation; or

(s)            take any action that would reasonably be expected to result in the payment or provision of any compensation or benefits that, individually or together with any other payment of compensation or benefit that could be received (whether in cash or property or the vesting of property) by any current or former employee, officer, director or other individual service provider of any member of the Acquired Company Group who is a “disqualified individual” (as such term is defined in Section 280G of the Code and the regulations thereunder) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and could not be deductible by reason of Section 280G of the Code or could be subject to an excise Tax under Section 4999 of the Code;

(t)            agree or commit to do anything prohibited by clauses (a) through (s) of this Section 6.1;

provided, however, that the foregoing does not limit or restrict the ability of any member of the Acquired Company Group to take otherwise prohibited actions in response to emergency situations to the extent required in order to ensure the protection of individuals or assets or to ensure compliance with any Law (including Environmental Law, including with respect to any Release or threatened Release of Hazardous Materials), provided that the applicable Acquired Company promptly notifies Parent of the same.

6.2            Conduct of Business by Parent. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, and except (i) as expressly contemplated or permitted by this Agreement, (ii) as may be required by applicable Law or pursuant to the terms of any Parent Benefit Plan in effect on the date hereof, (iii) as set forth in the Parent Disclosure Letter or (iv) with the prior written consent of the Acquired Companies (which consent will not be unreasonably withheld, conditioned or delayed), Parent will not and will cause each Parent Subsidiary not to:

(a)            (i) conduct its business and the business of the Parent Subsidiaries other than in the ordinary course in any material respect, (ii) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or (iii) take any action that adversely affects the ability of any Party to obtain any regulatory approvals for the transactions contemplated hereby; provided, however, that no action or omission by Parent or any Parent Subsidiary with respect to matters specifically addressed by any provision of Section 6.2(b) through Section 6.2(s) shall be a breach of this Section 6.2(a);

(b)            issue, sell, pledge, dispose of, grant, transfer, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights other than (i) grants of Parent TRSUs and Parent PRSUs in the ordinary course of business consistent with past practice (including, without limitation, with respect to award mix and the material terms and conditions of such awards, including those relating to vesting and forfeiture), with the aggregate number of shares of Parent Common Stock subject to such grants (measured assuming target performance with respect to Parent PRSUs) not to exceed 1,200,000, and (ii) issuances of Parent Common Stock in respect of the vesting, settlement and/or exercise of Parent Equity Awards outstanding as of the date hereof or granted after the date hereof as permitted by clause (i) of this Section 6.2(b);

(c)            (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any Parent Subsidiary to purchase, redeem or otherwise acquire any membership, partnership or other equity interests or Rights, except as permitted by the terms of the Parent Stock Plans and any related award agreements or to satisfy any withholding obligations of the holder thereof or as permitted by the terms of its securities outstanding on the date of this Agreement (or granted following the date of this Agreement in accordance with this Agreement) by any Parent Benefit Plan;

(d)            (i) sell, lease, transfer, farmout, exchange, dispose of, license, convey, encumber or discontinue all or any portion of the Parent’s or any Parent Subsidiary’s Oil and Gas Properties or other assets, business or properties other than (A) sales of Hydrocarbons in the ordinary course of business, (B) any individual sales, leases or dispositions for consideration not in excess of $500,000 (individually) or $5,000,000 (in the aggregate for all such sales, leases, or dispositions), (C) sales or dispositions of obsolete or worthless equipment, inventory, materials or consumables, in the ordinary course of business consistent with past practice, or (D) any distributions expressly permitted under Section 6.2(e); (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than (A) acquisitions or Oil and Gas Properties or entry into Oil and Gas Leases in the ordinary course of business for which the aggregate consideration (or fair market value thereof) is not in excess of $500,000 (individually) or $5,000,000 (in the aggregate for all such acquisitions or leases) or (B) acquisitions resulting from a working interest holder’s non-participation election in a well or wells; (iii) merge, consolidate or enter into any other business combination transaction with any Person; or (iv) convert from a limited liability company or corporation, as the case may be, to any other business entity;

(e)            make or declare dividends or distributions to the holders of Parent Common Stock or any Parent Subsidiary (other than any dividend or distribution from a wholly owned Parent Subsidiary to Parent or to any other wholly owned Parent Subsidiary);

(f)            other than the Parent Bylaw Amendments, amend Parent’s or any Parent Subsidiary’s Organizational Documents;

(g)            enter into any Contract that would be a Parent Specified Contract if it were in effect on the date of this Agreement, except as would not prevent or materially delay the consummation of the Mergers or the other transactions contemplated by this Agreement;

(h)            modify, amend, terminate or assign, or waive or assign any rights under any material agreement (including any Parent Specified Contract), in a manner that would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, or that would reasonably be expected to prevent or materially delay the consummation of the Mergers or the other transactions contemplated by this Agreement;

(i)            waive, release, assign, settle or compromise any material Proceeding or settle or compromise any Proceeding if such settlement or compromise (i) involves a material conduct remedy or material injunctive or similar relief, (ii) involves an admission of criminal wrongdoing by Parent or any Parent Subsidiary or (iii) has in any material respect a restrictive impact on the business of Parent or any Parent Subsidiary;

(j)            implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;

(k)            fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present except to the extent that any such failure would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect;

(l)            (i) make, change or rescind any material elections relating to Taxes, (ii) settle or compromise (A) any material Proceeding or controversy relating to Taxes or (B) any material Tax liability or refund, (iii) amend any Tax Return in any material respect, (iv) change in any material respect any of its methods of reporting income or deductions for U.S. federal income tax purposes, (v) agree to any extension or waiver of the statute of limitations with respect to Taxes, (vi) surrender any right to claim a material Tax refund, (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Law or Laws related to Taxes) or other written agreement with any Governmental Entity with respect to Taxes or (viii) enter into any Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (A) exclusively between Parent and any Parent Subsidiary or (B) the primary subject matter of which is not Tax);

(m)            (i) establish, adopt, enter into, terminate or materially amend any material Parent Benefit Plan or any other benefit or compensation plan, policy, program, Contract, agreement or arrangement that would be a Parent Benefit Plan if in effect on the date hereof, except for any amendment to any Parent Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code that is made in the ordinary course of business in connection with Parent or a Parent Subsidiary’s annual review of any such plan, (ii) increase or accelerate the funding, payment or vesting of the compensation or benefits provided to any current or former employee, officer, director, or other individual service provider of Parent or any Parent Subsidiary, except for increases in base compensation, with such increases not to exceed 4% in the aggregate, (iii) grant or announce to any current or former director, officer, employee, or other individual service provider of Parent or any Parent Subsidiary any cash or equity or equity-based incentive awards, bonus, transaction, change in control, retention, severance, termination pay or similar compensation, other than the payment of annual bonuses earned for any completed performance period prior to the Closing Date in the ordinary course of business consistent with past practice, (iv) (A) modify, extend, terminate or enter into any Labor Agreement or (B) recognize or certify any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative of any employees of Parent or any Parent Subsidiary, (v) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions; or (vi) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee of Parent or any Parent Subsidiary;

(n)            (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than (A) borrowings under existing revolving credit facilities in the ordinary course of business consistent with past practices or (B) in the ordinary course of business, (ii) redeem, repurchase, cancel or otherwise acquire any Indebtedness (directly, contingently or otherwise), (iii) other than with respect to the existing revolving credit facilities, create any material Lien that is not a Parent Permitted Lien on its property or the property of any Parent Subsidiary in connection with any pre-existing Indebtedness, new Indebtedness or lease, or (iv) make or commit to make any capital expenditures other than such capital expenditures that do not exceed 115% of Parent’s capital budget (on a rolling three-month basis) as provided to the Acquired Companies prior to the execution of this Agreement;

(o)            make any election to be a non-consenting party (or fail to make any election, the result of which is to be deemed a non-consenting party) with respect to any proposed operation regarding any of the Oil and Gas Properties of Parent or the Parent Subsidiaries that (i) involves capital expenditures (net to the interest of Parent and the Parent Subsidiaries) in excess of $2,000,000, without first reasonably consulting with the Acquired Companies or (ii) would expressly result in permanent forfeiture, relinquishment or termination of an Oil and Gas Property of Parent or a Parent Subsidiary (excluding, for avoidance of doubt, forfeiture or relinquishment subject to customary back-in rights after payout of a contractual or statutory non-consent penalty);

(p)            implement or otherwise enter into any derivative security with respect to Hydrocarbon production or marketing or enter into any Derivative Transaction applicable to Parent other than in the ordinary course of business;

(q)            enter into any transaction or Contracts with any Affiliate or other Person that would be required to be disclosed by Parent under Item 404 of Regulation S-K promulgated under the Exchange Act;

(r)            authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation; or

(s)            agree or commit to do anything prohibited by clauses (a) through (r) of this Section 6.2;

provided, however, that the foregoing does not limit or restrict the ability of Parent or any Parent Subsidiary to take otherwise prohibited actions in response to emergency situations to the extent required in order to ensure the protection of individuals or assets or to ensure compliance with any Law (including Environmental Law, including with respect to any Release or threatened Release of Hazardous Materials), provided that Parent promptly notifies the Acquired Companies of the same.

6.3            Consummation of the Mergers.

(a)            Subject to the terms and conditions of this Agreement, the Acquired Companies, on the one hand, and each of Parent, First Merger Sub and Second Merger Sub, on the other hand, will cooperate with the other and use (and will cause their respective Subsidiaries to use) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Mergers, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain promptly all Consents (including regarding Environmental Permits) from any Governmental Entity or third party necessary, proper or advisable to consummate the Mergers and (iii) obtain all necessary consents, approvals or waivers from third parties.

(b)            Each of the Parties hereto will use reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing to or submission with a Governmental Entity in connection with the transactions contemplated hereby and in connection with any investigation or inquiry by or before a Governmental Entity relating to the Mergers, including any Proceeding initiated by a private Person, (ii) promptly inform the Other Party of (and supply to the Other Party) any material communication received by such Party from, or given by such Party to any third party or Governmental Entity and any material communication received or given in connection with any Proceeding by a private Person, in each case regarding the Mergers, (iii) permit the Other Party to review in advance and incorporate their reasonable comments in any communication to be given by it to any Governmental Entity with respect to obtaining any Consents in connection with the transactions contemplated hereby and (iv) to the extent practicable, consult with the Other Party in advance of any substantive meeting, written communications or teleconference with any Governmental Entity or, in connection with any Proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Entity or other Person, give the Other Party the opportunity to attend and participate in such meetings and teleconferences.

(c)            Subject to Section 6.6, the Parties will use their respective reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.3 in a manner so as to preserve the applicable privilege. Any Party may share information with any Other Party on an “outside counsel only” basis. Nothing in this Section 6.3 shall obligate the Parties to share any information regarding the value of the transaction or that would result in a violation of any contractual arrangement or, absent the entry of a mutually acceptable joint defense agreement, information covered by the attorney-client privilege, work product doctrine or other similar privilege, and any Party may redact such information before providing materials to any Other Party in accordance with this Section 6.3.

6.4            No Solicitation by the Acquired Companies.

(a)            From and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII hereof, the Members’ Representative and the Acquired Companies will, and will cause the Acquired Company Subsidiaries and Acquired Companies’ controlled Affiliates to, and will use commercially reasonable efforts to cause its and their Representatives to, as applicable, (i) immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiation with any Person conducted heretofore by any member of the Acquired Company Group or any of its or their Representatives that constitutes or could reasonably be expected to lead to a Company Alternative Proposal, (ii) within two Business Days following the date of this Agreement, request the prompt return or destruction of all confidential information previously furnished to any Person within the last six months for the purposes of evaluating a possible Company Alternative Proposal and (iii) immediately terminate access to any physical or electronic data rooms relating to a possible Company Alternative Proposal.

(b)            From and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII hereof, the Members’ Representative and the Acquired Companies will not, and will cause the Acquired Company Subsidiaries and Acquired Companies’ controlled Affiliates not to, and will use commercially reasonable efforts to cause its and their Representatives not to, directly or indirectly, (i) initiate, solicit, propose, seek or knowingly encourage or knowingly facilitate (including by furnishing or providing information or taking any other action) any inquiries, proposals, offers, requests for information, expressions of interest or the making, submission or announcement of any inquiry, proposal, offer, request for information or expression of interest from any Person which constitutes or may reasonably be expected to result in, a Company Alternative Proposal, (ii) enter into, participate in or engage in any discussions or negotiations with any Person with respect to a Company Alternative Proposal or any inquiry, indication of interest that would reasonably be expected to lead to a Company Alternative Proposal, (iii) furnish any information regarding any member of the Acquired Company Group, or afford access to the properties, assets or employees of any member of the Acquired Company Group, to any Person in connection with or in response to a Company Alternative Proposal, (iv) enter into any letter of intent or agreement in principle, or other agreement or arrangement providing for a Company Alternative Proposal, (v) take any action to make any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar Takeover Laws inapplicable to any Person (other than, for the avoidance of doubt, Parent or any Parent Subsidiary) or any Company Alternative Proposal or (vi) resolve, agree or publicly propose to, or permit any member of the Acquired Company Group or any of its or their Representatives to agree or publicly propose to take any of the actions referred to in clauses (i) – (v). Notwithstanding the foregoing, the Acquired Companies may respond to any unsolicited proposal regarding a Company Alternative Proposal by communicating only that such Acquired Company is subject to an exclusivity agreement and is unable to provide any information related to any member of the Acquired Company Group or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Alternative Proposal for as long as this Agreement remains in effect.

(c)            For purposes of this Section 6.4 and Section 6.5, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Acquired Companies, Parent or any Parent Subsidiary and with respect to Parent, the Acquired Companies.

(d)            For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.4 by any of the Acquired Companies’ or the Members’ Representative’s controlled Affiliates or any of their respective Representatives (solely in the case of Representatives, acting at the direction of Members’ Representative, any Acquired Company or any of Members’ Representative’s or the Acquired Companies’ controlled Affiliates) shall be a breach of this Section 6.4 by the Acquired Companies.

6.5            No Solicitation by Parent and Parent Change in Recommendation.

(a)            From and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII hereof, Parent will, and will cause the Parent Subsidiaries and the Parent Affiliates to, and will use commercially reasonable efforts to cause its and their Representatives to, as applicable, (i) immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiation with any Person conducted heretofore by Parent or any Parent Subsidiary or any of its or their Representatives that constitutes or could reasonably be expected to lead to a Parent Alternative Proposal, (ii) within two Business Days following the date of this Agreement, request the prompt return or destruction of all confidential information previously furnished to any Person within the last 12 months for the purposes of evaluating a possible Parent Alternative Proposal and (iii) immediately terminate access to any physical or electronic data rooms relating to a possible Parent Alternative Proposal.

(b)            Except as otherwise expressly permitted by this Section 6.5, from and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII hereof, Parent will not, and will cause the Parent Subsidiaries and the Parent Affiliates not to, and will use commercially reasonable efforts to cause its and their Representatives not to, directly or indirectly, (i) initiate, solicit, propose, seek or knowingly encourage or knowingly facilitate (including by furnishing or providing information or taking any other action) any inquiries, proposals, offers, requests for information, expressions of interest or the making, submission or announcement of any inquiry, proposal, offer, request for information or expression of interest from any Person which constitutes or may reasonably be expected to result in, a Parent Alternative Proposal, (ii) enter into, participate in or engage in any discussions or negotiations with any Person with respect to a Parent Alternative Proposal or any inquiry, indication of interest that would reasonably be expected to lead to a Parent Alternative Proposal, (iii) furnish any information regarding Parent or the Parent Subsidiaries, or afford access to the properties, assets or employees of Parent or the Parent Subsidiaries, to any Person in connection with or in response to a Parent Alternative Proposal, (iv) enter into any letter of intent or agreement in principle, or other agreement or arrangement providing for a Parent Alternative Proposal (other than a Parent Acceptable Confidentiality Agreement), (v) waive or release any person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract, provided that prior to, but not after, obtaining the Parent Stockholder Approval, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Parent Board determines in good faith after consultation with Parent’s legal counsel that the failure to waive a particular standstill provision would be a breach of the Parent Board’s fiduciary duties under applicable Law, Parent may, with prior written notice to the Acquired Companies, waive such standstill provision, solely to the extent necessary to permit a third party to make and pursue a Parent Alternative Proposal, on a confidential basis; provided, further, that Parent shall advise the Acquired Companies in writing at least two (2) calendar days prior to taking such action, (vi) take any action to make any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar Takeover Laws, including Section 203 of the DGCL, inapplicable to any Person (other than, for the avoidance of doubt, the Acquired Company Group) or any Parent Alternative Proposal or (vii) resolve, agree or publicly propose to, or permit Parent or any Parent Subsidiary or any of its or their Representatives to agree or publicly propose to take any of the actions referred to in clauses (i) – (vi).

(c)            Unless specifically permitted by Section 6.5(e), Parent shall not (i) fail to include the Parent Board Recommendation in the Proxy Statement, (ii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Acquired Companies, the Parent Board Recommendation, (iii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Parent Alternative Proposal, (iv) fail to publicly reaffirm the Parent Board Recommendation within five Business Days after the Acquired Companies so request in writing following any public disclosure of a Parent Alternative Proposal, (v) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Parent Alternative Proposal subject to Regulation 14D under the Exchange Act within five Business Days after the commencement of such Parent Alternative Proposal and (vi) approve or authorize, or cause or permit Parent or any Parent Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or any other similar arrangement providing for any Parent Alternative Proposal (other than a Parent Acceptable Confidentiality Agreement) (the taking of any action described in this Section 6.5(c) being referred to as a “Parent Change in Recommendation”).

(d)            From and after the date of this Agreement, Parent shall promptly (and in any event within 24 hours of Parent’s receipt thereof) advise the Acquired Companies of the receipt by Parent or by any of Parent’s Affiliates or, to Parent’s Knowledge, its or their respective Representatives of any Parent Alternative Proposal or any inquiries, proposals, offers, requests for non-public information or data or expressions of interest relating to Parent or any Parent Subsidiary made on or after the date of this Agreement by any Person in connection with, or that could reasonably be expected to lead to, a Parent Alternative Proposal or from any Person who has made or has communicated to Parent that it intends to make a Parent Alternative Proposal or any request for discussions or negotiations with Parent or a Representative of Parent relating to a Parent Alternative Proposal. Parent shall provide to the Acquired Companies (within such 24 hour time frame) either (i) an unredacted copy of any such Parent Alternative Proposal made in writing provided to Parent or any Parent Subsidiary or any of their respective Representatives or, if such Parent Alternative Proposal is not in writing, a reasonably detailed written description of the material terms thereof (including the identity of the Person making such Parent Alternative Proposal and the price), or (ii) a written summary of the material terms of any such inquiry, proposal, offer, request or expression of interest (including the identity of the Person making such inquiry, proposal, offer, request or expression of interest and, as applicable, the nature of the information requested). Without limiting Parent’s other obligations under this Section 6.5, Parent shall keep the Acquired Companies informed on a timely basis (and in any event within 24 hours) with respect to the status and material terms of any such Parent Alternative Proposal and any material changes to the status of any such discussions or negotiations or the nature of any information requested of Parent with respect thereto, and shall promptly (and in no event later than 24 hours after transmittal or receipt) provide the Acquired Companies with copies of any material correspondence and, with respect to material oral communications, a written summary of such correspondence or communications, between: (x) on the one hand, Parent or any of their Representatives; and (y) on the other hand, the Person that made or submitted such Parent Alternative Proposal or any Representative of such Person. Without limiting the foregoing, Parent shall promptly (and in any event within 24 hours after such determination) inform the Acquired Companies in writing if Parent determines to begin providing non-public information or to engage in discussions or negotiations concerning a Parent Alternative Proposal pursuant to Section 6.5(e)(ii). Parent agrees that it will not, directly or indirectly, enter into any agreement with any Person which directly or indirectly prohibits Parent from providing any information to the Acquired Companies in accordance with, or otherwise complying with, this Section 6.5.

(e)            Notwithstanding anything in this Agreement to the contrary, Parent, directly or indirectly through one or more of its Representatives, may:

(i)	comply with all applicable Laws, including by issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Parent Alternative Proposal if the Parent Board determines that its failure to do so would reasonably be likely to constitute a violation of applicable Laws;

(ii)	prior to the receipt of the Parent Stockholder Approval, engage in the activities prohibited by Sections 6.5(b)(ii) or 6.5(b)(iii), solely with and to any Person who has made a written, Parent Alternative Proposal that did not result from a breach of this Section 6.5; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to Section 6.5(b) may be furnished until Parent receives an executed confidentiality agreement from such Person (an accurate and complete copy of which shall be provided to the Acquired Companies substantially concurrently with Parent’s entry into such confidentiality agreement) containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of Parent that are no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement; provided, further, that such confidentiality agreement does not contain provisions that prohibit Parent from complying with the provisions of this Section 6.5 (such agreement, a “Parent Acceptable Confidentiality Agreement”), (B) Parent also provides the Acquired Companies, prior to or substantially concurrently with the time such non-public information is provided or made available to such Person, any non-public information furnished to such other Person that was not previously furnished to the Acquired Companies, and (C) prior to taking any such actions, the Parent Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and legal counsel, that such Parent Alternative Proposal is, or would reasonably be expected to lead to, a Parent Superior Proposal and, after consultation with its legal counsel, that the failure to engage in such activities would be inconsistent with the Parent Board’s fiduciary duties under applicable Law; and

(iii)	prior to the receipt of the Parent Stockholder Approval, in response to Parent’s receipt of a Parent Alternative Proposal that did not result from a breach of this Section 6.5, if the Parent Board (or any committee thereof) so chooses, cause Parent to effect a Parent Change in Recommendation, if prior to taking such action (A) Parent Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and legal counsel, that such Parent Alternative Proposal is a Parent Superior Proposal (taking into account any adjustment to the terms and conditions of this Agreement proposed by the Acquired Companies in response to such Parent Alternative Proposal), (B) the Parent Board (or a committee thereof) has determined in good faith, after consultation with its legal counsel, that failure to do so would be inconsistent with the Parent Board’s fiduciary duties under applicable Law, and (C) Parent shall have given notice to the Acquired Companies that Parent has received such proposal, specifying the material terms and conditions of such proposal, and that Parent intends to take such action, and either (1) the Acquired Companies shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Parent Stockholders Meeting and the fifth Business Day after the date on which such notice is given to the Acquired Companies, or (2) if the Acquired Companies within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Parent Board (or any committee thereof), after consultation with its financial advisors and legal counsel, shall, at the end of such period, have determined in good faith that the Parent Alternative Proposal remains a Parent Superior Proposal with respect to the Acquired Companies’ revised proposal; provided, however, that each time material modifications to the financial terms of a Parent Alternative Proposal determined to be a Parent Superior Proposal are made, the time period set forth in this clause (C) following which Parent may effect a Parent Change in Recommendation or terminate this Agreement shall be extended for 48 hours after notification of such change to the Acquired Companies; provided, further, that during the time periods set forth in this clause (C) above, Parent shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent the Acquired Companies desires to negotiate) any proposal by the Acquired Companies to amend the terms and conditions of this Agreement such that such Parent Alternative Proposal would no longer constitute a Parent Superior Proposal.

(f)            Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Parent Stockholder Approval, in response to a Parent Intervening Event that occurs or arises after the date of this Agreement, Parent may, if the Parent Board (or any committee thereof) so chooses, effect a Parent Change in Recommendation (only of the type contemplated by Section 6.5(c)(i) or Section 6.5(c)(ii)) if prior to taking such action (A) the Parent Board (or a committee thereof) determines in good faith after consultation with its financial advisors and outside legal counsel that a Parent Intervening Event has occurred; (B) the Parent Board (or a committee thereof) determines in good faith after consultation with its legal counsel that the failure to take such action would be inconsistent with the Parent Board’s fiduciary duties under applicable Law and (C) Parent shall have given notice to the Acquired Companies that Parent has determined that a Parent Intervening Event has occurred or arisen (which notice will reasonably describe such Parent Intervening Event) and that Parent intends to effect a Parent Change in Recommendation, and either (1) the Acquired Companies shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of (y) the scheduled time for the Parent Stockholders Meeting and (z) the fifth Business Day after the date on which such notice is given to the Acquired Companies, or (2) if the Acquired Companies within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Parent Board (or any committee thereof), after consultation with its financial advisors and legal counsel, shall, at the end of such period, have determined in good faith that such proposed changes do not obviate the need for the Parent Board to effect a Parent Change in Recommendation and, after consultation with its legal counsel, that the failure to make a Parent Change in Recommendation would be inconsistent with the Parent Board’s fiduciary duties under applicable Law, provided that during the time periods set forth in this clause (B) above, Parent shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent the Acquired Companies desire to negotiate) any proposal by the Acquired Companies to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Parent Change in Recommendation.

(g)            For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.5 by any of Parent’s controlled Affiliates or any of their respective Representatives (solely in the case of Representatives, acting at Parent’s or any of Parent’s controlled Affiliates’ direction) shall be a breach of this Section 6.5 by Parent.

6.6            Access to Information; Confidentiality.

(a)            From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, upon reasonable prior notice, each of the Acquired Companies shall, and shall cause each of its Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours to (and, with respect to books and records, the right to copy) all of the Acquired Company Group’s properties, offices, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), and Representatives. The Acquired Companies shall furnish promptly to Parent all relevant information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing provisions of this Section 6.6(a), the Acquired Companies shall not be required to, or to cause any of the Acquired Company Subsidiaries to, (i) grant such access if the Acquired Companies reasonably determine that it would cause significant risk of (A) disrupting or impairing the business or operations of any member of the Acquired Company Group, (B) constituting a violation of any Contract with respect to confidentiality or non-disclosure owing to a third party (including any Governmental Entity) to which any member of the Acquired Company Group is a party, (C) constituting a violation of any applicable Law, (D) disclosure of any information that in the reasonable judgment of the Acquired Companies would result in the disclosure of any trade secrets or other confidential business information, or (E) resulting in a waiver of attorney-client privilege, work product doctrine or similar privilege, or (ii) grant access, except with the Acquired Companies’ prior written consent, to conduct environmental sampling or testing or invasive or subsurface investigations. EXCEPT FOR INCIDENTS CAUSED BY PARENT’S OR ITS AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR THE MERE DISCOVERY OF ANY PRE-EXISTING ENVIRONMENTAL CONDITIONS THAT ARE NOT EXACERBATED BY PARENT OR ITS AFFILIATES, THE ACQUIRED COMPANIES SHALL INDEMNIFY PARENT AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES FROM, AND HOLD PARENT AND ITS AFFILIATES AND SUCH REPRESENTATIVES HARMLESS AGAINST, ANY AND ALL CLAIMS, LOSSES, LIABILITIES, DAMAGES, JUDGMENTS, INQUIRIES, FINES AND REASONABLE FEES, COSTS, EXPENSES, INCLUDING ATTORNEYS’ FEES AND DISBURSEMENTS, AND THE COST OF ENFORCING THIS INDEMNITY, WITH RESPECT TO DAMAGE TO PROPERTY, INJURY OR LOSS OF LIFE ARISING OUT OF OR RESULTING FROM ANY ACCESS PROVIDED PURSUANT TO THIS SECTION 6.6(a).

(b)            From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, upon reasonable prior notice, Parent shall, and shall cause each of its Subsidiaries to, afford the Acquired Companies and their respective Representatives reasonable access during normal business hours to (and, with respect to books and records, the right to copy) all of Parent’s and the Parent Subsidiaries’ properties, offices, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), and Representatives. Parent shall furnish promptly to the Acquired Companies (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by Parent from the SEC concerning compliance with securities Laws and (ii) all other relevant information concerning its and its Subsidiaries’ business, properties and personnel as the Acquired Companies may reasonably request. Notwithstanding the foregoing provisions of this Section 6.6(b), Parent shall not be required to, or to cause any of the Parent Subsidiaries to, (i) grant such access if Parent reasonably determines that it would cause significant risk of (A) disrupting or impairing the business or operations of Parent or any of the Parent Subsidiaries, (B) constituting a violation of any Contract with respect to confidentiality or non-disclosure owing to a third party (including any Governmental Entity) to which Parent or any of the Parent Subsidiaries is a party, (C) constituting a violation of any applicable Law, (D) disclosure of any information that in the reasonable judgment of Parent would result in the disclosure of any trade secrets or other confidential business information, or (E) resulting in a waiver of attorney-client privilege, work product doctrine or similar privilege, or (ii) grant access, except with Parent’s prior written consent, to conduct environmental sampling or testing or invasive or subsurface investigations. EXCEPT FOR INCIDENTS CAUSED BY THE ACQUIRED COMPANIES’ OR THEIR RESPECTIVE AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR THE MERE DISCOVERY OF ANY PRE-EXISTING ENVIRONMENTAL CONDITIONS THAT ARE NOT EXACERBATED BY THE ACQUIRED COMPANIES OR THEIR RESPECTIVE AFFILIATES, PARENT SHALL INDEMNIFY THE ACQUIRED COMPANIES AND THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES FROM, AND HOLD THE ACQUIRED COMPANIES AND THEIR RESPECTIVE AFFILIATES AND SUCH REPRESENTATIVES HARMLESS AGAINST, ANY AND ALL CLAIMS, LOSSES, LIABILITIES, DAMAGES, JUDGMENTS, INQUIRIES, FINES AND REASONABLE FEES, COSTS, EXPENSES, INCLUDING ATTORNEYS’ FEES AND DISBURSEMENTS, AND THE COST OF ENFORCING THIS INDEMNITY, WITH RESPECT TO DAMAGE TO PROPERTY, INJURY OR LOSS OF LIFE ARISING OUT OF OR RESULTING FROM ANY ACCESS PROVIDED PURSUANT TO THIS SECTION 6.6(b).

(c)            The terms of the Confidentiality Agreement dated as of October 19, 2023 between Parent and Juniper Capital Investments LLC (as amended, the “Confidentiality Agreement”) are hereby incorporated mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreement, shall continue in full force and effect until Closing, and the Acquired Companies agree that the provisions of the Confidentiality Agreement shall apply to them as if they were parties to the Confidentiality Agreement and that the Members’ Representative shall be considered an “Affiliate” (as such term is defined in the Confidentiality Agreement) for purposes of the Confidentiality Agreement. To the extent that the provisions of this Section 6.6(c) conflict with the provisions of the Confidentiality Agreement, the provisions of this Section 6.6(c) shall prevail and control to the extent of such conflict. All information provided to any Party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Confidential Information” as defined under the Confidentiality Agreement.

6.7            Public Statements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Acquired Companies. Parent, the Acquired Companies and Members’ Representative will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the Other Party; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures (a) required by Law or the rules of any stock exchange upon which such Party’s or its parent entity’s capital stock is traded and (b) regarding this Agreement or the transactions contemplated hereby that is consistent with prior disclosure in press releases or public statements previously approved by the Other Party or made by either Party in compliance with this Section 6.7; provided that such Party uses commercially reasonable efforts to afford the Other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments regarding same; provided, further, that this Section 6.7 shall not be deemed to restrict in any manner the Acquired Companies’, Members’ Representative or Parent’s ability to (i) disclose information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the Parties regarding this Agreement or the transactions contemplated hereby and (ii) communicate with its employees and that Parent shall not be required by this Section 6.7 to consult with, or obtain the approval of, any Other Party with respect to a public announcement in connection with the receipt and existence of a Parent Alternative Proposal and matter related thereto or a Parent Change in Recommendation. Notwithstanding the foregoing, the Acquired Companies and Members’ Representative will be allowed to disclose the terms of this Agreement and the transactions contemplated hereby without the consent of Parent to their respective members (who may disclose to their direct and indirect investors) the material terms of this Agreement and other types of information that are customary for private equity funds to provide their respective members, limited partners and partners.

6.8            Takeover Laws. None of the Acquired Companies, Parent, First Merger Sub or Second Merger Sub will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from the Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

6.9            Obligations of Merger Subs. Parent shall take all action reasonably necessary to cause each of First Merger Sub and Second Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth in this Agreement.

6.10          Indebtedness.

(a)            From the date hereof until the earlier of (i) the effectiveness of the Debt Refinancing and (ii) the Closing Date, (x) Parent shall use commercially reasonable efforts to consummate the Debt Refinancing and (y) the Acquired Companies shall, and shall cause the Acquired Company Subsidiaries to, and Parent shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to provide, and shall cause their respective Representatives to use their commercially reasonable efforts to provide all customary cooperation reasonably requested by Parent or the Acquired Companies, as applicable, in connection with the Debt Refinancing (including the arrangement and syndication thereof) to include, without limitation, (i) the furnishing of financial and other pertinent information necessary to show the pro forma impact of the transactions contemplated hereby on Parent and its Subsidiaries, the Acquired Companies and the Acquired Company Subsidiaries, as applicable (it being understood that the Acquired Companies and the Acquired Company Subsidiaries shall not be required to prepare any pro forma financial statements (including pro forma adjustments), projections or other forward-looking statements relating to all or any component of the Debt Refinancing), (ii) cooperating with the creation and perfection of pledge and security instruments effective as of the date of effectiveness of the Debt Refinancing and (iii) providing pertinent information that is required in connection with the Debt Refinancing by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.

(b)            Notwithstanding anything to the contrary in Section 6.10(a), neither of the Parent nor any of its Subsidiaries or Affiliates, and no member of the Acquired Company Group or its Affiliates shall (i) be required to (x) enter into, execute, deliver or have any obligation under any resolutions, consent, certificate, document, instrument or agreement with respect to the Debt Refinancing that would be effective prior to the Closing and not contingent upon the Closing occurring or (y) pay any fee or other amount, or provide any indemnities or incur any liability in connection with the Debt Refinancing (other than (A) with respect to the Acquired Company Group, agreements entered into and liabilities incurred by the Acquired Company Group that become effective only upon the Closing (and not before) and (B) with respect to the Parent and its Subsidiaries, (1) agreements entered into and liabilities incurred by the Parent and/or any of its Subsidiaries that become effective only upon the Closing (and not before) and (2) indemnification and expense reimbursement agreements customary for the type of debt refinancing contemplated hereunder), (ii) be required to disclose information under this Section 6.10(b) which would contravene any Law or their respective Organizational Documents or is legally privileged (including subject to attorney-client privilege), (iii) be required to take any action that would unreasonably interfere or disrupt the conduct of their respective businesses, (iv) be required to cause any of their respective directors, managers, officers or employees to incur any personal liability in connection with the Debt Refinancing or (v) be required to pledge any assets as collateral that is not contingent upon the effectiveness of the Debt Refinancing.

6.11         Indemnification; Directors’ and Officers’ Insurance.

(a)            Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under any Acquired Company’s Organizational Documents, or, if applicable, the Acquired Company Subsidiaries’ Organizational Documents, in each case as in effect on the date of this Agreement and made available to Parent, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Entities, jointly and severally, will: (i) indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of any member of the Acquired Company Group (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law in connection with any Proceeding and any losses, claims, damages, liabilities, costs, Indemnification Expenses, Judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within five days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Proceeding in advance of the final disposition of such Proceeding, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of Parent and the Surviving Entities pursuant to this Section 6.11 extend to acts or omissions occurring at or before the Effective Time and any Proceeding relating thereto (including with respect to any acts or omissions occurring in connection with the consummation of the Mergers and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Proceeding relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of any member of the Acquired Company Group after the date of this Agreement and inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.11: (x) the term “Indemnification Expenses” means documented out of pocket attorneys’ fees and expenses and all other reasonable and documented out of pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding for which indemnification is sought pursuant to this Section 6.11, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party; and (y) the phrase “to the fullest extent authorized or permitted by applicable Law” includes, but is not limited to (1) to the fullest extent authorized or permitted by any provision of the DGCL or DLLCA that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the DGCL or DLLCA and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL or DLLCA adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or persons serving in any capacity in which any Indemnified Party serves, provided that any amendment, alteration or repeal of the DGCL or DLLCA that adversely affects any right of any Indemnified Party will be prospective only and does not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither Parent nor the Surviving Entities will settle, compromise or consent to the entry of any Judgment in any actual or threatened Proceeding in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or Judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b)            Without limiting the foregoing, Parent, First Merger Sub and Second Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnified Parties as provided in any Acquired Company’s Organizational Documents or the Acquired Company Subsidiaries’ Organizational Documents will be assumed by the Surviving Entities and Parent in the Mergers, without further action, at the Effective Time and will survive the Mergers and continue in full force and effect in accordance with their terms.

(c)            Parent’s Organizational Documents, each Parent Subsidiary’s Organizational Documents, each Surviving Entities’ Organizational Documents and each Acquired Company Subsidiary’s Organizational Documents will contain provisions no less favorable in the aggregate with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers than are set forth in Parent’s Organizational Documents, each such Parent Subsidiary’s Organizational Documents, the Acquired Companies’ Organizational Documents and each such Acquired Company Subsidiary’s Organizational Documents, each, as in effect immediately prior to the Effective Time, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification is required by Law and then only to the minimum extent required by Law; provided, however, that any such modification shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to modification; and provided, further, that all rights to indemnification in respect of any Proceeding made within such period continue until the disposition of such Proceeding.

(d)            The Surviving Entities (or Parent on the Surviving Entities’ behalf) shall, on or prior to the Effective Time, obtain and purchase six years of tail coverage for the Acquired Companies’ current directors’ and officers’ liability and fiduciary liability insurance policies providing coverage for post-Effective Time claims asserting actual or alleged acts or omissions occurring prior to or at the Effective Time (the “D&O Tail Policy”). Notwithstanding anything to the contrary in the foregoing, in no event shall Parent or the Surviving Entities be required to pay a premium for the D&O Tail Policy in excess of 300% of the annual premiums currently paid by the Acquired Companies or any of their respective Affiliates for such insurance; provided, that if the premium for the D&O Tail Policy exceeds such amount, the Surviving Entities (or Parent on the Surviving Entities’ behalf) shall obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. Section 6.11 of the Company Disclosure Letter sets forth such annual premiums currently paid by the Acquired Companies. Parent shall provide a reasonable opportunity to the Acquired Companies to comment on the terms of any endorsements in connection with the D&O Tail Policy.

(e)            If Parent, the Surviving Entities or any of their respective successors (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) assigns, transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Entities assume the obligations set forth in this Section 6.11.

(f)             Parent will cause the Surviving Entities to perform all of the obligations of the Surviving Entities under this Section 6.11.

(g)            This Section 6.11 shall survive the consummation of the Mergers and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and will be binding on Parent, the Surviving Entities and their respective successors and assigns.

6.12         Employee Matters.

(a)            Beginning on the date of the execution of this Agreement, the Acquired Companies shall use commercially reasonable efforts to make available, and cause the Management Companies to make available, to Parent or its Affiliates each of the Business Employees to discuss potential employment, including any employment, retention, consulting or other arrangements that will become effective following the consummation of the Mergers. Parent or its applicable Affiliate will have the right, but not the obligation, to, no later than fifteen (15) days prior to the Closing Date, make offers of employment to the Business Employees. Such offers of employment shall be on terms and conditions determined by Parent or its applicable Affiliate consistent with this Section 6.12. Each such employment offer shall be subject to and conditioned upon the occurrence of the Closing and the satisfaction of Parent’s or its applicable Affiliate’s applicable pre-employment screening processes. Notwithstanding the foregoing, any offer of employment to a Business Employee who as of the Closing Date is not actively at work (each, an “Inactive Employee”) shall be conditioned upon such Inactive Employee returning to active employment within 90 days of the Closing, and the Acquired Companies agree that Parent and its Affiliates shall not be responsible for the provision of benefits and compensation to or any other costs or liabilities incurred in respect of any Inactive Employee prior to the date that such Inactive Employee commences active employment with Parent or its applicable Affiliate. Parent or its Affiliates at their discretion may schedule any meetings or interviews to discuss potential employment of Business Employees and the Acquired Companies shall use commercially reasonable efforts to assist Parent or its Affiliates with respect to such scheduling. Any such meeting or interview between Parent or its Affiliates and Business Employees shall be scheduled during normal business hours and otherwise at times and places that are not unreasonably disruptive to the Acquired Companies or its Affiliates (including the Management Companies), with reasonable advance notice being provided to the Acquired Companies and the applicable Management Company and the applicable Business Employees.

(b)            For a period of 12 months immediately following the Closing Date (or, if earlier, an applicable Continuing Employee’s termination date) (the “Continuation Period”), Parent shall, and shall cause the Surviving Entities to, provide to the Business Employees who become employed by Parent or its Affiliate (including the Surviving Entities) immediately following the Effective Time (each, a “Continuing Employee”), compensation and employee benefits (excluding any long-term incentive or equity or equity-based, nonqualified deferred compensation, severance, retention, change in control, transaction and similar bonuses and payments, and defined benefit pension and post-employment welfare benefits) that are substantially comparable in the aggregate to either, as determined by Parent, (x) those provided to each such Continuing Employee immediately prior to the Effective Time (subject to the same exclusions), (y) those provided to similarly situated employees of Parent and its Subsidiaries immediately prior to the Effective Time (subject to the same exclusions) or (z) some combination thereof.

(c)            To the extent Parent causes a Continuing Employee to cease to be eligible to participate in a Company Benefit Plan and instead provides for such Continuing Employee to be eligible to participate in a Parent Benefit Plan or other Benefit Plan sponsored or maintained by Parent or one of its Affiliates (the “Replacement Plans”) during the plan year in which the Closing Date occurs, if such Replacement Plan is a group health plan, Parent shall use commercially reasonable efforts to credit (or cause to be credited) such Continuing Employee, for such applicable plan year, amounts already paid by such Continuing Employee during the plan year that includes the Closing under any comparable Company Benefit Plan for purposes of applying any deductibles and out-of-pocket maximums (including any lifetime maximums) as though such amounts had been paid in accordance with the terms and conditions of such Replacement Plan. Parent, the Surviving Entities, their Affiliates, and the Replacement Plans shall recognize each Continuing Employee’s years of service and level of seniority with the applicable member of the Acquired Company Group prior to the Effective Time for purposes of eligibility to participate, vesting and benefit determination (but not for benefit accruals under any defined benefit or retiree welfare arrangement) under the Replacement Plans; provided, however, that (i) such service shall only be credited to the same extent and for the same purpose as such service was credited under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Closing and (ii) no such service shall be credited to the extent doing so would result in a duplication of benefits or compensation. Parent shall use commercially reasonable efforts to cause each Replacement Plan that is a group health plan to waive any preexisting condition exclusion or restriction, waiting period or actively-at-work requirement with respect to participation and coverage requirements applicable to a Continuing Employee in the year in which the Closing Date occurs to the extent such exclusion, restriction or requirement did not apply with respect to such employee under the corresponding Company Benefit Plan in which he or she participated immediately prior to the Effective Time.

(d)            From and after the Closing, it is the intent of the Parties that Parent and its Affiliates shall have no current or contingent liability or obligation with respect to, and the Acquired Companies shall use commercially reasonable efforts to cause the Management Companies to retain, assume, and be solely responsible for all liabilities and obligations relating to or at any time arising under or with respect to, any Company Benefit Plan, including the responsibility for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

(e)            Nothing in this Agreement shall constitute the establishment of or an amendment to, or be construed as establishing or amending, any benefit or compensation plan, program, Contract, arrangement or agreement sponsored, maintained or contributed to by the Acquired Companies, Parent or any of their respective Subsidiaries, and nothing in this Agreement shall be deemed to alter or limit the ability of Parent or any of its Affiliates (including, following the Effective Time, the Surviving Entities) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement. The provisions of this Section 6.12 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Acquired Companies or any Acquired Company Subsidiary, or any dependent or beneficiary thereof), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights, benefits or remedies (including any third-party beneficiary rights).

6.13         Transaction Litigation. Parent shall promptly notify the Acquired Companies of any litigation against it or its directors or officers in relation to the Mergers and the other transactions contemplated by this Agreement and shall keep the Acquired Companies informed regarding such litigation. Parent shall give the Acquired Companies the opportunity to participate in the defense or settlement of any litigation against Parent or its directors relating to the Mergers and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of the Acquired Companies, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the Parties’ obligations under Section 6.3, each of the Acquired Companies and Parent shall cooperate, shall cause its respective Subsidiaries, as applicable, to cooperate and shall use its reasonable best efforts to cause its Representatives to cooperate in the defense of such litigation.

6.14         Preparation of Proxy Statement.

(a)            As promptly as reasonably practicable after the execution and delivery of this Agreement, Parent shall prepare and cause to be filed with the SEC, in a form mutually acceptable to the Parties, a proxy statement to be sent to the holders Parent Common Stock in connection with the Parent Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”) Parent shall use its commercially reasonable efforts to ensure that the Proxy Statement complies as to form in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act and the Securities Act and with all other applicable Law. Parent shall ensure that the Proxy Statement includes (i) the opinion of its financial advisor referred to in Section 5.28, and (ii) a summary of the financial analysis conducted by such financial advisor. Subject to Section 6.4, Section 6.5 and Section 6.14(d), the Proxy Statement shall include the Parent Board Recommendation. Parent shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as possible after filing thereof (including by responding to any comments of the SEC). Parent shall also make all necessary filings with respect to the Mergers and the transactions contemplated herein under the Securities Act and the Exchange Act. Parent will cause the Proxy Statement to be mailed to the holders of Parent Common Stock as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.

(b)            The Acquired Companies shall promptly furnish all data and information concerning it and its Affiliates to Parent, and provide such other assistance, as may be reasonably requested by Parent and shall otherwise reasonably assist and cooperate with Parent in the preparation, filing, and distribution of the Proxy Statement and the resolution of any comments received from the SEC. If at any time prior to the receipt of the Parent Stockholder Approval, any information relating to the Acquired Companies or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Acquired Companies or Parent that is required to be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not false or misleading, the Party that discovers such information shall promptly notify the Other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the holders of Parent Common Stock.

(c)            Parent shall notify the Acquired Companies promptly of the receipt of any comments, whether written or oral, from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply the Acquired Companies with copies of (i) all correspondence between Parent and/or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement and (ii) all stop orders of the SEC relating to the Proxy Statement. Parent shall give the Acquired Companies and its counsel a reasonable opportunity to participate in preparing the proposed response by Parent to comments received from the SEC or its staff and to provide comments on any proposed response thereto, and Parent shall give reasonable consideration to such comments. Unless the Parent Board has made a Parent Change in Recommendation:

(i)	Parent shall use its reasonable best efforts (1) to respond as promptly as reasonably practicable to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and (2) to have the SEC advise Parent as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement; and

(ii)	Parent shall file the Proxy Statement in definitive form with the SEC and cause such definitive Proxy Statement to be sent to the holders of Parent Common Stock as promptly as reasonably practicable after the SEC advises Parent that the SEC has no further comments on the Proxy Statement.

(d)            No amendment or supplement to the Proxy Statement will be made by Parent without the approval of the Acquired Companies, which approval shall not be unreasonably withheld, conditioned or delayed, provided that Parent in connection with a Parent Change in Recommendation made in compliance with the terms hereof may amend or supplement the Proxy Statement (including by incorporation by reference) to the extent it contains (A) a Parent Change in Recommendation, (B) a statement of the reasons of the Parent Board for making such a Parent Change in Recommendation and (C) additional information reasonably related to the foregoing.

6.15        Parent Stockholders Meeting; Other Approvals. Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold the Parent Stockholders Meeting for the purpose of obtaining the Parent Stockholder Approval, as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC (and in any event no later than 45 days thereafter). Unless there has been a Parent Change in Recommendation in accordance with Section 6.5, Parent shall (i) through the Parent Board, recommend, including through a recommendation in the Proxy Statement, that the holders of Parent Common Stock vote in favor of the Parent Stock Issuance at the Parent Stockholders Meeting and (ii) solicit from holders of the Parent Common Stock proxies in favor of the Parent Stock Issuance. Notwithstanding anything to the contrary in this Agreement (except for the sentence immediately following this sentence), Parent (A) shall be required to adjourn or postpone the Parent Stockholders Meeting (1) to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the holders of Parent Common Stock or (2) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Stockholders Meeting and (B) may, and at the Acquired Companies’ request shall, adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than 20 Business Days after the date for which the Parent Stockholders Meeting was previously scheduled (it being understood that such Parent Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clause (A)(1) and clause (A)(2) exist, and such Parent Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (B) exist). Notwithstanding the foregoing, Parent may adjourn or postpone the Parent Stockholders Meeting to a date no later than the second Business Day after the expiration of the periods contemplated by Section 6.5(e) or Section 6.5(f). Unless this Agreement has been terminated in accordance with its terms, Parent’s obligation to call, give notice of, convene and hold the Parent Stockholders Meeting in accordance with this Section 6.15 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Parent Alternative Proposal or Parent Superior Proposal, or by any Parent Change in Recommendation. If requested by the Acquired Companies, Parent shall promptly provide to the Acquired Companies all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other Representatives. The only matters to be voted upon at the Parent Stockholders Meeting are the Parent Stockholder Approval and routine proposals required in connection with such vote.

6.16         Tax Matters.

(a)            Parent, on the one hand, and the Members, on the other hand, shall each be responsible for the timely payment of 50% of all sales (including bulk sales), use, value added, documentary, stamp, registration, transfer, conveyance, excise, recording, license, stock transfer stamps, real estate transfer and other similar Taxes and fees arising out of or in connection with, or attributable to, the transactions effected pursuant to this Agreement; provided, however, that any such Taxes or fees arising out of or in connection with, or attributable to, any transactions described in Section 3.2 shall be borne solely by the Members.

(b)            Members’ Representative shall prepare and timely file or cause to be prepared and timely filed all Pass-Through Tax Returns relating to any Pre-Closing Tax Period (but, for the avoidance of doubt, not any Straddle Period) required to be filed by any member of the Acquired Company Group (the “Members’ Returns”). The Members’ Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. Members’ Representative shall provide Parent with a draft of such Members’ Returns for Parent’s review and comment at least 30 days prior to the due date of such Members’ Return, and Members’ Representative shall consider in good faith any comments to such Members’ Returns provided at least five days prior to such due date. Parent shall cause the Members’ Returns, as prepared by Members’ Representative, to be timely filed.

(c)            Parent shall prepare and timely file or cause to be prepared and timely filed all Pass-Through Tax Returns relating to any Straddle Period required to be filed by any member of the Acquired Company Group (the “Parent’s Returns”). The Parent’s Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law; provided, however, that the Parent’s Returns shall use the “interim closing method” using the “calendar day convention” (in each case, within the meaning of Treasury Regulations Section 1.706-4) with respect to allocating items of income, gain, loss, depreciation, deduction or credit of the Acquired Company Group. Parent shall provide Members’ Representative with a draft of such Parent’s Returns for Members’ Representative’s review and comment at least 30 days prior to the due date of such Parent’s Returns, and Parent shall consider in good faith any comments to such Parent’s Returns provided at least five days prior to such due date. Parent shall cause the Parent’s Returns, as prepared by Parent, to be timely filed.

(d)            Following the Closing, without the prior written consent of Members’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause its Affiliates (including the Acquired Company Group) not to, (i) file (other than pursuant to Section 6.16(b) or Section 6.16(c)) or amend or otherwise modify any Pass-Through Tax Return of the Acquired Company Group relating to any Pre-Closing Tax Period or Straddle Period, (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Taxes or deficiencies relating to any Pass-Through Tax Return for any Pre-Closing Tax Period or Straddle Period of the Acquired Company Group, (iii) make or change any Tax election or accounting method or practice on any Pass-Through Tax Return with respect to, or that has retroactive effect to, any Pre-Closing Tax Period or Straddle Period of the Acquired Company Group, (iv) make or initiate any voluntary contact with a Governmental Entity (including any voluntary disclosure agreement or similar process) regarding any Pass-Through Tax Return for any Pre-Closing Tax Period or Straddle Period of the Acquired Company Group, or (v) file an administrative adjustment request in any jurisdiction, in respect of any Pass-Through Tax Return for any Pre-Closing Tax Period or Straddle Period of the Acquired Company Group.

(e)            Parent shall promptly notify Members’ Representative following receipt of any notice of audit or other proceeding relating to any Members’ Return or any Parent’s Return (each, a “Tax Action”). Members’ Representative shall have the right to control any Tax Action relating solely to any Members’ Return, including the filing of an amended return or any claim for refund; provided, that (1) Members’ Representative shall keep Parent reasonably informed of all material developments in such Tax Action and Parent shall be permitted to participate in any such Tax Action, at its own expense, (2) Members’ Representative shall provide Parent with an opportunity to review and comment on any written materials submitted in connection with such Tax Action, and (3) Members’ Representative shall not finalize, settle, compromise or abandon any such Tax Action without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall have the right to control any Tax Action relating solely to any Parent’s Return, including the filing of an amended return or any claim for refund; provided, that (x) Parent shall keep Members’ Representative reasonably informed of all material developments in such Tax Action and Members’ Representative shall be permitted to participate in any such Tax Action, at its own expense, (y) Parent shall provide Members’ Representative with an opportunity to review and comment on any written materials submitted in connection with such Tax Action, and (z) Parent shall not finalize, settle, compromise or abandon any such Tax Action without the prior written consent of Members’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

(f)            With respect to any partnership Tax audit adjustment of any member of the Acquired Company Group, the Acquired Company Group, Parent, and Members’ Representative shall cause the partnership representative or designated individual of such member of the Acquired Company Group to timely and properly elect the application of Section 6226 of the Code including timely providing a statement of partnership adjustment pursuant to Section 6226(a)(2) after the partnership adjustments are finally determined (and any similar provision of state or local Law) with respect to such adjustment, including with respect to any Tax Action, Tax audit, investigation or similar proceeding with respect to a Tax Return of such member of the Acquired Company Group.

(g)            Parent and Members’ Representative shall (i) provide the Other Party with such assistance as may be reasonably requested in connection with the preparation or review of any Tax Return or any audit or other examination by any Governmental Entity or judicial or administrative proceeding relating to Taxes with respect to the Acquired Company Group, and (ii) retain and provide the Other Party with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination or proceeding and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided.

(h)            The Aggregate Merger Consideration, together with any assumed liabilities of the Acquired Company Group that are treated as consideration for income Tax purposes, shall be allocated among the assets of the Acquired Company Group for income Tax purposes in accordance with the requirements of the Code and the Treasury Regulations (the “Allocation”). Parent shall deliver to Members’ Representative a schedule containing the Allocation within 30 days after the Closing Date. If Members’ Representative does not notify Parent in writing within 30 days following Members’ Representative’s receipt of the Allocation that Members’ Representative objects to the Allocation, the Allocation shall be final and binding upon the Parties. If, within such 30 day period, Members’ Representative so notifies Parent of any objection to the Allocation, Parent and Members’ Representative shall negotiate in good faith to resolve any disputed matters, and if Parent and Members’ Representative are able to resolve the disputed matters within 20 days following Parent’s receipt of Members’ Representative’s notice of objection, Parent and Members’ Representative shall revise the Allocation to reflect such resolution, and the revised Allocation shall be final and binding upon the Parties. If Parent and Members’ Representative are unable to resolve all of the disputed matters within 20 days following Parent’s receipt of Members’ Representative’s notice of objection, Parent and Members’ Representative shall promptly refer the disputed matters to a mutually agreeable independent accounting firm for resolution, which shall be final and binding upon the Parties. The Parties (i) shall file or cause to be filed all Tax Returns in a manner consistent with the Allocation and (ii) shall not take any position (whether in Tax Returns, audits or otherwise) that is inconsistent with the Allocation, except, in each case, as required by a “determination” as defined under Section 1313 of the Code (and comparable provisions of state and local Law) or by a change in Law after the Allocation has been determined. If there are adjustments to amounts Parent is treated as paying pursuant to this Agreement, the Allocation shall be adjusted as appropriate, and Parent and Members’ Representative shall cooperate in good faith in making any such adjustments.

(i)            The Acquired Companies shall cause each of the Acquired Company Subsidiaries that is classified as a partnership for U.S. federal income tax purposes to have a valid election under Section 754 of the Code (and similar or corresponding election under state or local Law) in effect for each taxable period that includes the Closing Date. Parent and Members’ Representative intend for U.S. federal (and applicable state and local) income Tax purposes that the Mergers shall be treated as a taxable acquisition by Parent of the assets of the Acquired Companies in exchange for the Aggregate Merger Consideration, together with any assumed liabilities of the Acquired Company Group and other relevant items in determining the purchase price. The Parties (x) shall file or cause to be filed all Tax Returns in a manner consistent with the foregoing and (y) shall not take any position (whether in Tax Returns, audits or otherwise) that is inconsistent with the foregoing, except, in each case, as required by a “determination” as defined under Section 1313 of the Code (and comparable provisions of state and local Law).

6.17        Termination of Certain Related Party Contracts. On or prior to the Closing, the Acquired Companies shall, and shall cause its respective Affiliates, as applicable, to terminate all Related Party Contracts, other than those Related Party Contracts set forth on Section 6.17 of the Company Disclosure Letter.

6.18        Notice of Changes. Each of the Acquired Companies and Parent shall give prompt written notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied prior to the Outside Date. Notwithstanding the foregoing, a breach of the obligations of the Acquired Companies or Parent under this Section 6.18 will not be taken into account for purposes of determining whether any conditions set forth in Article VII have been satisfied.

6.19        Form S-3. Prior to the Closing, Parent shall use its reasonable best efforts not to take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent to be ineligible to file a registration statement on Form S-3 promulgated under the Securities Act (or any successor form) in accordance with the Stockholder Agreement.

6.20        Parent Charter Amendment. At or prior to the Closing, Parent shall deliver evidence reasonably satisfactory to the Acquired Companies that the Parent Charter Amendment has been properly approved and declared advisable by the Parent Board.

6.21        Cash Contribution. At or prior to the Closing, Members’ Representative shall, or shall cause its Affiliates to, deliver evidence reasonably satisfactory to the Parent that Members’ Representative, or its Affiliates, have, following the date of this Agreement, made cash contributions, in an aggregate amount of $5,000,000, to the Acquired Companies or the Acquired Company Subsidiaries.

6.22        Insurance. Members’ Representative acknowledges that the Acquired Company Group may be entitled to the benefit of coverage under occurrence-based insurance policies held by its Affiliates or members of the Juniper Group set forth on Section 4.24 of the Company Disclosure Letter with respect to claims arising out of any actual or alleged act, omission, circumstance, matter, event or occurrence existing or occurring prior to the Closing relating to the Acquired Company Group or the business of the Acquired Company Group (such insurance policies, the “Occurrence-Based Policies,” and such claims (regardless of when reported or asserted), “Pre-Closing Claims”). From and after the Closing, Parent shall have the right to participate, at its expense, with the Members’ Representative or its applicable Affiliate in the pursuit of any claim and shall bear all any costs and expenses incurred by Members’ Representative or its Affiliates in connection with compliance with this Section 6.22, including any retrospective premiums, deductibles, retentions, obligations, chargebacks, or comparable costs, as applicable, and fees of counsel in connection with any claims handling issues and insurance coverage disputes; provided that if Parent does not reimburse the Members’ Representative or its applicable Affiliate within 30 days of any request for reimbursement of such expenses, then from and after the expiration of such 30-day period, the Members’ Representative and its Affiliates shall have no further obligation under this Section 6.22 until such time as Parent pays or reimburses the Members’ Representative or such Affiliate for all such outstanding expenses. From and after Closing, with respect to any Occurrence-Based Policy affording coverage to the Acquired Company Group for any Pre-Closing Claim, at the written request and sole expense of Parent, Members’ Representative shall, and shall cause its Affiliates and the other members of the Juniper Group to, use commercially reasonable efforts, in a manner consistent with past practices, to make available to the Acquired Company Group any applicable coverage under such Occurrence-Based Policy, including (A) notifying or reporting such Pre-Closing Claim, (B) reasonably assisting and cooperating with Parent and the Acquired Company Group in asserting the Pre-Closing Claim to the insurer of such Occurrence-Based Policy and (C) remitting any insurance proceeds received by Members’ Representative, its Affiliates or the Juniper Group solely in respect of such Pre-Closing Claim to the Acquired Company Group. Parent and its Affiliates shall have no right to bring any Proceeding in a court of competent jurisdiction, directly or indirectly, against such insurer or such insurance policies without the prior written consent of the Members’ Representative. The Members’ Representative or any of its Affiliates may amend, to become effective at the Closing, any insurance policies in the manner the Members’ Representative deems appropriate to give effect to this Section 6.22.

Article VII
CONDITIONS TO CONSUMMATION OF THE MERGERS

7.1           Mutual Closing Conditions. The obligations of each of the Parties to consummate the Mergers are conditioned upon the satisfaction at or prior to the Closing (or, to the fullest extent permitted by law, waiver by the Acquired Companies and Parent) of each of the following:

(a)            Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(b)            No Injunctions or Restraints. No Law (whether preliminary, temporary or permanent) issued, enacted, promulgated, entered or enforced by a court of competent jurisdiction or other Governmental Entity having jurisdiction over any Party restraining, enjoining, prohibiting or rendering illegal the consummation of the transactions contemplated by this Agreement is in effect, and no Proceeding before a Governmental Entity seeking such a Law shall be pending.

(c)            Listing. The shares of Parent Common Stock to be issued in the Mergers shall have been approved for listing on the NYSE, subject to official notice of issuance.

7.2           Conditions to Parent’s and Merger Subs’ Obligations to Effect the Mergers. The obligations of Parent, First Merger Sub and Second Merger Sub to consummate the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, First Merger Sub and Second Merger Sub, to the extent permitted by applicable Law:

(a)            the representations and warranties of the Acquired Companies contained in (i) this Agreement (other than in Section 4.2(a) and Section 4.8(a)) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (ii) Section 4.2(a) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any Immaterial Inaccuracies, and (iii) Section 4.8(a) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time;

(b)            the Acquired Companies shall have performed or complied in all material respects with its obligations or covenants under the Agreement required to be performed or complied with by it under the Agreement at or prior to the Effective Time;

(c)            prior to the Effective Time, each Acquired Company shall deliver to Parent a certificate, signed on behalf of such Acquired Company by its chief executive officer or chief financial officer that the conditions set forth in clauses (a) and (b) above shall have occurred and be continuing as of the Effective Time;

(d)            prior to the Effective Time, Parent shall have received a duly executed IRS Form W-9 from the Members;

(e)            the Designated Equityholders shall have delivered a duly executed counterpart to the Stockholder Agreement; and

(f)            the consents or waivers set forth on Section 7.2(f) of the Company Disclosure Letter shall have been obtained or the relevant indebtedness shall no longer be outstanding.

7.3           Conditions to the Acquired Companies’ Obligations to Effect the Mergers. The obligations of the Acquired Companies to consummate the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Acquired Companies, to the extent permitted by applicable Law:

(a)            the representations and warranties of Parent contained in (i) this Agreement (other than in Section 5.2(a) and Section 5.9(a)) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, (ii) Section 5.2(a) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any Immaterial Inaccuracies, and (iii) Section 5.9(a) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time;

(b)            Parent, First Merger Sub and Second Merger Sub shall have performed or complied in all material respects with their respective obligations or covenants under the Agreement required to be performed or complied with by them under the Agreement at or prior to the Effective Time;

(c)            prior to the Effective Time, Parent shall deliver to the Acquired Companies a certificate, signed on behalf of Parent by its chief executive officer or chief financial officer that the conditions set forth in clauses (a) and (b) above shall have occurred and be continuing as of the Effective Time;

(d)            Parent shall have delivered a duly executed counterpart to the Stockholder Agreement; and

(e)            the consent or waiver set forth on Section 7.3(e) of the Parent Disclosure Letter shall have been obtained or the relevant indebtedness shall no longer be outstanding.

7.4           Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Mergers or for terminating this Agreement, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3 to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.

Article VIII
TERMINATION

8.1           Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a)            by the mutual written consent of the Acquired Companies and Parent;

(b)            by the Acquired Companies or Parent if there is in effect a final nonappealable order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or if there is adopted any Law that permanently makes consummation of the transactions illegal or otherwise permanently prohibited, provided that the right to terminate this Agreement under this Section 8.1(b) is not available to the Acquired Companies, on the one hand, or Parent, on the other hand, if such order was primarily due to a material breach by the Acquired Companies, the Members’ Representative or the Specified Company Entities, on the one hand, or either of Parent, First Merger Sub or Second Merger Sub, on the other hand, of this Agreement;

(c)            by the Acquired Companies or Parent if, after final adjournment or postponement of the Parent Stockholders Meeting at which a vote of the holders of Parent Common Stock has been taken in accordance with this Agreement, the Parent Stockholder Approval has not been obtained;

(d)            by Parent if (i) any Acquired Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or (ii) any representation or warranty of any Acquired Company becomes untrue, and, with respect to either clause (i) or (ii) above, which breach, failure to perform or untruth if it was continuing as of the Closing Date would result in the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied and such breach, failure to perform or untruth is incapable of being cured (or becoming true) or, if capable of being cured (or becoming true), is not cured (or does not become true) by the earlier of (x) the Outside Date or (y) within 30 days following receipt by the Acquired Companies of notice of such breach, failure or untruth from Parent, provided that Parent, First Merger Sub and Second Merger Sub are not in material breach of this Agreement;

(e)            by the Acquired Companies if (i) Parent has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or (ii) any representation or warranty of Parent becomes untrue, and, with respect to either clause (i) or (ii) above, which breach, failure to perform or untruth if it was continuing as of the Closing Date would result in the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied and such breach, failure to perform or untruth is incapable of being cured (or becoming true) or, if capable of being cured (or becoming true), is not cured (or does not become true) by the earlier of (x) the Outside Date or (y) within 30 days following receipt by Parent of notice of such breach, failure or untruth from the Acquired Companies, provided that no Acquired Company, the Members’ Representative nor any Specified Company Entity is in material breach of this Agreement;

(f)            by the Acquired Companies or Parent if the Closing does not occur on or before the date that is six months from the date hereof (the “Outside Date”); provided, however, that such failure of the Closing to occur is not due to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing;

(g)            by Parent, if any Acquired Company is in violation in any material respect of its obligations under Section 6.4; and

(h)            by the Acquired Companies, if (i) prior to, but not after, the time the Parent Stockholder Approval is obtained, the Parent Board (or a committee thereof) shall have effected a Parent Change in Recommendation or (ii) Parent is in violation in any material respect of its obligations under Section 6.5.

8.2           Procedure Upon Termination. In the event of termination of this Agreement by Parent or the Acquired Companies, or both, pursuant to Section 8.1, written notice thereof shall be given to the Other Party, and this Agreement will terminate without further action by Parent or the Acquired Companies.

8.3           Effect of Termination. In the event that this Agreement is validly terminated as provided in Section 8.1, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to Parent or the Acquired Companies, provided that the agreements and obligations of the Parties set forth in Section 6.6(c), this Section 8.3, Section 8.4 and Article IX hereof will survive any such termination and are enforceable hereunder; provided, further, that nothing in this Section 8.3 relieves any of Parent, First Merger Sub, Second Merger Sub or the Acquired Companies of any liability for Fraud or any Willful Breach of this Agreement occurring prior to termination, or as provided in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity (in the case of the Confidentiality Agreement, subject to the terms thereof). “Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case, that is the consequence of an act or omission by a Party (including the Members’ Representative and the Specified Company Entities) with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause a material breach of this Agreement.

8.4           Fees and Expense Reimbursement.

(a)            In the event that (i) a Parent Alternative Proposal is publicly submitted, publicly proposed, publicly disclosed or otherwise communicated to the Parent Board prior to, and not withdrawn at the time of, the Parent Stockholders Meeting, (ii) this Agreement is terminated by the Acquired Companies pursuant to Section 8.1(e) (Parent Terminable Breach) or by Parent or the Acquired Companies pursuant to Section 8.1(f) (Outside Date) or Section 8.1(c) (Failure to Obtain Parent Stockholder Approval), and (iii) Parent enters into a definitive agreement with respect to, or consummates, a Parent Alternative Proposal within 12 months after the date this Agreement is terminated, then Parent will pay to the Acquired Companies the Parent Termination Fee, within two Business Days of the consummation of such Parent Alternative Proposal. For purposes of this Section 8.4(a), any reference in the definition of Parent Alternative Proposal to “15%” shall be deemed to be to be a reference to “more than 50%.”

(b)            In the event this Agreement is terminated by Parent pursuant to Section 8.1(d) (Company Terminable Breach), then the Acquired Companies will (or will cause the Specified Company Entities to) pay to Parent the Parent Expenses (unless Parent is then entitled to terminate this Agreement pursuant to Section 8.1(g) (Material Breach of Non-Solicit), in which event the Acquired Companies will (or will cause the Specified Company Entities to) pay to Parent the Company Termination Fee) within two Business Days after the date of such termination.

(c)            In the event this Agreement is terminated by Parent or the Acquired Companies pursuant to Section 8.1(c) (Failure to Obtain Parent Stockholder Approval) or by Acquired Companies pursuant to Section 8.1(e) (Parent Terminable Breach), then Parent will pay to the Acquired Companies the Company Expenses (unless the Acquired Companies are then entitled to terminate this Agreement pursuant to Section 8.1(h) (Parent Change in Recommendation or Material Breach of Non-Solicit), in which event Parent will pay to the Acquired Companies the Parent Termination Fee) within two Business Days after the date of such termination.

(d)            In the event this Agreement is terminated by Parent pursuant to Section 8.1(g) (Material Breach of Non-Solicit), the Acquired Companies will (or will cause the Specified Company Entities to) pay to Parent the Company Termination Fee within two Business Days after the date of such termination.

(e)            In the event this Agreement is terminated by the Acquired Companies pursuant to Section 8.1(e) (Parent Change in Recommendation or Material Breach of Non-Solicit), then Parent will pay to the Acquired Companies the Parent Termination Fee within two Business Days after the date of such termination.

(f)            Any payment of the Parent Termination Fee, the Company Termination Fee, Parent Expenses or Company Expenses will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment.

(g)            Each of the Parties acknowledges that the provisions of this Section 8.4 are an integral part of the transactions contemplated hereby and that, without these agreements, the Other Party would not enter into this Agreement. The Parties agree that (i) in the event that the Acquired Companies (or the Specified Company Entities) pay the Company Termination Fee to Parent, the Acquired Companies and the Specified Company Entities shall have no further liability to Parent of any kind in respect of this Agreement and the transactions contemplated hereby and (ii) in the event that Parent pays the Parent Termination Fee to the Acquired Companies, Parent, First Merger Sub and Second Merger Sub have no further liability to the Acquired Companies of any kind in respect of this Agreement and the transactions contemplated hereby; provided, that the payment by the Acquired Companies (or the Specified Company Entities) of the Company Termination Fee or the payment by Parent of the Parent Termination Fee shall not relieve such Party, as applicable, from any liability or damage resulting from a Willful Breach of any of its covenants or agreements set forth in this Agreement or Fraud. Each Party further acknowledges that any such Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Acquired Companies or Parent, First Merger Sub and Second Merger Sub, as applicable, in the circumstances under which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contained herein, including the Mergers. In addition, if either the Acquired Companies or Parent fails to pay in a timely manner any amount due pursuant to this Section 8.4, then (i) such Party shall reimburse the Other Party for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims or Proceedings commenced and (ii) such Party shall pay to the Other Party interest on the amounts payable pursuant to this Section 8.4, including the costs and expenses described in clause (i) of this Section 8.4(g) from and including the date payment of such amounts were due through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus six percent (6%).

(h)            Notwithstanding anything to the contrary in this Agreement, except in the case of Willful Breach of this Agreement or Fraud, the Parties agree that (i) the monetary remedies set forth in this Section 8.4 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of (x) the Acquired Company Group against Parent and the Merger Subs and (y) Parent and the Merger Subs against the Acquired Company Group, in each case, and any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Mergers to be consummated and none of the Parties or any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement, the Mergers or the transactions contemplated by this Agreement.

(i)            As used herein, “Parent Termination Fee” means an amount equal to $8,500,000, and “Company Termination Fee” means an amount equal to $5,500,000 (each, a “Termination Fee”).

(j)            In no event shall Parent or the Acquired Companies be entitled to more than one payment of a Parent Termination Fee, Company Termination Fee, Parent Expenses or Company Expenses, as applicable, in connection with this Agreement. Notwithstanding anything to the contrary contained in this Section 8.4, if Parent or the Acquired Companies receive a Termination Fee, then such Person will not be entitled to also receive a payment for Company Expenses or Parent Expenses, as applicable, and if the Termination Fee is payable at such time as such Person has already received payment or concurrently receives payment in respect of any such expenses, the amount of such expenses received by (or on behalf of) such Person shall be deducted from the Termination Fee.

(k)            Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, Parent shall bear and pay the expenses incurred in connection with the filing, printing and mailing to the holders of Parent Common Stock of the Proxy Statement.

Article IX
MISCELLANEOUS

9.1           No Survival. None of the representations, warranties or agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time, except for agreements which expressly by their terms survive the Effective Time.

9.2           Amendment, Supplement or Waiver. At any time prior to the Effective Time, this Agreement may be amended, supplemented or waived in any and all respects by written agreement of the Parties hereto, by action taken or authorized by their respective boards of directors or similar governing body; provided, however, that after receipt of Parent Stockholder Approval, no such amendment, supplement or waiver shall be made that pursuant to applicable Law or the rules and regulations of the NYSE requires further approval of the stockholders of Parent, without such further approval.

9.3           Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

9.4           Notices. All notices and other communications hereunder will be in writing and deemed given if (a) delivered personally, (b) if transmitted by electronic mail (“e-mail”) (if confirmation of receipt of such e-mail is requested and received by non-automated reply), or (c) mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as specified by like notice, provided that notices of a change of address will be effective only upon receipt thereof):

(a)            If to Parent, First Merger Sub or Second Merger Sub, to:

Amplify Energy Corp.

500 Dallas Street, Suite 1700

Houston, Texas 77002

Attn: Eric Willis

Email: Eric.Willis@amplifyenergy.com

With a copy to (which does not constitute notice):

Kirkland & Ellis LLP

609 Main Street, 45th Floor

Houston, Texas 77002

Attention: Doug Bacon, P.C., Kim Hicks, P.C. and Jack Shirley

Email:    doug.bacon@kirkland.com

kim.hicks@kirkland.com

jack.shirley@kirkland.com

(b)            If to any Acquired Company, any Specified Company Entity or the Members’ Representative, to:

c/o Juniper Capital Advisors, L.P.

2727 Allen Parkway, Suite 1850

Houston, TX 77019

Attn: Edward Geiser, Josh Schmidt, Legal

Email:    egeiser@juncap.com

jschmidt@juncap.com

legalnotices@juncap.com

With a copy to (which does not constitute notice):

Gibson Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attention: Gerry Spedale, Michael Piazza and Jesse Myers

Email:     GSpedale@gibsondunn.com

MPiazza@gibsondunn.com

JPMyers@gibsondunn.com

9.5           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the Other Party, except that (a) First Merger Sub or Second Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Parent Subsidiary, (b) Parent may assign any of its rights (but not delegate any of its obligations) under this Agreement to one or more wholly owned Subsidiaries of Parent but, in each case, no such assignment shall relieve the Parent of any of its obligations hereunder and (c) any Acquired Company may assign any of its rights (but not delegate any of its obligations) under Section 8.4 to one or more wholly owned Subsidiaries. Any purported assignment not permitted under this Section 9.5 shall be null and void.

9.6           Entire Understanding: No Third-Party Beneficiaries. This Agreement (including the exhibits, annexes, the Stockholder Agreement, the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter) and the documents, instruments and other agreements among the Parties as contemplated by or referenced herein, together with the Confidentiality Agreement, constitutes the entire agreement and understanding of the Parties with respect to the matters therein and herein and supersedes all prior agreements and understandings on such matters. The provisions of this Agreement are binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors except (a) as provided in Section 6.11 (which will be to the benefit of the Persons referred to in such Section), (b) following the Effective Time, the rights of holders of Company Units to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.1(b) and (c) the rights of Acquired Company Affiliates and Parent Affiliates solely with respect to Section 9.10.

9.7           Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

9.8           Governing Law; Venue; Waiver of Jury Trial.

(a)            THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)            THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE LACKS JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SAID COURTS OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT AND EACH OF THE PARTIES AGREE NOT TO COMMENCE ANY SUCH ACTION, SUIT OR PROCEEDING EXCEPT IN SUCH DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.4 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9            No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, equityholder, manager, partner, stockholder, agent, attorney or representative of any Party hereto has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

9.10         Affiliate Liability.

(a)            Each of the following is referred to as an “Acquired Company Affiliate” for purposes of this Section 9.10(a): (i) the Members’ Representative (ii) any Designated Equityholder, (iii) any Affiliate of any Designated Equityholder (other than the Acquired Companies), (iv) any member of the Juniper Group and (v) any director, officer, employee, Representative or agent of the Acquired Companies, any Designated Equityholder or any Affiliate of any Designated Equityholder. No Acquired Company Affiliate shall have any liability or obligation to Parent, First Merger Sub or Second Merger Sub of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby, and Parent, First Merger Sub and Second Merger Sub hereby waive and release all claims of any such liability and obligation; provided, that, with respect to the Members’ Representative and the Specified Company Entities, the foregoing shall not apply in connection with any such liability or obligation under any Section of this Agreement that the Members’ Representative and/or the Specified Company Entities is a party pursuant to the terms of this Agreement.

(b)            Each of the following is referred to as a “Parent Affiliate” for purposes of this Section 9.10(b): any director, officer, employee, Representative or agent of Parent or any Affiliate thereof. No Parent Affiliate shall have any liability or obligation to the Acquired Companies of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby, and the Acquired Companies hereby waives and releases all claims of any such liability and obligation.

9.11        Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Article VIII, it is accordingly agreed that the Parties shall be entitled to obtain an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.11. Each Party further agrees that neither the Other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the Outside Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by the Other Party, the Outside Date shall automatically be extended by such other time period established by the court presiding over such action.

9.12        No Other Representations or Warranties.

(a)            Except for the representations and warranties set forth in Article IV, member of the Acquired Company Group or any other Person makes or has made any express or implied representation or warranty with respect to any member of the Acquired Company Group or with respect to any other information provided to Parent, First Merger Sub or Second Merger Sub in connection with the Mergers or the other transactions contemplated hereby, and each of Parent, First Merger Sub and Second Merger Sub, on its own behalf and on behalf of their respective Affiliates and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by any member of the Acquired Company Group or their respective Affiliates or Representatives or any other Person except for the representations and warranties expressly set forth in Article IV. Without limiting the generality of the foregoing, each of Parent, First Merger Sub and Second Merger Sub, on its own behalf and on behalf of its Affiliates and its and their respective Affiliates and Representatives, acknowledges and agrees that no member of the Acquired Company Group or any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent, First Merger Sub or Second Merger Sub (including their respective Affiliates and Representatives), or Parent’s, First Merger Sub’s or Second Merger Sub’s (or such Affiliates’ or Representatives’) use, of any such information, including with respect to (a) any member of the Acquired Company Group or any of its respective businesses, assets, employees, permits, liabilities, operations, prospectus or condition (financial or otherwise) or (b) any opinion, projection, forecast, statement, budget, estimate, advice or other similar information (including with respect to the future revenues, earnings, results or operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of the Acquired Company Group, as well as any other business plan and cost-related plan information of the Acquired Company Group) made, communicated or furnished (orally or in writing) or to be made, communicated or furnished (orally or in writing) to Parent, Merger Sub or any of their respective Affiliates or Representatives, in each case, whether made by any member of the Acquired Company Group or any of its respective Affiliates, Representatives or equity holders or any other Person.

(b)            Except for the representations and warranties set forth in Article V, none of Parent, the Parent Subsidiaries (including First Merger Sub and Second Merger Sub) or any other Person makes or has made any express or implied representation or warranty with respect to Parent or the Parent Subsidiaries or with respect to any other information provided to the Acquired Companies in connection with the Mergers or the other transactions contemplated hereby, and the Acquired Companies, on their own behalf and on behalf of their Affiliates and Representatives, disclaims reliance on any representations or warranties or other information provided to them by Parent or its Subsidiaries or their respective Affiliates or Representatives or any other Person except for the representations and warranties expressly set forth in Article V. Without limiting the generality of the foregoing, the Acquired Companies, on their own behalf and on behalf of their Affiliates and its Affiliates and Representatives, acknowledges and agrees that none of Parent, Parent’s Subsidiaries (including First Merger Sub and Second Merger Sub) or any other Person will have or be subject to any liability or other obligation to the Acquired Companies or any other Person resulting from the distribution to the Acquired Companies (including its Affiliates and Representatives), or the Acquired Companies’ (or such Affiliates’ or Representatives’) use, of any such information, including with respect to (a) Parent, First Merger Sub, Second Merger Sub or any of their respective businesses, assets, employees, permits, liabilities, operations, prospectus or condition (financial or otherwise) or (b) any opinion, projection, forecast, statement, budget, estimate, advice or other similar information (including with respect to the future revenues, earnings, results or operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of Parent, First Merger Sub, Second Merger Sub, as well as any other business plan and cost-related plan information of Parent and/or Merger Sub) made, communicated or furnished (orally or in writing) or to be made, communicated or furnished (orally or in writing) to the Acquired Companies or any of their respective Affiliates or Representatives, in each case, whether made by Parent, First Merger Sub, Second Merger Sub or any of their respective Affiliates, Representatives or equity holders or any other Person.

9.13         Conflicts and Privilege. The Parties agree that, as to all communications among Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), on the one hand, and any member of the Acquired Company Group, the Members’ Representative or their respective direct and indirect equity holders and Affiliates, on the other hand, that relate to the negotiation of this Agreement or any agreement entered into in connection herewith or any of the transactions contemplated hereby, are subject to attorney-client privilege and the expectation of client confidence belongs to the Members’ Representative and may be controlled by the Members’ Representative and shall not pass to or be claimed by Parent, the Surviving Entities or any of their respective Subsidiaries from and after the Closing. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Entities or any of their respective Subsidiaries and a third-party other than another Party or such Party’s direct or indirect equityholders (including holders of the Company Units) or Affiliates after the Closing, the Surviving Entities and their Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Gibson Dunn to such third-party; provided, however, that the Surviving Entities and their Subsidiaries may not waive such privilege without the prior written consent of the Members’ Representative (which consent may be given or withheld in the Members’ Representative’s sole discretion).

9.14         Release.

(a)            Effective as of the Closing, the Members’ Representative, on behalf of itself and its successors, permitted assigns, heirs and Affiliates, and any of their respective officers, directors, employees, managers, partners, members, equityholders, agents, representatives, successors and permitted assigns (collectively, the “Company Releasing Parties”), to the fullest extent permitted by applicable Law, hereby unconditionally and irrevocably releases, waives and forever discharges, and covenants not to sue, Parent, the Merger Subs and the Acquired Companies (including the Surviving Entities) and their respective Subsidiaries and each of their respective past, present and future Affiliates, directors, managers, officers, direct and indirect equityholders, partners (general and limited), employees, agents and Representatives and all of the foregoing Persons’ successors and assigns (collectively, the “Parent Released Parties”), from any and all claims, demands, judgments, causes of action, obligations and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly out of, accruing from or in connection with any act, omission, event, circumstance or transaction occurring on or prior to the Closing, including relating to (i) any Company Releasing Parties’ status as a holder of Company Units or any other equity interest of any member of the Acquired Company Group or from any Company Releasing Parties’ capacity as a direct or indirect equityholder of any member of the Acquired Company Group and (ii) the operation of the Acquired Company Group or its business prior to the Closing, in each case, whether by or through a claim by or on behalf of the Acquired Companies against any Parent Released Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable Law, or otherwise in favor of a Company Releasing Party against any Parent Released Party, but excluding the Company Releasing Parties’ express rights under this Agreement, including, but not limited to, the right to receive the Aggregate Merger Consideration, and any agreements delivered in connection herewith, including the Stockholder Agreement and the Monitoring and Oversight Agreement (as defined in the Stockholder Agreement), and for clarification, such rights are not released, waived or otherwise affected by this Section 9.14(a). This release is conditioned upon the consummation of the Mergers and will become null and void and will have no effect whatsoever if the Mergers do not occur.

(b)            Effective as of the Closing, Parent, on behalf of itself and its successors, permitted assigns, heirs and Affiliates, and any of their respective officers, directors, employees, managers, partners, members, equityholders, agents, representatives, successors and permitted assigns (collectively, the “Parent Releasing Parties”), to the fullest extent permitted by applicable Law, hereby unconditionally and irrevocably releases, waives and forever discharges, and covenants not to sue, the Members’ Representative and its Subsidiaries and each of its past, present and future Affiliates, directors, managers, officers, direct and indirect equityholders, partners (general and limited), employees, agents and Representatives and all of the foregoing Persons’ successors and assigns (collectively, the “Company Released Parties”), from any and all claims, demands, judgments, causes of action, obligations and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly out of, accruing from or in connection with any act, omission, event, circumstance or transaction occurring on or prior to the Closing, including relating to the operation of the Acquired Company Group or its business prior to the Closing, whether by or through a claim by or on behalf of the Acquired Companies against any Company Released Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable Law, or otherwise in favor of a Parent Releasing Party against any Company Released Party, but excluding the Parent Releasing Parties’ express rights under this Agreement, and any agreements delivered in connection herewith, including the Stockholder Agreement and the Monitoring and Oversight Agreement (as defined in the Stockholder Agreement), and for clarification, such rights are not released, waived or otherwise affected by this Section 9.14(b). This release is conditioned upon the consummation of the Mergers and will become null and void and will have no effect whatsoever if the Mergers do not occur.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

NPOG

NORTH PEAK OIL & GAS, LLC

By:	/s/ Edward Geiser
Name:	Edward Geiser
Title:	Authorized Representative

COG

CENTURY OIL AND GAS SUB-HOLDINGS, LLC

By:	/s/ Edward Geiser
Name:	Edward Geiser
Title:	Authorized Representative

[Signature page to Agreement and Plan of Merger]

PARENT

AMPLIFY ENERGY CORP.

By:	/s/ Martyn Willsher
Name:	Martyn Willsher
Title:	President and Chief Executive Officer

FIRST MERGER SUB

AMPLIFY DJ OPERATING LLC

By:	/s/ Martyn Willsher
Name:	Martyn Willsher
Title:	President and Chief Executive Officer

SECOND MERGER SUB

AMPLIFY PRB OPERATING LLC

By:	/s/ Martyn Willsher
Name:	Martyn Willsher
Title:	President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

MEMBERS’ REPRESENTATIVE

JUNIPER CAPITAL ADVISORS, L.P., solely for purposes of Section 3.2, Section 6.4, Section 6.7, Section 6.16, Section 6.21, Section 6.22, Section 9.6, Section 9.13 and Section 9.14 herein

By:	/s/ Edward Geiser
Name:	Edward Geiser
Title:	Authorized Representative

SPECIFIED COMPANY PARTIES, solely for purposes of Section 8.4 herein

LONGS PEAK RESOURCES, LLC

By:	/s/ Edward Geiser
Name:	Edward Geiser
Title:	Authorized Representative

NORTH SILO RESOURCES, LLC

By:	/s/ Edward Geiser
Name:	Edward Geiser
Title:	Authorized Representative

CENTURY OIL AND GAS SOUTH, LLC

By:	/s/ Edward Geiser
Name:	Edward Geiser
Title:	Authorized Representative

CENTURY OIL AND GAS, LLC

By:	/s/ Edward Geiser
Name:	Edward Geiser
Title:	Authorized Representative

NAVIGATION POWDER RIVER, LLC

By:	/s/ Edward Geiser
Name:	Edward Geiser
Title:	Authorized Representative

PINE HAVEN RESOURCES, LLC

By:	/s/ Edward Geiser
Name:	Edward Geiser
Title:	Authorized Representative

[Signature page to Agreement and Plan of Merger]

Exhibit A

Parent Bylaw Amendments

[see attached]

EXHIBIT A

AMENDMENT

TO THE

THIRD AMENDED AND RESTATED BYLAWS OF

AMPLIFY ENERGY CORP.

Pursuant to Article EIGHTH of the Second Amended and Restated Certificate of Incorporation of Amplify Energy Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), and Section 8.1 of the Third Amended and Restated Bylaws (the “Bylaws”) of the Corporation, the Corporation certifies that:

1. The Bylaws are hereby amended by amending and restating in its entirety Section 3.2 thereof to read as follows:

“Section 3.2         Number, Tenure and Qualifications. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be seven (7), provided that the Board may, pursuant to a resolution adopted by a majority of the Board, fix a greater number of directors from time to time; provided that, so long as the Stockholders Agreement, dated as of [●], 2025, by and between the Corporation and the stockholders party thereto (the “Stockholders Agreement”) is in effect, and as of the date of any proposed increase in the number of directors, the Corporation is in compliance with the Stockholders Agreement. The election and term of a director shall be as set forth in the Certificate of Incorporation and the Stockholder Agreement, as applicable.”

2. The Bylaws are hereby amended by amending and restating in its entirety Section 4.1 thereof to read as follows:

“Section 4.1         Powers. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, including, if they shall so determine, an executive committee. Each committee shall consist of such number of directors, with such qualifications, as may be required by applicable laws, regulations or stock exchange rules or as from time to time may be fixed by the Board; provided that, so long as the Stockholders Agreement is in effect, the Board may not designate a committee or its members in a manner that would violate any covenant of the Corporation in the Stockholder Agreement. Any such designated committee shall have and may exercise such of the powers and authority of the Board in the management of the business and affairs of the Corporation as may be provided in such resolution, except that no such committee shall have the power or authority of the Board in reference to the following matters: (A) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval (other than recommending the election or removal of directors) or (B) adopting, amending or repealing any Bylaws of the Corporation. Any such designated committee may authorize the seal of the Corporation to be affixed to all papers which may require it. In addition to the above, such committee or committees shall have such other powers and limitations of authority as may be determined from time to time by resolution adopted by the Board.”

3. The Bylaws are hereby amended by amending and restating in its entirety Section 4.2 thereof to read as follows:

“Section 4.2         Procedure; Meetings; Quorum. Any committee designated pursuant to Section 4.1 shall keep regular minutes of its proceedings and report the same to the Board when requested, and shall meet at such times and at such place or places as may be provided by the charter of such committee or by resolution of such committee or resolution of the Board. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution. The Board shall adopt a charter for each committee for which a charter is required by applicable laws, regulations or stock exchange rules, may adopt a charter for any other committee, and may adopt other rules and regulations for the government of any committee not inconsistent with the provisions of these Bylaws or any such charter, and each committee may adopt its own rules and regulations of government, to the extent not inconsistent with these Bylaws or any charter or other rules and regulations adopted by the Board.”

4. The Bylaws are hereby further amended by adding a new paragraph at the end of Section 8.1 thereof to read as follows:

“Notwithstanding the foregoing, for so long as the Stockholders Agreement is in effect, the Board may only amend, alter or repeal Section 3.2, Section 4.1 and this paragraph of Section 8.1 by resolution adopted by all directors then-serving on the Board.”

5. All other provisions of the Bylaws shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed [•], this [•]day of [•], 2025.

AMPLIFY ENERGY CORP.

By:
Name:
Title:

[Signature Page to Amendment to Third Amended and Restated Bylaws]

Exhibit B

Stockholder Agreement

[see attached]

EXHIBIT B

STOCKHOLDER AGREEMENT

by and between

AMPLIFY ENERGY CORP.

and

THE STOCKHOLDERS PARTY HERETO

[●], 2025

STOCKHOLDER AGREEMENT

This STOCKHOLDER AGREEMENT (this “Agreement”) is made and entered into as of [●], 2025 by and among (a) Amplify Energy Corp., a Delaware corporation (the “Company”), (b) Century Oil and Gas Holdings, LLC, a Delaware limited liability company, (c) North Peak Oil & Gas Holdings, LLC, a Delaware limited liability company (clauses (b) and (c), and any successor thereto, collectively, the “Stockholder”), and (d) each other Person who after the date hereof becomes a party hereto.

RECITALS

WHEREAS, in connection with that certain Agreement and Plan of Merger, dated as of January 14, 2025 (the “Merger Agreement”), among the Company, Amplify DJ Operating LLC, a Delaware limited liability company and indirect wholly owned Subsidiary of the Company, Amplify PRB Operating LLC, a Delaware limited liability company and indirect wholly owned Subsidiary of the Company, North Peak Oil & Gas, LLC, a Delaware limited liability company, Century Oil and Gas Sub-Holdings, LLC, a Delaware limited liability company, and, solely for the limited purposes set forth therein, Juniper Capital Advisors, L.P., a Delaware limited partnership, and the Persons set forth on Annex A therein, the parties hereto desire to enter into an agreement to provide for certain rights and obligations associated with ownership of the Stockholder Securities.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1            Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Merger Agreement, except that the terms set forth below are used herein as so defined:

“Advice” has the meaning set forth in Section 6.16.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question; provided, that, with respect to a Holder or any of its Affiliates, (x) “Affiliate” does not include any portfolio company of a Holder or any of its Affiliates other than for purposes of Section 7.2; (y) for purposes of this Agreement, the Company and its Subsidiaries shall not be deemed to be an Affiliate of any Stockholder or such Stockholder’s Affiliates and (z) any fund, investment vehicle or account controlled, managed or advised by Juniper Capital Advisors, L.P. shall be deemed to constitute both an Affiliate and a controlled Affiliate of such Holder. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Authority” means any domestic (including federal, state or local) or foreign court, arbitrator, administrative, regulatory or other governmental department, agency, official, commission, tribunal, authority or instrumentality, non-government authority or self-regulatory body (including any domestic or foreign securities exchange).

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Exchange Act.

“Beneficial Owner” has a correlative meaning to “Beneficially Own.”

“Beneficial Ownership” has a correlative meaning to “Beneficially Own.”

“Board” means the board of directors of the Company.

“Business Day” means any day other than a day on which the SEC is closed.

“Bylaws” means the Third Amended and Restated Bylaws of the Company, effective as of November 9, 2021, as may be amended or otherwise modified from time to time.

“Capital Stock” means any and all shares of Common Stock, preferred stock or other forms of equity authorized and issued by the Company (however designated, whether voting or non-voting) and any instruments convertible into or exercisable or exchangeable for any of the foregoing (including any options or swaps).

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Competitor” means an exploration and production operating company, or any holding company thereof or its Affiliates, that, as of the date of a proposed Transfer, (i) owns, directly or indirectly, oil and gas working interests in any of the Company’s operating areas and (ii) whose revenues exceeded $150 million in the immediately preceding fiscal year (and the Board may determine that any Person that would otherwise be a Competitor is not a “Competitor”).

“Corporate Opportunity” has the meaning set forth in Section 7.2(a).

“Derivative Securities” means options, warrants, rights to purchase Capital Stock, or any securities that are exercisable, convertible or exchangeable for Capital Stock.

“Director” means a member of the Board.

“DJ Basin” means the Denver-Julesburg Basin.

“Effective Date” means the date that a Registration Statement filed pursuant to this Agreement is first declared effective by the SEC.

“Effectiveness Period” means the period beginning on the Effective Date for a Registration Statement and ending at the time all Registrable Securities covered by such Registration Statement (or if such Registration Statement becomes unavailable, another Registration Statement) have ceased to be Registrable Securities.

3

“Election Meeting” has the meaning set forth in Section 4.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“External Permitted Parties” has the meaning set forth in the definition of Permitted Parties.

“Form S-1” means Form S-1 under the Securities Act, or any other form hereafter adopted by the SEC for the general registration of securities under the Securities Act.

“Form S-3” means Form S-3 under the Securities Act, or any other form hereafter adopted by the SEC having substantially the same usage as Form S-3.

“Form S-4” means Form S-4 under the Securities Act, or any other form hereafter adopted by the SEC having substantially the same usage as Form S-4.

“Form S-8” means Form S-8 under the Securities Act, or any other form hereafter adopted by the SEC having substantially the same usage as Form S-8.

“Governance Committee” means the Nominating and Governance Committee of the Board.

“Grace Period” has the meaning set forth in Section 6.3(a).

“Group” has the meaning given to such term in Section 13(d)(3) of the Exchange Act.

“Holder” means the (i) Stockholder, (ii) its controlled Affiliates and (iii) any Person listed on Schedule 1.1(b) hereto, so long as such Person Beneficially Owns any Stockholder Securities, but shall exclude any Management Transferees.

“Indemnified Party” has the meaning set forth in Section 6.10(a).

“Indemnifying Party” has the meaning set forth in Section 6.10(a).

“Independent Director” means a Director who qualifies as “independent” under the rules of the NYSE or the rules of such other national securities exchange on which the Common Stock is then listed or trading.

“Internal Permitted Parties” has the meaning set forth in the definition of Permitted Parties.

“Investor Group” means the Stockholder and the Stockholder’s Affiliates and representatives.

“Legend Removal Documents” has the meaning set forth in Section 6.19.

“Lock-up Period” means the period beginning on the Closing Date and ending on the date that is the one year anniversary of the Closing Date.

4

“Losses” has the meaning set forth in Section 6.8.

“Management Transferee” means any of Century Natural Resources, LLC, Boomtown Oil II, LLC and their respective direct or indirect partners, shareholders, members, employees or other holders of other equity interests of such entity; provided, that, in each case, such transferees will hold, in the aggregate, less than 2.5% of the Stockholder Securities upon the completion of all such permitted transfers.

“Merger Agreement” has the meaning set forth in the Recitals.

“Monitoring and Oversight Agreement” means the Monitoring and Oversight Agreement, dated as of January 14, 2025, between the Company and Juniper Capital Advisors, L.P., as may be amended or otherwise modified from time to time.

“NewCo” has the meaning set forth in Section 8.17.

“NYSE” means the New York Stock Exchange.

“Opt-Out Notice” has the meaning set forth in Section 6.18.

“Other Holder” means any holder of Common Stock other than a Holder.

“Other Investments” has the meaning set forth in Section 7.2(a).

“Permitted Parties” means (a) the full-time members of the formal investment or equivalent committee of any Affiliate of the Stockholder responsible for the oversight of a Holder’s investment in the Company and (b)(i) internal compliance, legal, accounting, tax, insurance and other personnel of a Holder (clauses (a) and (b)(i), collectively, “Internal Permitted Parties”), and (ii) external compliance, legal, accounting, tax and other professional advisors of a Holder or its Affiliates who are bound by an obligation of confidentiality to the Holder or its Affiliate (either in the course of their professional duties or pursuant to a customary confidentiality agreement) (clause (b)(ii), collectively, “External Permitted Parties”), in each case with respect to clauses (a) and (b), who have a need to review information in order to perform the proper functions of their employment or duties to any Affiliate of the Stockholder.

“Permitted Purposes” has the meaning set forth in Section 8.12(b).

“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, foundation, unincorporated organization or government or other agency or political subdivision thereof.

“Piggyback Notice” has the meaning set forth in Section 6.4(a).

“Piggyback Offering” has the meaning set forth in Section 6.4(a).

“Post-Offering Lock-up Period” has the meaning set forth in Section 6.7(a).

5

“Powder River Basin” means the fossil fuel producing area located in northeastern Wyoming and southeastern Montana.

“Preferred Stock” means the 50,000,000 shares of preferred stock, par value $0.01 per share that are authorized but have not yet been issued by the Company as of the date hereof.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Qualifying Nominee” means, in respect of a Stockholder Nominee, a natural person who, in the good faith determination of the Board or the Governance Committee: (i) is suitable to serve on the Board in accordance with the customary standards of suitability for directors of NYSE-listed companies; (ii) is not prohibited from serving as a director pursuant to any rule or regulation of the SEC or any national securities exchange on which the Stockholder Securities are listed or admitted to trading; and (iii) is not subject to any order, decree or judgment of any Authority prohibiting service as a director of any public company.

“Receiving Party” has the meaning set forth in Section 7.3.

“Registrable Securities” means, collectively, (a) the Stockholder Securities and (b) any additional shares of Common Stock paid, issued or distributed in respect of any such shares by way of a stock dividend, stock split or distribution, or in connection with a combination of shares, and any security into which such Common Stock shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise; provided, however, that as to any Registrable Securities, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (i) when a Registration Statement covering such Registrable Securities becomes or has been declared effective by the SEC and such Registrable Securities have been sold or disposed of pursuant to such effective Registration Statement; (ii) when such Registrable Securities have been sold or disposed of pursuant to Rule 144 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) and the transferee thereof does not receive “restricted securities” as defined in Rule 144; (iii) when such Registrable Securities have been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 6.13; or (iv) such Registrable Securities are no longer outstanding.

6

“Registration Expenses” means all fees and expenses incident to the Company’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Section 6.1 or an Underwritten Offering covered under this Agreement, including, without limitation, all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, reasonable fees and expenses incurred in connection with any “road show” for an Underwritten Offering, all word processing, duplicating and printing expenses, any transfer taxes not otherwise attributable to the sale of Registrable Securities, the fees and disbursements of counsel, independent public accountants and independent petroleum engineers for the Company, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance.

“Registration Statement” means any one or more registration statements of the Company filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement (including without limitation any registration statement relating to the offer and sale of Registrable Securities by Holders on a continuous or delayed basis pursuant to Rule 415), including the Prospectus, amendments and supplements to such registration statements, post-effective amendments, and all exhibits and all reports incorporated by reference or deemed to be incorporated by reference in such registration statements.

“Renounced Business Opportunity” has the meaning set forth in Section 7.2(a).

“Replacement” has the meaning set forth in Section 4.4.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Rule 158” means Rule 158 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the U.S. Securities and Exchange Commission (or any successor agency).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

7

“Securities Ownership Percentage” means, with respect to the Holders, at any time of determination, a fraction (expressed as a percentage), (i) the numerator of which is the aggregate number of shares of the issued and outstanding Common Stock Beneficially Owned by the Holder and, without duplication, their Affiliates at such time and (ii) the denominator of which is the aggregate number of shares of the Company’s issued and outstanding Common Stock as of the date of the Merger Agreement (subject to adjustment pursuant to Section 8.17). It is understood and agreed that the aggregate number of Stockholder Securities to be issued to the Stockholder and its Affiliates at the Closing and the aggregate number of shares of the Company’s issued and outstanding Common Stock as of the date of the Merger Agreement are set forth on Schedule 1.1(a) hereto.

“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, (b) transfer taxes allocable to the sale of the Registrable Securities and (c) related legal and other fees of a Holder not included within the definition of Registration Expenses.

“Selling Holder” means a Holder who is selling Registrable Securities under a Registration Statement pursuant to the terms of this Agreement.

“Selling Stockholder Questionnaire” means a selling stockholder questionnaire reasonably adopted by the Company from time to time.

“Stockholder” has the meaning set forth in the Preamble.

“Stockholder Nominee” has the meaning set forth in Section 4.1(c).

“Stockholder Nomination Threshold” means, at any time of determination, a 15.0% Securities Ownership Percentage.

“Stockholder Securities” means the shares of Common Stock issued to the Stockholder pursuant to the Merger Agreement and any securities issued or issuable with respect to such Common Stock by way of reclassification, dividend or distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise.

“Termination Date” has the meaning set forth in Section 8.16.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, Stockholder Securities; provided, however, that any assignment by the Stockholder pursuant to Section 8.3 shall not be deemed a Transfer hereunder.

“Trigger Date” means the first date on which the Holders, together with their Affiliates, no longer hold a number of shares of Common Stock greater than or equal to 10.0% of the issued and outstanding shares of Common Stock.

8

“Underwritten Offering” has the meaning set forth in Section 6.2(a).

Article II
TRANSFERS

Section 2.1            Transfer Restrictions.

(a)            The Holders shall not, without the prior written consent of the Company, Transfer any Stockholder Securities or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in dividends from the Company pursuant thereto, until the end of the Lock-up Period; provided, however, that this Section 2.1 shall not restrict or limit any Transfer of the Stockholder Securities to (i) (A) any controlled Affiliate of such Holder, (B) the Persons set forth on Schedule 1.1(b) or (C) any Management Transferee; or (ii) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Capital Stock for cash, securities or other property; provided, however, that in the case of any Transfer pursuant to clauses (i)(A), (i)(B) or (ii) above, each transferee must sign and deliver a lock-up agreement to the Company substantially in the form of this Section 2.1 for a period not to exceed the Lock-Up Period.

(b)            Following the end of the Lock-Up Period, the Holders may Transfer the Stockholder Securities, in whole at any time or in part from time to time, without the prior consent of the Company and without restriction; provided, however, that in connection with any Transfer of Stockholder Securities that is effected (i) pursuant to (A) a Registration Statement or (B) a privately-negotiated transaction not subject to the registration requirements of the Securities Act, in each case in which the Holders (or any of their respective representatives) negotiates the terms of such Transfer directly with the third party purchaser (other than any underwriter, placement agent or initial purchaser thereof) of such Stockholder Securities or (ii) in accordance with Rule 144 under the Securities Act but not pursuant to the manner of sale provisions specified in Rule 144(f), in each case the Holders shall not knowingly Transfer Stockholder Securities to any Person or Group who (x) is a Competitor or (y) at the time of such Transfer is, or following such Transfer would become, a beneficial owner of Common Stock in excess of 10% of the voting power of the outstanding shares of Common Stock; provided, that the restrictions in this Section 2.1(b) shall only apply until the Trigger Date.

(c)            Any purported Transfer in violation of this Section 2.1 shall be null and void ab initio; provided, however, that the restrictions on transfer set forth in this Section 2.1 shall not apply to a Transfer to a Management Transferee.

Section 2.2            Distribution Cooperation. If any Holder or permitted transferee effectuates or seeks to effectuate a Transfer of all or part of the Stockholder Securities permitted under Section 2.1(a), the Company will use its commercially reasonable efforts to assist such transferor to facilitate such Transfer in the manner and to the Persons requested by such transferor, including the delivery of instruction letters, legal opinions, indemnity letters (which shall in any event, subject to the Company’s transfer agent’s approval, which the Company shall use its commercially reasonable efforts to obtain, be provided in lieu of any requirement for such transferor or the applicable transferees to obtain and deliver stock powers and/or medallion guarantees to the Company’s transfer agent, including any indemnification by the Company in lieu of any medallion guaranteed stock powers) and other documentation by the Company or its counsel to the Company’s transfer agent or otherwise as may be required or requested to effect such Transfer; provided, that if the Company is required or requested to provide an indemnity letter in connection with an Transfer, the transferor shall provide an indemnity letter to the Company indemnifying the Company to the same extent the Company is required or requested to indemnify the Company’s transfer agent.

9

Article III
STANDSTILL

Section 3.1             Standstill. Each Holder hereby agrees not to, and to cause each of their respective Affiliates not to, from the Closing Date until the Trigger Date, unless an exemption or waiver is otherwise approved in advance in writing by the Company:

(a)            purchase or otherwise acquire, offer or propose to acquire, or solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, Beneficial Ownership of any Capital Stock or any Derivative Securities, other than (i) shares and securities received by way of stock dividend, stock reclassification, reorganization or similar capital transaction involving Capital Stock of the Company or (ii) pursuant to or in connection with a Transfer contemplated by Section 2.1(a); provided that no Holder shall be in breach of this Section 3.1(a) as a result of the acquisition (x) by any Juniper Director of any Capital Stock of the Company pursuant to (A) the grant or vesting of any equity compensation awards granted by the Company to any Juniper Director, or (B) the exercise of any stock options, restricted stock units, or similar awards relating to any Capital Stock of the Company granted by the Company to any Juniper Director or (y) of any Capital Stock of the Company pursuant to the Monitoring and Oversight Agreement;

(b)            make, or in any way participate in, directly or indirectly, alone or in concert with others (including by or through any Group), any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote Common Stock or other Capital Stock of the Company or to provide or withhold consents with respect to Common Stock or other Capital Stock of the Company, whether subject to or exempt from the proxy rules, or seek to advise or knowingly influence any Person or entity with respect to the voting of, or the providing or withholding consent with respect to, any Common Stock or other Capital Stock of the Company, in each case, other than in a manner that is recommended by the Board; provided, however, that the foregoing will not be deemed to restrict or limit in any manner in which any Holder or any of its Affiliates votes any of its respective shares of Common Stock or Capital Stock, directly or by proxy, subject to compliance with the other terms and conditions of this Agreement;

(c)            except as permitted by Section 3.2, either directly or indirectly in concert with others (including by or through any Group) make any public announcement or offer with respect to (with or without conditions), or make or submit a proposal (other than to the Board) with respect to, or ask or request any other Person to make an offer or proposal (other than to the Board) with respect to, any transaction that would, if consummated, be reasonably likely to result in a change of control of the Company, including a merger, business combination, restructuring, reorganization, recapitalization, tender or exchange offer or asset disposition involving the Company or any of its Subsidiaries, in each case, unless such transaction is approved or affirmatively recommended by the Board; provided, however, that any Holder and its Affiliates shall be permitted to (i) vote on any such transaction in accordance with the terms and conditions of this Agreement and (ii) tender into any tender offer or exchange offer not commenced by a Holder or any of its Affiliates;

10

(d)            except as provided in this Agreement, either directly or indirectly in concert with others (including by or through any Group) call or seek to call a meeting of stockholders of the Company or initiate a stockholder proposal, seek representation on the Board or the board of directors (or equivalent governing body) of any of the Company’s controlled Affiliates, seek to remove any members of the Board or expand or reduce the size of the Board or otherwise act alone or in concert with others (including by or through any Group) to seek control of the Board or the board of directors (or equivalent governing body) of any of the Company’s controlled Affiliates;

(e)            form, join, knowingly encourage the formation of or knowingly engage in discussions relating to the formation of, or participate in a Group for purposes of seeking control, or influencing the control or management of, the Company (other than a Group consisting solely of the Investor Group); or

(f)            either directly or indirectly in concert with others (including by or through any Group) publicly announce any intention, or enter into or disclose any plan or arrangement inconsistent with the foregoing (including publicly making a request that the Company or the Board waive, amend or terminate any provisions of this Section 3.1);

Section 3.2             Permitted Action. Notwithstanding the provisions of Section 3.1, nothing herein shall prohibit or restrict any activities of a Holder in connection with: (i) exercising any of its rights under this Agreement; (ii) privately communicating with Company management or the chairman of the Board in its capacity as a stockholder of the Company (including by providing its views privately to Company management or the chairman of the Board on any matter); provided, that such actions would not reasonably be expected to require public disclosure of such actions; (iii) exercising any voting, dividend or liquidation rights attached to any securities that it may own in accordance with its corporate governance policies and proxy voting guidelines; (iv) making any disclosure pursuant to Section 13(d) of the Exchange Act that such Holder or such Affiliate reasonably believes, based on the advice of independent legal counsel, is required in connection with any action taken by such Holder or such Affiliate that is not inconsistent with this Agreement; or (v) complying with applicable laws or with any action required by any Authority. Nothing contained in Section 3.1 shall in any way restrict or prohibit any actions taken by any Juniper Director acting solely in his or her capacity as a Director consistent with his or her fiduciary duties as a Director, including communicating with, participating in, or otherwise seeking to affect the outcome of, discussions and votes of the Board (or any committee thereof) with respect to any matters coming before it, or otherwise deemed to be subject to Section 3.1 with respect to such person’s activities in his or her capacity as a Director; provided, that such action does not include any public announcement or disclosure by the Juniper Director.

11

Section 3.3             Termination. The restrictions contained in Section 3.1 shall terminate and shall cease to apply to each Holder on the Trigger Date. Notwithstanding anything to the contrary in this Article III, the restrictions contained in Section 3.1 shall terminate if (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of voting securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities, (ii) the consummation of a sale or disposition (in one transaction or a series of related transactions) of all or substantially all of the Company’s and its Subsidiaries’ assets or (iii) during any period of two consecutive years, not including any period prior to the execution of this Agreement, individuals who at the beginning of such period constituted the Board (including for this purpose any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a majority of the Directors, including at least one Juniper Director, then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board (excluding the Juniper Directors).

Article IV
CORPORATE GOVERNANCE

Section 4.1             Board Representation; Initial Appointment to the Board.

(a)            From and after the Closing Date, the Board shall consist of seven (7) Directors or such greater number as approved by the Board in accordance with the organizational documents of the Company, subject to Section 4.2(d), and be constituted as follows:

(i)              subject to Section 4.2, two (2) Directors designated by the Stockholder (each, a “Juniper Director” and together, the “Juniper Directors”);

(ii)             four (4) non-executive Directors, as determined by the Board; and

(iii)            the duly appointed and acting Chief Executive Officer of the Company, who shall initially be Martyn Willsher.

(b)            Christopher W. Hamm, an existing non-executive Director of the Company, shall be initially designated as Chairman of the Board, to serve until such time as the Board shall vote to elect a different Chairperson by a majority vote of the full Board.

(c)            Promptly following the Effective Time, but on the date hereof, the Company will take, or cause to be taken, all necessary action to cause the election or appointment to the Board of two (2) natural persons designated in writing by the Stockholder prior to the Effective Time after consultation with the Company, provided that each such natural person is a Qualifying Nominee (each such person, and any other person designated for nomination by the Stockholder pursuant to this Section 4.1(c) or Section 4.2, a “Stockholder Nominee”). The Juniper Directors shall serve an initial term that will expire no earlier than the first annual meeting of the stockholders of the Company to be held following the date of this Agreement.

Section 4.2             Stockholder Nominees; Reduction and Termination of Rights.

(a)            From and after the Closing Date, until the first date on which the Stockholder has a Securities Ownership Percentage of less than 30.0%, the Stockholder shall have the right (but not the obligation) to designate for nomination and appointment or election to the Board two (2) Stockholder Nominees.

12

(b)            Notwithstanding anything to the contrary in Sections 4.1 and 4.2(a), if at any time the Stockholder has a Securities Ownership Percentage of less than 30.0% but greater than or equal to the Stockholder Nomination Threshold, the number of Stockholder Nominees that the Stockholder has the right (but not the obligation) to designate for nomination and appointment or election to the Board pursuant to Section 4.2(a) shall be reduced to one (1). For the avoidance of doubt, following a reduction of the Stockholder’s right to designate Stockholder Nominees for nomination and appointment or election to the Board pursuant to the foregoing sentence, such right of designation shall not be reinstated if after such occurrence the Stockholder has a Securities Ownership Percentage greater than or equal to 30.0%.

(c)            Notwithstanding anything to the contrary in Sections 4.1, 4.2(a) and 4.2(b), if at any time the Stockholder has a Securities Ownership Percentage less than the Stockholder Nomination Threshold, (i) the Stockholder shall no longer have the right to designate a Stockholder Nominee for nomination and election or appointment to the Board pursuant to this Section 4.2 and (ii) the Company shall no longer be obligated to nominate for election or appoint a Stockholder Nominee to the Board pursuant to Section 4.3(c). For the avoidance of doubt, following the termination of the Stockholder’s right to designate a Stockholder Nominee for nomination and election or appointment to the Board pursuant to the foregoing sentence, such right of designation shall not be reinstated if after such occurrence the Stockholder has a Securities Ownership Percentage greater than or equal to the Stockholder Nomination Threshold.

(d)            Neither the Company nor the Board (subject to the fiduciary duties that the Directors may owe in such capacity) shall be permitted to increase or decrease the number of individuals comprising the Board or amend or modify the designation rights set forth in this Section 4.2 without first having received the affirmative vote of a majority of the Independent Directors then on the Board that are not Juniper Directors and the written consent of the Stockholder; provided, however, that notwithstanding the foregoing sentence, the Board may increase the size of the Board pursuant to Section 3.2 of the Bylaws without the written consent of the Stockholder if the number of Stockholder Nominees that the Stockholder is permitted to designate for nomination to the Board pursuant to this Section 4.2 is increased to the extent necessary to provide the Stockholder with representation on the Board substantially commensurate with the Securities Ownership Percentage of the Stockholder, and the increase in size of the Board is sufficient to allow for the immediate election or appointment of such additional Stockholder Nominees to the Board. If a change in the size of the Board has been properly approved pursuant to this Section 4.2(d), the parties shall cooperate in good faith to take all actions necessary or advisable to reflect such change in this Agreement.

Section 4.3            Election of Stockholder Nominees to the Board.

(a)            In the event that one or more Stockholder Nominees must stand for an election to the Board in connection with any annual or special meeting of stockholders of the Company at which Directors are to be elected (each annual or special meeting, an “Election Meeting”), the Company shall give written notice, no earlier than 120 days nor later than 110 days prior to the date of such Election Meeting, to the Stockholder to request that the Stockholder designate for nomination such Stockholder Nominees, and the Stockholder shall give written notice to the Company of the Stockholder Nominee(s) at least 90 days prior to the date of such Election Meeting; provided, that if the Stockholder fails to give such notice in a timely manner, then the Stockholder shall be deemed to have designated for nomination the incumbent Juniper Directors.

13

(b)            In connection with any Election Meeting in which a Stockholder Nominee stands for election or reelection to the Board (or in the event that the Stockholder is permitted to designate a Replacement pursuant to Section 4.4), the Stockholder shall take all necessary action to cause the Stockholder Nominee to consent to such reference and background checks and to provide such information (including information necessary to determine any disclosure obligations of the Company) as the Board or the Governance Committee may reasonably request in connection with the Company’s disclosure obligations or in connection with the Company’s legal, regulatory or stock exchange requirements, which requests shall be of the same type as the Company requests of all other nominees to the Board.

(c)           Subject to the provisions set forth in this Article IV, to the extent that a Stockholder Nominee must stand for an election or reelection to the Board in connection with an Election Meeting, subject to applicable requirements or qualifications under applicable law or applicable stock exchange rules, the Company agrees to take, and cause the Board (subject to the fiduciary duties that the Directors may owe in such capacity) to take, all actions necessary to: (i) nominate (including for purposes of the Company’s advance notice bylaw) and recommend that the holders of Capital Stock of the Company who are entitled to vote at such Election Meeting vote in favor of the election or reelection of the Stockholder Nominee (including ensuring that each Stockholder Nominee is included in the proxy statement prepared by the Company in connection with the Company’s solicitation of proxies for such Election Meeting), and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of the Company or the Board with respect to the election or reelection of members of the Board, and (ii) support the Stockholder Nominee for election or reelection in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.

(d)           Notwithstanding anything to the contrary in this Agreement, none of the Company, the Governance Committee or the Board shall be under any obligation to nominate or recommend a proposed Stockholder Nominee if the Governance Committee determines (by majority vote) in good faith, following consultation with outside legal counsel, that such proposed Stockholder Nominee is not a Qualifying Nominee (provided that any such determination with respect to any Stockholder Nominee pursuant to this Section 4.3 shall be made no later than fifteen (15) days after the Stockholder sends written notice pursuant to Section 4.3(a) and in any event with reasonably sufficient time for the Stockholder to designate for nomination a substitute Stockholder Nominee).

Section 4.4             Qualification and Replacement of Stockholder Nominees. If a Juniper Director shall cease for any reason to serve as a Director (including by death, disability, retirement, resignation or removal of such Director), the Stockholder shall have the exclusive right to designate a replacement for such Director (a “Replacement”). Unless the Governance Committee determines that such Replacement is not a Qualifying Nominee, the Company shall promptly take all action within its control necessary to satisfy the requirements under this Article IV with respect to such Replacement, including by causing the appointment of such Replacement to the Board to fill any such vacancy. If any such Replacement is determined by the Governance Committee not to be a Qualifying Nominee, the Stockholder shall be entitled to continue designating a Replacement until such proposed designee is determined by the Governance Committee to qualify as a Qualifying Nominee. The Company shall not fill the vacancy on the Board without the prior written consent of the Stockholder.

14

Section 4.5             Resignation.

(a)            The Stockholder shall have the right at any time and from time to time to cause any of the Juniper Directors to promptly tender his or her resignation from the Board and any committee of the Board on which he or she then serves.

(b)            If at any time the Stockholder no longer has the right to designate a Stockholder Nominee then serving on the Board pursuant to the terms of this Article IV, then, unless the Governance Committee and the Stockholder agree in writing that any such Juniper Director should remain on the Board, the Stockholder shall use commercially reasonable efforts to cause any such Juniper Director to promptly tender their resignation from the Board and any committee of the Board on which he or she then serves and, if the Board accepts such resignation, the resulting vacancy shall be filled by the Board. For the avoidance of doubt, if, following a reduction of the Stockholder’s right to designate Stockholder Nominees for nomination to the Board pursuant to the first sentence of Section 4.2(b), there are then two Juniper Directors then serving on the Board, the Stockholder may decide in its sole discretion which of the two Juniper Directors this Section 4.5(b) shall apply to.

Section 4.6             Rights of the Stockholder Nominee.

(a)            The Company shall notify each Stockholder Nominee, at the same time and in the same manner as such notification is delivered to the other members of the Board, of all regular meetings and special meetings of the Board and of all regular and special meetings of any committee of the Board of which such Stockholder Nominee is a member. The Company and the Board shall provide such Stockholder Nominees with copies of all notices, minutes, consents and other material that it provides to all other members of the Board and all other members of each committee of the Board of which such Stockholder Nominee is a member concurrently as such materials are provided to the other members of the Board or such committee.

(b)            Each Stockholder Nominee shall be entitled to the same directors’ and officers’ insurance coverage as the other non-employee Directors and the same indemnification and exculpation rights from the Company as such other Directors, in each case, effective no later than the date on which such Stockholder Nominee joins the Board. If the Company enters into indemnification agreements with its Directors generally, the Company will enter into an indemnification agreement with each such Stockholder Nominee in substantially the same form as the other Directors and with such changes as may be reasonably requested by the Stockholder.

(c)            Except to the extent that the Stockholder may otherwise notify the Company, each Stockholder Nominee shall be entitled to reimbursement for reasonable expenses for his or her service as a Director, consistent with the Company’s policies applicable to other non-employee Directors.

15

Article V
VOTING RIGHTS

Section 5.1             Voting With Respect to Election Meetings. From the Closing Date until the earlier of (x) the Trigger Date and (y) the date immediately preceded by the date of the annual meeting of the Company’s stockholders to be held in 2027, each Holder shall (i) cause all voting securities of the Company held by such Persons or over which any such Person otherwise has voting discretion or control to be present at any Election Meeting either in person or by proxy; and (ii) provided that the Company has complied with the Stockholder’s rights under Section 4.2 and Section 4.3, vote such voting securities beneficially owned by such Person or over which such Person otherwise has voting discretion or control, (A) 100% in favor of the Stockholder Nominees and (B) in the Holder’s sole discretion, either (1) pro rata with the votes cast by all other stockholders of the Company (not taking into account the voting securities held by the Holder) at such meeting with respect to all other director nominees or (2) in favor of all director nominees nominated by the Board (including, for the avoidance of doubt, nominations recommended by the Governance Committee with respect to the Chief Executive Officer).

Article VI
REGISTRATION RIGHTS

Section 6.1             Shelf Registration.

(a)            Following the end of the Lock-up Period, and no later than 30 days after the written request of the Stockholder (a “Demand Notice”), the Company shall use its commercially reasonable efforts to prepare and file a Registration Statement with the SEC covering the resale of all Registrable Securities that are not covered by an existing Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415. In order to be valid, a Demand Notice must provide (i) the number of Registrable Securities sought to be registered and (ii) the proposed plan of distribution, or be followed by such information, when requested as contemplated by Section 6.14 hereof. In addition, on or prior to the end of the Lock-up Period, the Company shall prepare and file with the Commission a Registration Statement to permit the public resale of all of the Registrable Securities of the Holders.

(b)            Any Registration Statement filed with the SEC pursuant to this Section 6.1 shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1, which Form S-1 shall be converted to a Form S-3 at such time as the Company becomes so eligible, or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities, covering the Registrable Securities, and shall contain a Prospectus in such form as to permit any Selling Holder covered by such Registration Statement to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the Effective Date for such Registration Statement. The Company shall use reasonable best efforts to cause a Registration Statement filed pursuant to this Section 6.1 to be declared effective as soon as reasonably practicable thereafter.

16

(c)            During the Effectiveness Period, the Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 6.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available for the resale of the Registrable Securities without interruption until all Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the Effective Date of a Registration Statement, but in any event within three Business Days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. At the time it becomes effective, a Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made).

(d)            A Registration Statement shall provide for the distribution or resale pursuant to any method or combination of methods legally available to, and requested by, the Stockholder.

Section 6.2             Procedures For Underwritten Offerings.

(a)            At any time and from time to time after the effectiveness of a Registration Statement filed in accordance with Section 6.1, any Holder may request to sell all or any portion of its Registrable Securities included thereon in an underwritten offering that is registered pursuant to such Registration Statement (an “Underwritten Offering”); provided that the Holders shall not be entitled to request more than six (6) Underwritten Offerings in the aggregate, with each Underwritten Offering to include an aggregate number of Registrable Securities reasonably expected to result in gross offering proceeds of at least $40 million.

(b)            In connection with an Underwritten Offering, the Company shall select one (1) or more investment banking firms of national standing to be the managing underwriter or underwriters with the consent of the Stockholder, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)            As a condition for inclusion of any Holder’s Registrable Securities in an Underwritten Offering, such Holder shall agree to enter into an underwriting agreement with the underwriters and complete and execute all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement; provided, that the underwriting agreement is in customary form and reasonably acceptable to the Holder; and provided further, that no Holder shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding (i) such Holder’s ownership of its Registrable Securities to be sold or transferred, (ii) such Holder’s power and authority to effect such transfer and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested). If any Holder disapproves of the terms of an underwriting, such Holder may elect to withdraw therefrom by notice to the Company and the managing underwriter; provided, that any such withdrawal must be made no later than the time of pricing of such Underwritten Offering. If all Holders withdraw from an Underwritten Offering prior to the pricing of such Underwritten Offering or if the Registration Statement relating to an Underwritten Offering is suspended pursuant to Section 6.3, then such abandoned or suspended, as applicable, Underwritten Offering will not be considered an Underwritten Offering under this Section 6.2.

17

(d)            If the managing underwriter or underwriters for an Underwritten Offering advises the Company that the total amount of Registrable Securities or other shares of Common Stock to be included in such Underwritten Offering is such as to materially adversely affect the success of such Underwritten Offering, the number of Registrable Securities or other shares of Common Stock to be included in such offering will be reduced as follows: first, the Company shall reduce or eliminate the Common Stock to be included by any Person other than the Holders, if any; second, the Company shall reduce or eliminate any Common Stock to be included by the Company; and third, the Company shall reduce the number of Registrable Securities to be included by the Holders on a pro rata basis based on the total number of Registrable Securities requested by such Holders to be included in the Underwritten Offering.

(e)            The Company will not be required to undertake an Underwritten Offering pursuant to this Section 6.2 if:

(i)              the Company has undertaken an Underwritten Offering, whether for its own account or pursuant to Section 6.2 of this Agreement, within 180 days preceding the date of the request for such Underwritten Offering pursuant to this Section 6.2 is given to the Company; and

(ii)             the number of Underwritten Offerings previously made pursuant to this Section 6.2 and not abandoned in the immediately preceding 12-month period shall exceed three (3).

Section 6.3             Grace Periods.

(a)            Notwithstanding anything to the contrary herein, the Company shall be entitled to postpone the filing or effectiveness of, or, at any time after a Registration Statement has been declared effective by the SEC, suspend the use of, a Registration Statement (including the Prospectus included therein) if in the reasonable and good faith judgment of the Board, (i) such registration, offering or use would reasonably be expected to materially affect in an adverse manner, or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company (provided, however, that to the extent the Company undertakes an underwritten public offering in connection with such transaction, the Holders shall be entitled to the rights set forth in Section 6.4) or would require the disclosure of information that has not been, and is not otherwise required to be, disclosed to the public and the premature disclosure of which would materially affect the Company in an adverse manner; (ii) the Company is in possession of material non-public information, the disclosure of which would not be, in the reasonable and good faith opinion of the Board, in the best interests of the Company; (iii) the Company must amend or supplement the affected Registration Statement or the related Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading; or (iv) such registration or continued registration would render the Company unable to comply with the requirements of the Securities Act or Exchange Act (the period of a postponement or suspension as described in clause (i) and/or a delay described in clause (ii), (iii) or this clause (iv), a “Grace Period”); provided, however, that in the event such Registration Statement relates to an Underwritten Offering pursuant to Section 6.2, then the Holders initiating such Underwritten Offering shall be entitled to withdraw the request for the Underwritten Offering and, if such request is withdrawn, it shall not count against the limits imposed pursuant to Section 6.2 and the Company shall pay all Registration Expenses in connection with such registration.

18

(b)           The Company shall promptly, and no later than three (3) calendar days following the occurrence of an event giving rise to the Grace Period, (i) notify the Holders in writing of the existence of the Grace Period (provided that the Company shall not disclose the content of such material non-public information to any Holder, without the express consent of such Holder) or the need to file a post-effective amendment, as applicable, and the date on which such Grace Period began or will begin, and (ii) notify the Holders promptly, and no later than three (3) calendar days following the conclusion of an event giving rise to the Grace Period, in writing of the date on which the Grace Period ends.

(c)            The duration of any one Grace Period shall not exceed 45 days, there shall not be more than two (2) Grace Periods in any 365-day period and the aggregate of all Grace Periods in total during any 365-day period shall not exceed 60 days. For purposes of determining the length of a Grace Period, the Grace Period shall be deemed to begin on and include the date the Holders receive the notice referred to in clause (i) of Section 6.3(b) and shall end on and include the later of the date the Holders receive the notice referred to in clause (ii) of Section 6.3(b) and the date referred to in such notice.

Section 6.4             Piggyback Registration.

(a)            If at any time, and from time to time, the Company proposes to conduct an underwritten offering of Common Stock for its own account or for the account of owners of Common Stock (including any Holder of Common Stock) entitled to participate in such offering, then the Company shall give written notice (the “Piggyback Notice”) of such underwritten offering to the Holders at least ten (10) Business Days prior to the earlier of the date of filing of the registration statement or the date of filing of the preliminary Prospectus supplement for such underwritten offering. Such Piggyback Notice shall include the number of shares of Common Stock to be offered, the proposed date of such underwritten offering, any proposed means of distribution of such shares of Common Stock, any proposed managing underwriter of such shares of Common Stock and a good faith estimate by the Company of the proposed maximum offering price of such shares of Common Stock (as such price would appear on the front cover page of a registration statement), and shall offer the Holders the opportunity to sell such amount of Registrable Securities as such Holder may request on the same terms and conditions as the Company or any Other Holder (a “Piggyback Offering”). Subject to Section 6.4(b), the Company will include in each Piggyback Offering all Registrable Securities for which the Company has received written requests for inclusion within five (5) Business Days after the date the Piggyback Notice is given; provided, however, that in the case of a “takedown” of Common Stock registered under a shelf registration statement previously filed by the Company, such Registrable Securities are covered by an existing and effective Registration Statement that may be utilized for the offering and sale of the Registrable Securities requested to be offered. Except as provided in Section 6.17, the Company shall not grant piggyback registration rights to any holders of its Common Stock or securities that are convertible into its Common Stock that are senior to the rights of the Holders set forth in this Section 6.4(a).

19

(b)           The Company will cause the managing underwriter or underwriters of the proposed offering to permit any Holder that has requested Registrable Securities to be included in the Piggyback Offering to include all such Registrable Securities on the same terms and conditions as any similar securities, if any, of the Company or any Other Holder. Notwithstanding the foregoing, if the managing underwriter or underwriters of such underwritten offering advises the Company and the Holders in writing that, in its view, the total amount of shares of Common Stock that the Company and such Holders propose to include in such offering is such as to materially adversely affect the success of such underwritten offering, then:

(i)              if such Piggyback Offering is an underwritten primary offering by the Company for its own account, the Company will include in such Piggyback Offering: (A) first, all shares of Common Stock to be offered by the Company; (B) second, the shares of Common Stock requested to be included in such Piggyback Offering by each Holder, pro rata among any such Holders based on the number of shares of Common Stock requested to be included by such Holders; and (C) third, the shares of Common Stock requested to be included in such Piggyback Offering by each of any Other Holders, pro rata among the Other Holders based on the number of shares of Common Stock requested to be included by such Other Holders; or

(ii)             if such Piggyback Offering is an underwritten secondary offering for the account of Other Holders exercising “demand” rights pursuant to a registration rights agreement, the Company will include in such registration: (A) first, on a pro rata basis, (x) the shares of Common Stock of the Other Holders exercising “demand” rights requested to be included therein and (y) the shares of Common Stock requested to be included in such Piggyback Offering by the Holder (pro rata among such Other Holders and each Holder based in each case on the number of shares of Common Stock each requested to be included); and (B) second, the shares of Common Stock proposed to be included in such underwritten offering by the Company; and

in each case, the total amount of securities to be included in such Piggyback Offering is the full amount that, in the view of such managing underwriter, can be sold without materially adversely affecting the success of such Piggyback Offering.

(c)           If at any time after giving the Piggyback Notice and prior to the time sales of securities are confirmed pursuant to the Piggyback Offering, the Company determines for any reason to delay a Piggyback Offering initiated by the Company, the Company may, at its election, give notice of its determination to the Holders, and in the case of such a determination, will be relieved of its obligation to register any Registrable Securities in connection with the abandoned or delayed Piggyback Offering, without prejudice.

(d)            Any Holder may withdraw its request for inclusion of any or all of its Registrable Securities in a Piggyback Offering by giving written notice to the Company, at least one (1) Business Day prior to the anticipated date of the filing by the Company of a Prospectus supplement under Rule 424 (which shall be the preliminary Prospectus supplement, if one is used in the “takedown”) with respect to such offering, of its intention to withdraw from that registration; provided, however, that (i) the Holder’s request be made in writing and (ii) the withdrawal will be irrevocable and, after making the withdrawal, such Holder will no longer have any right to include its Registrable Securities in that Piggyback Offering.

20

Section 6.5            Registration Procedures. If and when the Company is required to effect any registration under the Securities Act as provided in Section 6.1 or any Underwritten Offering as provided in Section 6.2, the Company shall use its commercially reasonable efforts to:

(a)            prepare and file with the SEC the requisite Registration Statement to effect such registration and thereafter use its reasonable best efforts to cause such Registration Statement to become and remain effective, subject to the limitations contained herein;

(b)            prepare and file with the SEC, without the need for a request by the Holders, such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by such Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the method of disposition set forth in such Registration Statement, subject to the limitations contained herein;

(c)            (i) before filing a Registration Statement or Prospectus or any amendments or supplements thereto, at the Company’s expense, furnish to each Holder whose securities are covered by such Registration Statement copies of all such documents, other than documents that are incorporated by reference into such Registration Statement or Prospectus, proposed to be filed and such other documents reasonably requested by such Holders (which may be furnished by email), and afford counsel to such Holders a reasonable opportunity to review and comment on such documents and (ii) in connection with the preparation and filing of each such Registration Statement pursuant to this Agreement, (A) upon reasonable advance notice to the Company and subject to the confidentiality obligations set forth in Section 8.13, give each of the foregoing such reasonable access to all financial and other records, corporate documents and properties of the Company as shall be necessary, in the reasonable opinion of counsel to the Holders and such underwriters, to conduct a reasonable due diligence investigation for purposes of the Securities Act and the Exchange Act, and (B) upon reasonable advance notice to the Company and subject to the confidentiality obligations set forth in Section 8.13, during normal business hours, provide such reasonable opportunities to discuss the business of the Company with its officers, Directors, employees and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of counsel to the Holders and such underwriters, to conduct a reasonable due diligence investigation for purposes of the Securities Act and the Exchange Act;

(d)            notify each Holder, promptly after the Company receives notice thereof, of (i) any correspondence from the SEC relating to such Registration Statement or Prospectus, (ii) the time when such Registration Statement has been declared effective, and (iii) the time when a supplement to any Prospectus forming a part of such Registration Statement has been filed;

(e)            with respect to any offering of Registrable Securities furnish to each Holder, without charge, such number of copies of the applicable Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus, final Prospectus, and any other Prospectus (including any Prospectus filed under Rule 424, Rule 430A or Rule 430B promulgated under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act)), all exhibits and other documents filed therewith and such other documents as such Holder may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such Holder a copy of any and all comment letters, transmittal letters or other correspondence to or received from, the SEC or any other governmental authority relating to such Registration Statement, Prospectus or offer;

21

(f)            (i) register or qualify all Registrable Securities covered by such Registration Statement under such other securities or blue sky laws of such states or other jurisdictions of the United States of America as the Holders covered by such Registration Statement shall reasonably request in writing, (ii) keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (iii) take any other action that may be necessary or reasonably advisable to enable the Holders to consummate the disposition in such jurisdictions of the securities to be sold by the Holders, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subsection (f) be obligated to be so qualified, to subject itself to taxation in such jurisdiction or to consent to general service of process in any such jurisdiction;

(g)           cause all Registrable Securities included in such Registration Statement to be registered with or approved by such other federal or state governmental agencies or authorities as necessary upon the opinion of counsel to the Company or counsel to the Holders of Registrable Securities included in such Registration Statement to enable such Holder or Holders thereof to consummate the disposition of such Registrable Securities in accordance with their intended method of distribution thereof;

(h)           with respect to any Underwritten Offering, obtain a signed:

(i)            opinion of counsel for the Company (including a customary 10b-5 statement), dated the date of the closing under the underwriting agreement and addressed to the underwriters, reasonably satisfactory (based on the customary form and substance of opinions of issuers’ counsel customarily given in such an offering) in form and substance to such underwriters, if any;

(ii)             “comfort” letter, dated the date of the underwriting agreement and another dated the date of the closing under the underwriting agreement and addressed to the underwriters and signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference in such Registration Statement, reasonably satisfactory (based on the customary form and substance of “cold comfort” letters of issuers’ independent public accountants customarily given in such an offering) in form and substance to such underwriters covering substantially the same matters with respect to such Registration Statement (and the Prospectus included therein) as are customarily covered in accountants’ comfort letters delivered to underwriters in such types of offerings of securities;

22

(iii)            certificate of the chief financial officer or other appropriate executive officer of the Company, dated the date of the underwriting agreement and another dated the date of the closing under the underwriting agreement and addressed to the underwriters, if reasonably requested by the underwriters for the purpose of certifying certain financial information not addressed in the comfort letter referred to in clause (ii) immediately above; and

(iv)            letter, dated the date of the underwriting agreement and another dated the date of the closing under the underwriting agreement and addressed to the underwriters and signed by the Company’s independent petroleum engineers, reasonably satisfactory (based on the customary form and substance of such letters of issuers independent petroleum engineers customarily given in such an offering) in form and substance to such underwriters covering substantially the same matters with respect to such Registration Statement (and the Prospectus included therein) as are customarily covered in petroleum engineers’ letters delivered to underwriters in such types of offerings of securities;

(i)            notify each Holder of Registrable Securities included in such Registration Statement at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made and for which the Company chooses to suspend the use of the Registration Statement and Prospectus in accordance with the terms of this Agreement, at the written request of any such Holder, promptly prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus, as supplemented or amended, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(j)            notify the Holders of Registrable Securities included in such Registration Statement promptly of any request by the SEC for the amending or supplementing of such Registration Statement or Prospectus or for additional information relating thereto;

(k)            advise the Holders of Registrable Securities included in such Registration Statement promptly after the Company receives notice or obtains knowledge of any order suspending the effectiveness of a Registration Statement relating to the Registrable Securities and promptly use commercially reasonable efforts to obtain the withdrawal;

(l)            otherwise comply with all applicable rules and regulations of the SEC and any other governmental agency or authority having jurisdiction over the offering of Registrable Securities, and make available to its shareholders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the Effective Date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 and which requirement will be deemed satisfied if the Company timely files complete and accurate information on Form 10-Q and Form 10-K and Current Reports on Form 8-K under the Exchange Act and otherwise complies with Rule 158;

23

(m)            provide and cause to be maintained a transfer agent and registrar for the Registrable Securities included in a Registration Statement no later than the Effective Date thereof;

(n)            enter into such agreements (including an underwriting agreement in customary form) and take such other actions as the Holders or the underwriters, if any, shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary indemnification, and provide reasonable cooperation, including causing at least one (1) executive officer and a senior financial officer to attend and participate in “road shows” and other information meetings organized by the underwriters, if any, as reasonably requested; provided, however, that the Company shall have no obligation to participate in more than two (2) “road shows” in any 12-month period and such participation shall not unreasonably interfere with the business operations of the Company;

(o)            if requested by the managing underwriter(s) or the Holders beneficially owning a majority of the Registrable Securities being sold in connection with an Underwritten Offering, promptly incorporate in a Prospectus supplement or post-effective amendment such information relating to the plan of distribution for such shares of Registrable Securities provided to the Company in writing by the managing underwriters and the Holders of a majority of the Registrable Securities being sold and that is required to be included therein relating to the plan of distribution with respect to such Registrable Securities, including without limitation, information with respect to the number of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the Underwritten Offering of the Registrable Securities to be sold in such offering, and make any required filings with respect to such information relating to the plan of distribution as soon as practicable after notified of the information;

(p)           if reasonably required by the Company’s transfer agent, promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize the transfer agent to transfer such Registrable Securities without legend upon sale by the Holders of such Registrable Securities under the Registration Statement; and

(q)           otherwise use commercially reasonable efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

In addition, at least ten (10) Business Days prior to the first anticipated filing date of a Registration Statement for any registration under this Agreement, the Company will notify each Holder of the information the Company requires from that Holder, including any update to or confirmation of the information contained in the Selling Stockholder Questionnaire, if any, which shall be completed and delivered to the Company promptly upon request and, in any event, within five (5) Business Days prior to the applicable anticipated filing date. Each Holder further agrees that it shall not be entitled to be named as a selling securityholder in the Registration Statement or use the Prospectus for offers and resales of Registrable Securities at any time, unless such Holder has returned to the Company a completed and signed Selling Stockholder Questionnaire and a response to any requests for further information as described in the previous sentence and, if an Underwritten Offering, entered into an underwriting agreement with the underwriters in accordance with Section 6.2(c) and Section 6.7. If a Holder of Registrable Securities returns a Selling Stockholder Questionnaire or a request for further information, in either case, after its respective deadline, the Company shall be permitted to exclude such Holder from being a selling security holder in the Registration Statement or any pre-effective or post-effective amendment thereto. Each Holder acknowledges and agrees that the information in the Selling Stockholder Questionnaire or request for further information as described in this Section 6.5 will be used by the Company in the preparation of the Registration Statement and hereby consents to the inclusion of such information in the Registration Statement.

24

Section 6.6             Registration Expenses. The Company shall pay all reasonable Registration Expenses, including, in the case of an Underwritten Offering, the Registration Expenses of an Underwritten Offering, regardless of whether any sale is made pursuant to such Underwritten Offering. Each Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. For the avoidance of doubt, each Selling Holder’s pro rata allocation of Selling Expenses shall be the percentage derived by dividing (i) the number of Registrable Securities sold by such Selling Holder in connection with such sale by (ii) the aggregate number of Registrable Securities sold by all Selling Holders in connection with such sale.

Section 6.7             Post-Offering Lock-up.

(a)            In connection with any Underwritten Offering, Piggyback Offering or other underwritten public offering of equity securities by the Company, except with the written consent of the underwriters managing such offering, to the extent requested by the managing underwriter, no Holder who participates in such offering or who Beneficially Owns 5% or more of the outstanding shares of Common Stock at such time shall Transfer, without prior written consent from the Company, during the seven (7) days prior to and the 60-day period beginning on the date of closing of such offering (or such shorter period as agreed to by any of the Company, its executive officers or the Board) (the “Post-Offering Lock-up Period”), except as part of such offering; provided, that nothing herein will prevent any Holder from making a Transfer of Registrable Securities to an Affiliate that is otherwise in compliance with the applicable securities laws, so long as such Affiliate agrees to be bound by the restrictions set forth in this Section 6.7(a). Each such Holder agrees to execute a lock-up agreement in favor of the Company’s underwriters to such effect and, in any event, that the Company’s underwriters in any relevant offering shall be third party beneficiaries of this Section 6.7(a). The provisions of this Section 6.7(a) will no longer apply to a Holder once such Holder ceases to hold Registrable Securities.

(b)            In connection with any Underwritten Offering, the Company, and each of the Company’s Directors and officers, shall not effect any Transfer of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, without prior written consent from the Selling Holder(s), during the Post-Offering Lock-up Period, except as part of such offering. The Company agrees to execute a lock-up agreement, and to call for the Company’s Directors and officers to execute a lock-up agreement, in favor of the Selling Holders’ underwriters to such effect and, in any event, that the Selling Holders’ underwriters in any relevant offering shall be third party beneficiaries to this Section 6.7(b). Notwithstanding the foregoing, the Company may (i) effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made pursuant to registrations on Form S-4 or Form S-8 or as part of any registration of securities offering and sale to employees, Directors or consultants of the Company and its Subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement and (ii) Transfer shares of Preferred Stock.

25

Section 6.8             Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless each Holder, the officers, Directors, agents, partners, members, managers, stockholders, Affiliates, employees and investment managers of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, Directors, partners, members, managers, stockholders, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), to which any of them may become subject, that arise out of or are based upon (a) any untrue or alleged untrue statement of a material fact contained in any Registration Statement contemplated herein, any Prospectus or any form of Prospectus or in any amendment or supplement thereto or in any preliminary Prospectus thereto or (b) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (i) such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was provided by such Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto, or (ii) in the case of an occurrence of an event of the type specified in Section 6.5(i), related to the use by a Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated and defined in Section 6.16, but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party, shall survive the transfer of the Registrable Securities by the Holders, and shall be in addition to any liability which the Company may otherwise have.

26

Section 6.9             Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its respective Directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the Directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of Prospectus, or in any amendment or supplement thereto or in any preliminary Prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (a) to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein; (b) to the extent, but only to the extent, that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was provided by such Holder expressly for use therein or (c) in the case of an occurrence of an event of the type specified in Section 6.5(i), to the extent, but only to the extent, related to the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated in Section 6.16, but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected. In no event shall the liability of any Selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Selling Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party, shall survive the transfer of the Registrable Securities by the Holders, and shall be in addition to any liability which the Holder may otherwise have.

Section 6.10           Conduct of Indemnification Proceedings.

(a)            If any Proceeding shall be brought or asserted against any Person entitled to indemnity under this Section 6.10 (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable and documented fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b)            An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (a) the Indemnifying Party has agreed in writing to pay such fees and expenses; (b) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (c) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that in the reasonable judgment of such counsel a conflict of interest exists if the same counsel were to represent such Indemnified Party and the Indemnifying Party; provided, that the Indemnifying Party shall not be liable for the reasonable and documented fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

27

(c)            Subject to the terms of this Agreement, all reasonable and documented fees and expenses of the Indemnified Party (including reasonable and documented fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 6.10) shall be paid to the Indemnified Party, as incurred, with reasonable promptness after receipt of written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally judicially determined not to be entitled to indemnification hereunder. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action shall not relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 6.10, except to the extent that the Indemnifying Party is materially and adversely prejudiced in its ability to defend such action.

Section 6.11           Contribution.

(a)            If a claim for indemnification under Section 6.8 or Section 6.9 is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.

(b)           The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.11 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 6.11, no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

28

Section 6.12           Rule 144 and Rule 144A; Other Exemptions. With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the SEC that may at any time permit a Holder of Registrable Securities to sell securities of the Company without registration, until the earlier of (a) such time as when no Registrable Securities remain outstanding and (b) such time as the Company is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company covenants that it will use commercially reasonable efforts to (i) file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder or (ii) make available information necessary to comply with Rule 144 and Rule 144A, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144 and Rule 144A promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rules may be amended from time to time or (B) any other rules or regulations now existing or hereafter adopted by the SEC. Upon the reasonable request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such information requirements, and, if not, the specific reasons for non-compliance.

Section 6.13           Transfer of Registration Rights. The rights of the Holders to cause the Company to register Registrable Securities under this Article VI may not be transferred or assigned, in whole or in part, without the written consent of the Company; provided, however, that a Holder may assign such rights pursuant to this Article VI in connection with a transfer of Registrable Securities to a permitted transferee set forth in Section 2.1(a) so long as (a) such transfer or assignment is effected in accordance with applicable securities laws, (b) the transferee agrees to be bound by the terms set forth in this Article VI, and (c) the Company is given written notice prior to such transfer or assignment, stating the name and address of each such transferee or assignee and identifying the Registrable Securities with respect to which such registration rights are being transferred or assigned; provided, however, that any rights assigned hereunder shall apply only in respect of the Registrable Securities that are transferred or assigned and not in respect of any other securities that the transferee or assignee may hold.

Section 6.14           Cooperation by Holders. The Company shall have no obligation to include Registrable Securities of a Holder in any Registration Statement or Underwritten Offering if such Holder has failed to timely furnish such information as the Company may, from time to time, reasonably request in writing regarding such Holder and the distribution of such Registrable Securities that the Company determines, after consultation with its counsel, is reasonably required in order for any Registration Statement, Prospectus or Prospectus supplement, as applicable, to comply with the Securities Act.

Section 6.15           Compliance. Each Holder covenants and agrees that it will comply with the Prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to any Registration Statement and shall sell the Registrable Securities only in accordance with a method of distribution described in such Registration Statement.

Section 6.16           Discontinued Disposition. By its acquisition of Registrable Securities, each Holder agrees that, upon receipt of a notice from the Company of the occurrence of a Grace Period or any event of the kind described in Section 6.5(i), such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Company may provide appropriate stop orders to enforce the provisions of this Section 6.16.

29

Section 6.17           Preservation of Rights. The Company shall not grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder unless any such more favorable rights are concurrently added to the rights granted hereunder.

Section 6.18           Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of any proposed Underwritten Offering, the withdrawal of any Underwritten Offering or any event that would lead to a suspension or delay as contemplated by Section 6.3(a); provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notice to such Holder pursuant to Section 6.4, and such Holder shall no longer be entitled to the rights associated with any such notice.

Section 6.19           Company Obligations Regarding Transfer. The restrictive legend on any Stockholder Securities covered by this Agreement shall be removed if (i) such shares are sold, distributed or otherwise transferred pursuant to an effective registration statement under the Securities Act in accordance with the plan of distribution described therein, (ii) such shares may be sold by the applicable Holder free of restrictions without regard to Rule 144(b) (i.e., such Holder is not an Affiliate of the Company, and has not been an Affiliate of the Company for the previous three months, and has satisfied the one-year holding period under Rule 144), or (iii) such shares are being sold, assigned or otherwise transferred pursuant to Rule 144; provided that with respect to clause (ii) or (iii) above, the applicable Holder has provided all documentation and evidence (which may include an opinion of counsel) as may reasonably be required by the Company or its transfer agent to confirm that the legend may be removed under applicable securities laws (the “Legend Removal Documents”). The Company shall cooperate with the applicable Holder covered by this Agreement to effect removal of the legend on such shares pursuant to this Section 6.19 as soon as reasonably practicable after delivery of notice from such Holder that the conditions to removal are satisfied (together with any Legend Removal Documents). The Company shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 6.19, provided that the applicable Holder shall be responsible for all fees and expenses (including of counsel for such Holder) incurred by such Holder with respect to delivering the Legend Removal Documents.

30

Article VII
OTHER COVENANTS OF THE COMPANY

Section 7.1             Committee Matters.

(a)            From and after the Closing Date and for so long as the Stockholder is entitled to designate at least one (1) Stockholder Nominee for nomination to the Board pursuant to Section 4.2, at least one Juniper Director shall serve as a member of each committee of the Board (other than the Audit Committee of the Board) and each subcommittee of any such committee; provided, however, that if the applicable Juniper Director is not an Independent Director and the inclusion of the Juniper Director would, as determined by the Board, reasonably be expected to have an adverse effect on the Company, the parties hereto will discuss in good faith the implementation of an arrangement whereby, as an alternative to the Juniper Director serving on such committee(s) and subcommittees, the Juniper Director would be provided with an opportunity to review materials furnished to such committee(s) or subcommittees and to propose items for inclusion on the agenda of any meeting of any such committee or subcommittee.

(b)            From and after the Closing Date and for so long as the Stockholder is entitled to designate at least one (1) Stockholder Nominee for nomination to the Board pursuant to Section 4.2, a Juniper Director shall be designated as the chairperson of the Compensation Committee of the Board.

Section 7.2             Business Opportunities.

(a)            The Company, on behalf of itself and its Subsidiaries, to the fullest extent permitted by applicable law, (i) acknowledges and affirms that the Investor Group and the Juniper Directors, (1) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in private equity, venture capital and other direct or indirect investments in corporations, joint ventures, limited liability companies and other entities (“Other Investments”), including Other Investments engaged in various aspects of businesses similar to those engaged in by the Company and its Subsidiaries (and related businesses) that may, are or will be competitive or overlap with, or are complementary to, the Company’s or any of its Subsidiaries’ businesses or that could be suitable for the Company’s or any of its Subsidiaries’ interests, (2) do business with clients, customers, vendors or lessors of any of the Company or its Affiliates or any other Person with which any of the Company or its Affiliates has a business relationship, (3) have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, or serve as officers of, Other Investments, and (4) may develop or become aware of business opportunities for Other Investments (the circumstances described in the foregoing clauses (1) through (4), each a “Corporate Opportunity”), (ii) hereby renounces and disclaims any interest or expectancy of the Company or its Subsidiaries in, or in being offered an opportunity to participate in any Corporate Opportunity that is offered or presented to, or that otherwise comes into the possession or knowledge of any member of the Investor Group or any Juniper Director (each, a “Renounced Business Opportunity”), (iii) acknowledges and affirms that no member of the Investor Group or any Juniper Director (A) shall have any obligation or duty to offer or present any Renounced Business Opportunity to the Company, any of its Subsidiaries or any of the Company’s stockholders, and any member of the Investor Group and any Juniper Director may, directly or indirectly, pursue, engage, participate or possess or own interests in, a Renounced Business Opportunity or (B) shall, solely by reason of such ownership, affiliation or action relating to a Renounced Business Opportunity, become subject to any duty to the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates and (iv) acknowledges and affirms that the Investor Group and the Juniper Directors may or will, as a result of or arising from the matters referenced in this Section 7.2, the nature of the Investor Group’s businesses and other factors, have conflicts of interest or potential conflicts of interest, and acknowledges and agrees that, to the fullest extent permitted by applicable law, (A) in the event of any conflict of interest related to a Renounced Business Opportunity between the Company or any of its Subsidiaries, on the one hand, and any Juniper Director or any member of the Investor Group, on the other hand, each Juniper Director and each member of the Investor Group may act in its best interest and (B) except as set forth in Section 7.3, none of the Juniper Directors or any member of the Investor Group shall (1) be obligated to reveal or otherwise disclose to the Company or any of its Subsidiaries confidential information belonging to or relating to the business or affairs of such Juniper Director or the Investor Group or (2) have any duty to the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates with respect to any Renounced Business Opportunity.

31

(b)           The Company hereby waives, to the fullest extent not prohibited by applicable law, any claim or cause of action against any Juniper Director or member of the Investor Group that may from time to time arise in respect of a breach by any such Person of any duty or obligation disclaimed under this Section 7.2. Notwithstanding anything to the contrary in this Section 7.2, the Company shall not be prohibited from pursuing any Renounced Business Opportunity as a result of this Section 7.2(b).

Section 7.3             Certain Opportunities. Notwithstanding anything to the contrary in Section 7.2, from the date hereof until the earlier to occur of (a) the termination of this Agreement and (b) the date on which the Stockholder has a Securities Ownership Percentage less than the Stockholder Nomination Threshold, if, following the date hereof, (i) the Stockholder receives an invitation to participate in, or otherwise acquires actual knowledge of, an opportunity to acquire, in one or a series of related transactions, oil and gas assets consisting primarily of operated and/or non-operated working interests covering lands located within the DJ Basin or the Powder River Basin or (ii) the Company (A) receives an invitation to participate in, or otherwise acquires actual knowledge of, an opportunity to acquire, in one or a series of related transactions, oil and gas assets consisting primarily of operated and/or non-operated working interests covering lands located within the DJ Basin or the Powder River Basin and (B) presents such opportunity to the Board for the Board’s consideration (the Stockholder or the Company, as applicable, in such capacity, the “Receiving Party”), the Receiving Party shall, to the extent legally permissible, notify the other party of any such opportunity as soon as reasonably practicable (provided that, in the case of any third-party confidentiality obligations, the Receiving Party shall work in good faith to permit disclosure to the other party to the maximum extent possible without violating any contract or applicable law); provided, however, that the Stockholder shall be under no obligation to notify the Company of any such opportunity to acquire, in one or a series of related transactions, such oil and gas assets that is for an aggregate purchase price of less than $5,000,000. Each party acknowledges and agrees that nothing in this Section 7.3 shall limit or restrict in any way the other party’s right to pursue, engage, participate or possess or own interests in, any such opportunity.

Section 7.4            Access to Information. From and after the date hereof until the Trigger Date:

(a)            the Company shall permit the Stockholder to visit and inspect the Company’s properties, to examine its books of accounts and records and to discuss its affairs, finances and accounts with the officers of the Company, upon reasonable advance request, during normal business hours, for a proper purpose reasonably related to the investment of the Stockholder and its Affiliates in the Company; provided, that any such information shall be subject to Section 8.12. The Stockholder shall bear any expenses incurred by the Stockholder pursuant to this Section 7.4;

32

(b)            upon the written request of the Stockholder, the Company shall provide the Stockholder, in addition to other information that might be reasonably requested by the Stockholder from time to time, (i) copies of all materials provided to the Board (or committee of the Board or subcommittee thereof), and (ii) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; provided, that any such information shall be subject to Section 8.12; and

(c)            the Juniper Directors shall be permitted to disclose to the Stockholder and the Stockholder’s Affiliates and representatives the information disclosed to the Juniper Directors as members of the Board or any committee of the Board or subcommittee thereof; provided, that such ability to disclose information shall in all circumstances be subject to such Person’s fiduciary duties as Directors, which duties shall include, without limitation, a restriction on sharing information subject to confidentiality by the Company with third parties if the Company has identified to the Juniper Directors or the Board that such information is confidential and the disclosure thereof by the Juniper Directors would cause a breach of such confidentiality obligation and any such representative shall enter into a customary and reasonable mutually acceptable confidentiality agreement with the Company. The Stockholder agrees to be liable to the Company for any breach of confidentiality or use of information by its Affiliates and representatives.

Section 7.5             No Amendment of Organizational Documents. Subject to Section 7.6, prior to the Termination Date, without the prior written approval of the Stockholder, the Company shall not, and shall cause each of its Subsidiaries not to, adopt, amend or modify (either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, reorganization, recapitalization, reclassification, waiver, statutory conversion, or otherwise), the certificate of incorporation or Bylaws (or equivalent organizational document) of the Company or any of its Subsidiaries in a way that materially, adversely and disproportionately affects the rights or privileges of the Stockholder or any of its Affiliates that owns Common Stock or other equity interests in the Company in their capacity as owners of Common Stock or other equity interests in the Company or any of its Subsidiaries in relation to any other owner of equity interests of the Company or any of its Subsidiaries. In furtherance and not in limitation of the foregoing, the Company shall not amend Section 3.2, Section 4.1 or the last paragraph of Section 8.1 of the Bylaws without the prior written consent of the Stockholder.

Section 7.6             Charter Amendment. Following the Closing, and subject to the fiduciary duties that the Directors may owe in such capacity, the resolutions or written consent of the Board with respect to its adoption and approval of the Parent Charter Amendment shall not be rescinded or modified in any way without the prior written consent of the Stockholder. In accordance with the Organizational Documents of the Company, the Board shall direct that the Parent Charter Amendment be submitted to the holders of Common Stock at the first annual meeting of the Company’s stockholders, and at every adjournment or postponement thereof, following the Closing Date and recommend that the Company’s stockholders approve the Parent Charter Amendment (provided, that, if the proxy statement relating to the annual meeting of the Company’s stockholders to be held in 2025 has been sent to the Company’s stockholders prior to the Closing, the Board shall not be required to direct that the Parent Charter Amendment be submitted to the holders of Common Stock at such meeting and the provisions of this Section 7.6 shall instead apply to the next annual meeting of the Company’s stockholders). The Company shall take all actions necessary or advisable to effect the foregoing, including ensuring that the Parent Charter Amendment is included in the proxy statement relating to such annual meeting and supporting the proposal in a manner no less rigorous and favorable than the manner in which the Company supports other proposals submitted by the Company to the Company’s stockholders.

33

Article VIII
MISCELLANEOUS

Section 8.1             Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, that, each notice party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

If to the Company, to:

Amplify Energy Corp.
500 Dallas Street, Suite 1700
Houston, Texas 77002
Attn: Eric Willis
Email:    Eric.Willis@amplifyenergy.com

With a copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP
609 Main Street,
Houston, Texas 77002
Attn: Matthew R. Pacey, P.C., Doug Bacon, P.C. and Kim Hicks, P.C.
E-mail:   matt.pacey@kirkland.com

doug.bacon@kirkland.com

kim.hicks@kirkland.com

If to the Stockholder, to:

c/o Juniper Capital Advisors, L.P.

2727 Allen Parkway, Suite 1850

Houston, TX 77019

Attn: Edward Geiser, Josh Schmidt, Legal

Email:    egeiser@juncap.com

jschmidt@juncap.com

legalnotices@juncap.com

34

With a copy to (which copy shall not constitute notice):

Gibson Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attention: Gerry Spedale, Michael Piazza and Jesse Myers

Email:    GSpedale@gibsondunn.com

MPiazza@gibsondunn.com

JPMyers@gibsondunn.com

or, if to a transferee of a Holder, to the transferee at the address specified by such transferee. All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when notice is sent to the sender that the recipient has read the message, if sent by e-mail; (iii) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; and (iv) upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 8.2             Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto, including subsequent Holders to the extent permitted herein.

Section 8.3             Assignment of Rights. Unless otherwise specified in this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by the Stockholder or any of its Affiliates without the prior written consent of the Company; provided, however, that any of the rights, interests or obligations of the Stockholder may be assigned to any of its Affiliates without the requirement of any such consent, and, following such assignment, such assignee shall be a Stockholder for all purposes hereunder. Any purported assignment in breach of this Section 8.3 shall be null and void ab initio.

Section 8.4             Specific Performance. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 8.16, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 8.4, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 8.4. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.4, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.5             Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

35

Section 8.6            Rules of Construction.

(a)            Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b)           The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c)            In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Authority includes any successor to that Authority; (iii) any applicable law refers to such applicable law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable law or other law include any successor to such section; and (iv) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

36

Section 8.7             Governing Law; Venue; Waiver of Jury Trial.

(a)            THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)            THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.7.

37

Section 8.8             Severability of Provisions. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall substitute a suitable and equitable provision therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such party shall not incur any liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order.

Section 8.9             Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with the Merger Agreement and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that (i) the Persons entitled to indemnification pursuant to Section 4.1 shall be express third-party beneficiaries of Section 6.8, Section 6.9, Section 6.10 and Section 6.11, (ii) each permitted transferee shall be an express third-party beneficiary of Section 2.2 and (iii) each Juniper Director shall be an express third-party beneficiary of Section 7.2.

Section 8.10           Amendment. Unless otherwise specified in this Agreement, this Agreement may be amended only by means of a written amendment signed by each of the parties hereto.

Section 8.11           Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Stockholder (and its transferees or assignees) and the Company shall have any obligation hereunder and that no recourse under this Agreement shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of the Stockholder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any Stockholder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Stockholder under this Agreement or for any claim based on, in respect of or by reason of such obligation or its creation.

38

Section 8.12           Confidentiality of Records.

(a)            Subject to Section 8.12(b), each of the parties hereto shall, and shall cause its Affiliates to, keep confidential, disclose only to its Affiliates or Permitted Parties (in the case of the Holder) or representatives (in the case of the Company) with a bona fide need to know, and use only in connection with the transactions contemplated by this Agreement all information and data obtained by them from the other party hereto or its Affiliates or its representatives relating to such other party or the transactions contemplated hereby (other than information or data that (i) is or becomes available to the public other than as a result of a breach of this Section 8.12, (ii) was available on a non-confidential basis prior to its disclosure to or by one party to another, or (iii) becomes available to one party hereto on a non-confidential basis from a source other than the other party hereto; provided, that, such source is not known by the receiving party to be bound by a confidentiality agreement with either of the non-receiving parties or their representatives and is not otherwise prohibited from transmitting the information to the receiving party by a contractual, legal or fiduciary obligation), unless disclosure of such information or data is required by applicable law, regulation or stock exchange listing standard or is requested by an Authority with competent jurisdiction over the disclosing party.

(b)           Notwithstanding the foregoing, but subject to compliance with the Company’s bona fide internal policies, and excluding any trade or business secrets, a Juniper Director may disclose to the Holder, the Permitted Parties and its and their relevant directors, officers and employees, in each case with a bona fide need to know, any and all information received or observed by him or her in his or her capacity as a Juniper Director; provided, that such information shall not be (i) used for any purpose other than, to the extent consistent with applicable law, (A) to monitor, oversee and make decisions with respect to the Holder’s investment in the Company; (B) to comply with the Holder’s obligations under this Agreement; (C) to exercise any of the Holder’s rights under this Agreement; (D) to collaborate with the Company and (E) in order to perform the proper functions of a Person’s employment or duties (clauses (A) through (D), the “Permitted Purposes”) or (ii) disclosed to any Affiliate of the Stockholder other than the Permitted Parties; provided, further, that the Stockholder will be allowed to disclose the types of information that are customary for private equity funds to provide their members, limited partners and partners, without the prior written consent of the Company, so long as (y) such Person is bound by confidentiality obligations to the Stockholder or its Affiliates and (z) no materials provided to members of the Board or committees thereof are disclosed. Notwithstanding anything in this Section 8.12(b) to the contrary but subject to the foregoing proviso, any competitively sensitive information (as determined in good faith by the Board and identified as such in writing to the Stockholder) or local pricing data may only be disclosed to (a) Internal Permitted Parties and (b) External Permitted Parties to whom such disclosure is made for a Permitted Purpose; provided that with respect to any such disclosure: (i) in accordance with applicable law, each Juniper Director shall be subject to his or her fiduciary duties as a Director with respect to sharing such information, which duties shall include, without limitation, a restriction on sharing information subject to confidentiality by the Company with third parties if the Company has identified to each Juniper Director in writing that such information is confidential and the disclosure thereof by each Juniper Director would cause a breach of such confidentiality obligation, (ii) such disclosure to External Permitted Parties is limited to the extent such disclosure is reasonably necessary for a Permitted Purpose and consistent with the internal policies and practices of the Stockholder and its Affiliates, and (iii) no such disclosure shall be permitted to the extent it adversely affects the attorney-client privilege of the Company.

39

(c)           Notwithstanding anything in Section 8.16 to the contrary, the provisions of this Section 8.12 shall terminate with respect to Holder and its Affiliates and representatives on the date that is 12 months following the Termination Date.

Section 8.13           Further Assurances. The Company and the Stockholder shall cooperate with each other and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

Section 8.14           Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 8.15           Action in Stockholder Capacity Only. The Stockholder has executed this Agreement solely in its capacity as the record holder or Beneficial Owner of Stockholder Securities and, except as set forth in Section 7.2, nothing herein shall limit or affect any actions or omissions taken by, or fiduciary duties of, any Juniper Director in his or her capacity as a Director to the extent permitted by applicable law.

Section 8.16            Termination. Unless otherwise specified herein, this Agreement shall terminate upon the earlier of (a) the Trigger Date and (b) the date on which the Stockholder provides written notice to the Company terminating this Agreement (such earlier date, the “Termination Date” with respect to such Holder); provided, however, that the provisions of Section 2.1, Section 3.1 and Article VI shall survive such termination in accordance with their respective terms.

Section 8.17           Adjustments. If there are any changes in the Capital Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations under this Agreement shall continue with respect to the Capital Stock as so changed. In the event that the Company effects the separation of any portion of its business or assets into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Holder will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into a stockholders agreement with the Holders that provides the Holders with rights vis-à -vis such NewCo that are substantially identical to those set forth in this Agreement, and each of the Holders shall enter into such agreement.

[Signature pages follow]

40

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

AMPLIFY ENERGY CORP.

By:
	Name:	Martyn Willsher
	Title:	President and Chief Executive Officer

[Signature Page to Stockholders Agreement]

STOCKHOLDER:

CENTURY OIL and GAS HOLDINGS, LLC

By:
	Name:	Edward Geiser
	Title:	Authorized Representative

NORTH PEAK OIL & GAS HOLDINGS, LLC

By:
	Name:	Edward Geiser
	Title:	Authorized Representative

[Signature Page to Stockholders Agreement]

Schedule 1.1(a)

Aggregate number of shares of the Company’s issued and outstanding Common Stock as of the date of the Merger Agreement:

39,941,920

Aggregate number of Stockholder Securities to be issued to the Stockholder and its Affiliates at Closing:

26,729,315

[Schedule 1.1(a) to Stockholders Agreement]

Schedule 1.1(b)

1.	Juniper Capital II, L.P.

2.	Juniper Capital III, L.P.

3.	Juniper NPR Partners, L.P.

4.	Juniper North Peak Partners, L.P.

5.	An entity wholly owned by any of the foregoing.

[Schedule 1.1(b) to Stockholders Agreement]

Exhibit C

Parent Charter Amendment

[see attached]

EXHIBIT C

SECOND CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMPLIFY ENERGY CORP.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Amplify Energy Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. This Second Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 21, 2016, as amended by that certain Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation dated August 6, 2019 (the “Certificate of Incorporation”).

2. The Certificate of Incorporation is hereby amended by amending and restating in its entirety the last paragraph of Article FIFTH thereof to read as follows:

“The number of directors of the Corporation shall be specified in, or determined in the manner provided in, the bylaws of the Corporation, provided that, so long as the Stockholders Agreement, dated as of [●], 2025, by and between the Corporation and the stockholders party thereto (the “Stockholders Agreement”) is in effect, the number of directors of the Corporation may not be changed, whether by amendment to the bylaws of the Corporation or otherwise, if doing so would violate any covenant of the Corporation in the Stockholder Agreement. No decrease in the number of directors shall shorten the term of any incumbent director. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot.”

3. The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the DGCL.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by [•], this [•] day of [•].

AMPLIFY ENERGY CORP.

By:
Name:
Title:

[Signature Page to Second Certificate of Amendment of Second Amended and Restated Certificate of Incorporation]

Annex A

1.	Longs Peak Resources, LLC

2.	North Silo Resources, LLC

3.	Century Oil and Gas South, LLC

4.	Century Oil and Gas, LLC

5.	Navigation Powder River, LLC

6.	Pine Haven Resources, LLC